UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 11-K

(Mark One)

☒	Annual Report Pursuant to Section 15(d) of the Securities Exchange Act of 1934

For the fiscal year ended December 31, 2018

OR

☐	Transition Report Pursuant to Section 15(d) of the Securities Exchange Act of 1934

Commission file number 001-09553

CBS 401(k) PLAN
(Full title of the plan)

CBS CORPORATION
(Name of issuer of the securities held pursuant to the plan)

51 West 52nd Street
New York, New York 10019
(Address of principal executive office)

CBS 401(k) PLAN

FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULES
DECEMBER 31, 2018 AND 2017

INDEX

Page
Report of Independent Registered Public Accounting Firm	1

Financial Statements:
Statements of Net Assets Available for Benefits at December 31, 2018 and 2017	2

Statement of Changes in Net Assets Available for Benefits for the Year Ended December 31, 2018	3

Notes to Financial Statements	4

Schedules
Supplemental Schedules:
Schedule H, line 4a - Schedule of Delinquent Participant Contributions	S - 1

Schedule H, line 4i - Schedule of Assets (Held at End of Year)	S - 2

All other schedules required by the Department of Labor's Rules and Regulations for Reporting and
Disclosure under the Employee Retirement Income Security Act of 1974 are omitted as not applicable or not required.

Signature

Exhibit:
23.1 Consent of Independent Registered Public Accounting Firm

Report of Independent Registered Public Accounting Firm

To the Administrator and Plan Participants of CBS 401(k) Plan

Opinion on the Financial Statements

We have audited the accompanying statements of net assets available for benefits of CBS 401(k) Plan (the “Plan”) as of December 31, 2018 and 2017 and the related statement of changes in net assets available for benefits for the year ended December 31, 2018, including the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2018 and 2017, and the changes in net assets available for benefits for the year ended December 31, 2018 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on the Plan’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Supplemental Information

The supplemental Schedule of Delinquent Participant Contributions for the year ended December 31, 2018 and Schedule of Assets (Held at End of Year) as of December 31, 2018 have been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental schedules are the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental schedules reconcile to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental schedules. In forming our opinion on the supplemental schedules, we evaluated whether the supplemental schedules, including their form and content, are presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental schedules are fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
New York, New York
June 27, 2019

We have served as the Plan's auditor since at least 1996. We have not been able to determine the specific year we began serving as auditor of the Plan.

CBS 401(k) PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
(In thousands)

	At December 31,
	2018	2017
Assets
Investments, at fair value	$2,593,649	$2,934,530
Synthetic guaranteed investment contracts, at contract value	1,061,103	1,133,811
Receivables:
Notes receivable from participants	26,197	27,458
Employee contributions	1,244	1,115
Employer contributions	2,662	3,732
Interest and dividends	3,704	3,749
Due from broker for securities sold	51	159
Total assets	3,688,610	4,104,554
Liabilities
Accrued expenses	1,297	1,370
Due to broker for securities purchased	97	15
Total liabilities	1,394	1,385
Net assets available for benefits	$3,687,216	$4,103,169
The accompanying notes are an integral part of these financial statements.

CBS 401(k) PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
(In thousands)

Year Ended
December 31, 2018
Additions to net assets attributed to:
Investment income:
Interest	$25,418
Dividends	13,246
Interest income on notes receivable from participants	1,283
Contributions:
Employee	104,278
Employer	32,853
Rollover	18,310
Total additions	195,388
Deductions from net assets attributed to:
Net depreciation in fair value of investments	(230,880)
Benefits paid to participants	(377,694)
Plan expenses	(2,767)
Total deductions	(611,341)
Net decrease	(415,953)
Net assets available for benefits, beginning of year	4,103,169
Net assets available for benefits, end of year	$3,687,216
The accompanying notes are an integral part of these financial statements.

CBS 401(k) PLAN
NOTES TO FINANCIAL STATEMENTS
(Tabular dollars in thousands)

NOTE 1 - PLAN DESCRIPTION
The following is a brief description of the CBS 401(k) Plan (the “Plan”) and is provided for general information only. Participants should refer to the Plan document, as amended, for more complete information regarding the Plan.

The Plan, sponsored by CBS Corporation (the “Company” or “CBS Corp.”), is a defined contribution plan offered on a voluntary basis to eligible employees of the Company and each of its subsidiaries that is included for participation.

Eligible full-time newly hired employees may enroll in the Plan immediately or are automatically enrolled following 60 days after hire or rehire and attainment of age 21, unless they elect not to participate. Part-time employees are automatically enrolled in the Plan on the first day of the month following the attainment of age 21 and completion of 1,000 hours of service within a consecutive twelve-month period, unless they already voluntarily enrolled upon meeting the age and service requirements or have elected not to participate. The Plan is subject to the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and is overseen by a retirement committee designated as the administrator of the Plan as defined under ERISA (the “Plan Administrator”) by the Company’s Board of Directors (the “Board”).

Exempt Party-in-Interest Transactions
Fidelity Management Trust Company (the “Trustee”) is the trustee and custodian and Fidelity Workplace Services LLC is the recordkeeper of the Plan. Certain Plan investments are shares of funds and bonds managed by the Trustee or shares and bonds of a company affiliated with CBS Corp., and therefore qualify as party-in-interest transactions. The fair value of these investments was $22 million at December 31, 2018 and $27 million at December 31, 2017, and these investments depreciated by $0.2 million for the year ended December 31, 2018. In addition, certain Plan investments are shares of CBS Corp. Class A Common Stock and Class B Common Stock (together, “CBS Corp. Common Stock”) and therefore qualify as party-in-interest transactions. The fair value of these investments was $219 million at December 31, 2018 and $341 million at December 31, 2017. For the year ended December 31, 2018, these investments depreciated by $80 million and earned dividends of $4 million. During the year ended December 31, 2018, the Plan sold $42 million of CBS Corp. Common Stock.

Participant Accounts
Each Plan participant’s account is credited with the participant’s contributions, the employer matching contributions, if applicable, and the participant’s share of the interest, dividends, and any realized or unrealized gains or losses of the Plan’s assets, net of certain Plan expenses.

Participants have the option of investing their contributions or existing account balances among various investment options. These investment options include common collective funds, registered investment companies (mutual funds), separately managed accounts, which primarily invest in common stocks, a fixed income fund and the CBS Corp. Class B Common Stock fund.

Within the Plan, the CBS Corp. Class A Common Stock fund and CBS Corp. Class B Common Stock fund are part of an Employee Stock Ownership Plan (“ESOP”). As a result, the Plan offers an ESOP dividend election under which Plan participants can elect to reinvest any ESOP dividends paid on vested shares back into the ESOP account in CBS Corp. Class B Common Stock or, for the CBS Corp. Class B Common Stock fund only, to receive the

CBS 401(k) PLAN
NOTES TO FINANCIAL STATEMENTS (Continued)
(Tabular dollars in thousands)

dividends as a cash payout. If a participant does not make an election, the dividends are reinvested in the ESOP account in the CBS Corp. Class B Common Stock fund.

Participants may also elect to open a self-directed brokerage account (“SDA”). Participants may not contribute directly to the SDA, but may transfer balances to the SDA from other investment funds except the fixed income fund. A participant may transfer up to 25% of his or her account balance (net of loans) to the SDA. The initial transfer to the SDA may not be less than $2,500 and there is no minimum for subsequent individual transfers.

Contributions
The Plan permits participants to contribute up to 50% of eligible annual compensation on a traditional before-tax, Roth 401(k) after-tax, or combination basis and up to 15% of eligible annual compensation on a traditional after-tax basis, subject to the Code limitations set forth below. Total combined contributions may not exceed 50% of eligible annual compensation. Roth 401(k) contributions and the related earnings can be withdrawn tax-free if certain requirements are met. The level of employer matching contributions is entirely at the discretion of the Board and is determined annually for all participants in the Plan. For 2018, the Board set the employer’s matching contribution at 60% of the first 5% of eligible compensation contributed on a before-tax or Roth 401(k) basis.

Participants may elect to invest their matching contributions in any investment option, including the CBS Corp. Class B Common Stock fund. If no option is elected by the participant, the matching contribution is invested in the Plan’s Qualified Default Investment Alternative (“QDIA”), a common collective fund that is primarily invested in a mix of equities and bonds appropriate for the participant’s target retirement year, which is assumed to be at age 65.

Upon date of hire and, effective on the 60th day following the date upon which an employee becomes eligible to participate in the Plan, newly hired employees are deemed to have authorized the Company to make before-tax contributions to the Plan in an amount equal to 5% of the employee’s eligible compensation. However, a deemed authorization does not take effect if, during the 60-day period, the employee elects not to participate in the Plan or to participate at a different contribution rate.

The Code limits the amount of annual participant contributions that can be made on a before-tax or Roth 401(k) basis to $18,500 for 2018. Total compensation considered under the Plan, based on Code limits, could not exceed $275,000 for 2018. The Code also limits annual aggregate participant and employer contributions to the lesser of $55,000 or 100% of compensation in 2018. All contributions made to the Plan on an annual basis may be further limited due to certain nondiscrimination requirements prescribed by the Code.

All participants who have attained age 50 before the close of the Plan year (calendar year) are eligible to make catch-up contributions. These contributions are not treated as matchable contributions. Catch-up contributions can be made if the eligible participant makes the maximum $18,500 contribution permitted for the plan year. The limit for catch-up contributions was $6,000 in 2018.

Vesting
Participants in the Plan are immediately vested in their own contributions and earnings thereon. Employer matching contributions vest at 20% per year of service, becoming fully vested after five years of service. In May 2019, the Plan was amended to provide that, effective July 1, 2019, employer matching contributions will vest one-third per year of service, becoming fully vested after three years of service. If a participant’s employment terminates prior to being vested in their employer matching contributions, the non-vested portion of their account is forfeited and may be used to reduce future employer matching contributions and to pay administrative expenses. Forfeitures are recorded at the time vested benefits are distributed or as of the close of the fifth consecutive year of break in service if no distribution was elected. During 2018, the Company utilized forfeitures of approximately $2,431,000 to reduce

CBS 401(k) PLAN
NOTES TO FINANCIAL STATEMENTS (Continued)
(Tabular dollars in thousands)

matching contributions and approximately $386,000 to pay administrative expenses. As of December 31, 2018 and 2017, the Company had forfeitures of approximately $296,000 and $1,467,000, respectively, available to be used as noted above.

Notes Receivable from Participants
Eligible participants may request a loan for up to the lesser of 50% of the participant’s vested account balance or $50,000, reduced by the highest outstanding balance of any Plan loan made to the participant during the twelve-month period ending on the day before the loan is made. The minimum loan available to a participant is $500. The interest rate on participant loans is one percentage point above the annual prime commercial rate (as published in The Wall Street Journal) on the first day of the calendar month in which the loan is approved. Principal and interest is payable through payroll deductions. Only one loan may be outstanding at any time. Participants may elect repayment periods from 12 to 60 months commencing as soon as administratively possible following the distribution of the loan proceeds to the participant. The Plan allows participants to elect a repayment term of up to 300 months for loans used for the acquisition of a principal residence. Repayments of loan principal and interest are allocated in accordance with the participant’s current investment elections. Loans outstanding at December 31, 2018 carry interest rates ranging from 4.25% to 9.25%.

Distributions and Withdrawals
Earnings on employee contributions (other than after-tax contributions) and employer contributions are not subject to income tax until they are distributed or withdrawn from the Plan.

Participants in the Plan, or their beneficiaries, may receive their vested account balances in a lump sum, in installments over a period of up to 20 years, or in partial distributions of the account balance in the event of retirement, termination of employment, disability or death. For vested account balances invested in the CBS Corp. Class A Common Stock fund and CBS Corp. Class B Common Stock fund, participants may elect to receive distributions in cash or whole shares. In general, participants must receive a required minimum distribution upon attainment of age 70 1/2 unless they are still employed.

Participants in the Plan may withdraw part or all of their after-tax and rollover contributions and the vested portion of employer matching contributions. Upon attainment of age 59 1/2, participants may also withdraw all or part of their before-tax or Roth 401(k) contributions and earnings thereon. The Plan limits participants to two of the above withdrawal elections in each Plan year.

A participant may obtain a financial hardship withdrawal of the vested portion of employer matching contributions and employee before-tax or Roth 401(k) contributions provided that the requirements for hardship are met and only to the extent required to relieve such financial hardship. There is no restriction on the number of hardship withdrawals permitted.

When a participant terminates employment with the Company, the full value of employee contributions and earnings thereon plus the value of all vested employer matching contributions and earnings thereon are eligible for distribution and can be rolled over to a tax qualified retirement plan or an Individual Retirement Account (“IRA”) or remain in the Plan rather than being distributed. If the vested account balance is $1,000 or less and the participant does not make an election to rollover the vested account balance, it will be automatically paid in a single lump sum cash payment, and taxes will be withheld from the distribution.

Plan Expenses
Trustee fees and fees for investment of Plan assets are charged to the Plan’s investment funds. Certain administrative expenses such as fees for accounting, investment consulting and employee communications may be

CBS 401(k) PLAN
NOTES TO FINANCIAL STATEMENTS (Continued)
(Tabular dollars in thousands)

paid by the Plan using forfeitures or may be paid by the Company. Recordkeeping fees are paid from participant accounts. For 2018, approximately $1,459,000 was paid to the Trustee, a party-in-interest, and its affiliates for services provided during the year.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Accounting
The financial statements are prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). Certain amounts reported for the prior year have been reclassified to conform to the current year’s presentation.

In accordance with Financial Accounting Standards Board (“FASB”) guidance, investments are reported at fair value, except for fully benefit-responsive investment contracts which are reported at contract value. Contract value was determined to be the relevant measurement for the portion of net assets available for benefits attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan. The Statement of Changes in Net Assets Available for Benefits is prepared on a contract value basis with respect to the fully benefit-responsive investment contracts.

Investment Valuation
Short-term money market investments are carried at amortized cost which approximates fair value due to the short-term maturity of these investments. Investments in common stock are reported at fair value based on quoted market prices on national security exchanges. Investments in registered investment companies are reported at fair value based on quoted market prices in active markets. The fair value of investments in separately managed accounts is determined by the Trustee based upon the fair value of the underlying securities. The fair values of investments in common collective funds are determined using the net asset value per share (“NAV”) provided by the administrator of the fund. The NAV is determined by each fund’s trustee based upon the fair value of the underlying assets owned by the fund, less liabilities, divided by the number of outstanding units. The common collective funds have daily redemptions and one day trading terms. The common collective funds have no unfunded commitments at December 31, 2018. The fair value of fixed income, asset-backed and mortgage-backed securities is determined by independent pricing sources based on quoted market prices, when available, or using valuation models which incorporate certain other observable inputs including recent trading activity for comparable securities and broker quoted prices. Cash and cash equivalents are valued at cost plus accrued interest, which approximates fair value.

As part of their investment strategy, the managers of the fixed income fund, which invests in synthetic guaranteed investment contracts, may use derivative financial instruments for various purposes, including managing exposure to sector risk or movements in interest rates, extending the duration of the investment portfolio and as a substitute for cash securities. The derivative instruments typically used are interest rate futures and swaps. Interest rate swaps are recorded at fair value and marked-to-market through the duration of the contract term with an offsetting increase to unrealized appreciation (depreciation). Futures are marked-to-market and settled daily. The daily receipt or payment is recognized as unrealized appreciation (depreciation) until the contract is closed at which time the total fair value of the futures contract is recognized as a realized gain (loss).

The Plan invests in fully benefit-responsive synthetic guaranteed investment contracts through the fixed income fund. The contract value of these contracts represents the aggregate amount of deposits thereto, plus interest at the contract rate, less withdrawals.

CBS 401(k) PLAN
NOTES TO FINANCIAL STATEMENTS (Continued)
(Tabular dollars in thousands)

Security Transactions and Income Recognition
Purchases and sales of securities are recorded on the trade date. The average cost basis is used to determine gains or losses on security dispositions. Interest income is accrued as earned and dividend income is recorded on the ex-dividend date.

Net appreciation or depreciation in the fair value of investments, included in the Statement of Changes in Net Assets Available for Benefits, consists of the realized gains and losses and the unrealized appreciation and depreciation on those investments presented at fair value.

Notes Receivable from Participants
Notes receivable from participants are measured at their unpaid principal balance plus any accrued but unpaid interest. Delinquent participant loans are reclassified as distributions based upon the terms of the Plan.

Payment of Benefits
Benefit payments are recorded when paid.

Use of Estimates
The preparation of financial statements in conformity with GAAP requires the Plan to make estimates and assumptions, such as those regarding the fair value of investments, that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of changes in net assets available for benefits during the reporting period. Actual results could differ from those estimates.

Accounting Pronouncements Not Yet Adopted
Changes to the Disclosure Requirements for Fair Value Measurements
In August 2018, the FASB issued amended guidance that eliminates, adds and modifies certain disclosure requirements for fair value measurements. This guidance, which is effective for annual periods beginning after December 15, 2019, with early adoption permitted, is not expected to have an impact on the Plan's financial statements.
Employee Benefit Plan Master Trust Reporting
In February 2017, the FASB issued guidance on the reporting requirements for employee benefit plans that hold an interest in a master trust. Under this guidance, an employee benefit plan that has an interest in a master trust will be required to present that interest and any change in the value of that interest in separate line items on the statement of net assets available for benefits and on the statement of changes in net assets available for benefits, respectively. Employee benefit plans will also have to disclose the other assets and liabilities of the master trust, as well as the dollar amount of its interest in these balances, and the dollar amount of its interest in the investments of the master trust by general type. This guidance, which is effective for annual reporting periods beginning after December 15, 2018, is not expected to have an impact on the Plan’s financial statements as the Plan does not have an interest in a master trust.
NOTE 3 - RISKS AND UNCERTAINTIES
The Plan provides for various investment options. Investment securities are exposed to various risks such as market, interest rate and credit risk. Market values of investments could decline for several reasons including changes in prevailing markets and interest rates, increases in defaults, and credit rating downgrades. Due to the level of risk associated with certain investment securities and the level of uncertainty related to changes in the value of such

CBS 401(k) PLAN
NOTES TO FINANCIAL STATEMENTS (Continued)
(Tabular dollars in thousands)

securities, it is at least reasonably possible that changes in investment values in the near term could materially affect participants’ account balances and the amounts reported in the Statements of Net Assets Available for Benefits and the related Statement of Changes in Net Assets Available for Benefits.

NOTE 4 - INVESTMENTS AT CONTRACT VALUE
The Plan invests in synthetic guaranteed investment contracts, which provide for the repayment of principal plus interest through benefit-responsive wrapper contracts. A wrapper contract is issued by a third party insurance company, financial institution or bank, and is held in combination with fixed income securities to form a synthetic guaranteed investment contract. The interest crediting rate on synthetic guaranteed investment contracts reflects the yield of the associated fixed income investments, plus the amortization of realized and unrealized gains and losses on those investments, typically over the duration of the investments. Interest crediting rates are reset on a monthly or quarterly basis, and the wrapper contracts provide that adjustments to the interest crediting rate cannot result in a future interest crediting rate that is less than zero. Certain factors can influence the future interest crediting rates, including the level of market interest rates, the amount and timing of participant contributions and withdrawals, and the returns generated by the fixed income investments that are associated with the synthetic guaranteed investment contract.

Certain employer initiated events may limit the ability of the Plan to transact at contract value with the issuer. These events include, but are not limited to, full or partial termination of the Plan, a material adverse change to the provisions of the Plan, an employer election to withdraw from the contract to switch to a different investment provider, an employer’s bankruptcy, layoffs, plant closings, corporate spin-offs, mergers, divestitures or other workforce restructurings, or if the terms of a successor plan do not meet the contract issuer’s underwriting criteria for issuance of a replacement contract with identical terms. The Plan Administrator believes that no events are probable of occurring that may limit the ability of the Plan to transact at contract value.

The contract issuer is permitted to terminate the fully benefit-responsive investment contracts with the Plan and settle at an amount different from contract value in certain events, including loss of the Plan’s qualified status, an uncured material breach of responsibility, or material adverse changes to the provisions of the Plan.

At December 31, 2018 and 2017, the contract value of the Plan’s synthetic guaranteed investment contracts was $1.06 billion and $1.13 billion, respectively.

NOTE 5 - FAIR VALUE MEASUREMENTS
The following tables set forth the Plan’s financial assets measured at fair value on a recurring basis at December 31, 2018 and 2017. See Note 2 for the valuation methodology used to measure the fair value of these investments. There have been no changes to the methodologies used to measure the fair value of each asset from December 31, 2017 to December 31, 2018. These assets have been categorized according to the three-level fair value hierarchy established by the FASB, which prioritizes the inputs used in measuring fair value. Level 1 is based on quoted prices for the asset in active markets. Level 2 is based on inputs that are observable other than quoted market prices in Level 1, such as quoted prices for the asset in inactive markets or quoted prices for similar assets. Level 3 is based on unobservable inputs reflecting the Plan’s own assumptions about the assumptions that market participants would use in pricing the asset. The asset’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques maximize the use of relevant observable inputs and minimize the use of unobservable inputs.

CBS 401(k) PLAN
NOTES TO FINANCIAL STATEMENTS (Continued)
(Tabular dollars in thousands)

At December 31, 2018	Level 1	Level 2	Level 3	Total
Self-directed accounts (a)	$30,957	$5,792	$—	$36,749
Separately managed accounts:
Wellington Growth Portfolio (b)	180,379	533	—	180,912
Dodge & Cox Value Equity Fund (b)	132,678	6,193	—	138,871
CBS Corp. Common Stock funds (c)	218,801	1,848	—	220,649
Registered investment companies (d)	222,661	—	—	222,661
Money market funds (e)	—	13,409	—	13,409
Total assets in fair value hierarchy	$785,476	$27,775	$—	$813,251
Common collective funds measured at net asset value				1,780,398
Investments, at fair value				$2,593,649

At December 31, 2017	Level 1	Level 2	Level 3	Total
Self-directed accounts (a)	$33,309	$4,562	$—	$37,871
Separately managed accounts:
Wellington Growth Portfolio (b)	185,141	1,435	—	186,576
Dodge & Cox Value Equity Fund (b)	161,574	3,455	—	165,029
CBS Corp. Common Stock funds (c)	340,749	2,560	—	343,309
Registered investment companies (d)	237,492	—	—	237,492
Money market funds (e)	—	18,553	—	18,553
Total assets in fair value hierarchy	$958,265	$30,565	$—	$988,830
Common collective funds measured at net asset value				1,945,700
Investments, at fair value				$2,934,530

(a)	Primarily invested in common stock and registered investment companies. Assets categorized as Level 2 reflect investments in money market funds.

(b)	Primarily invested in large capitalization equities. Assets categorized as Level 2 reflect investments in money market funds.

(c)	Assets categorized as Level 2 reflect investments in money market funds.

(d)	Primarily invested in small capitalization equities.

(e)	Primarily invested in U.S. government securities and U.S. government agency securities.

NOTE 6 - INCOME TAX STATUS
The Internal Revenue Service (“IRS”) issued a favorable determination letter dated January 13, 2015, indicating that the Plan document satisfied the requirements of Section 401(a) of the Code and that the trust thereunder is exempt from federal income taxes under the provisions of Section 501(a) of the Code. The Plan Administrator believes that, although the Plan has been amended subsequent to the date of the IRS determination, it is designed and is currently being operated in compliance with the applicable provisions of the Code. In addition, the Plan Administrator has concluded that as of December 31, 2018, there are no uncertain tax positions taken or expected to be taken that require recognition of an asset or liability or disclosure in the financial statements. The Plan is subject to routine audits by taxing jurisdictions. The Plan Administrator believes it is no longer subject to income tax examinations for years prior to 2015.

NOTE 7 - TERMINATION PRIORITIES
Although the Company anticipates that the Plan will continue indefinitely, it reserves the right, by action of its Board, to amend or terminate the Plan provided that such action does not retroactively reduce earned participant benefits. In the event of termination of the Plan, participants become fully vested. Upon termination, the Plan provides that the net assets of the Plan would be distributed to participants based on their respective account balances.

CBS 401(k) PLAN
NOTES TO FINANCIAL STATEMENTS (Continued)
(Tabular dollars in thousands)

NOTE 8 - RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500
The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500:

	At December 31,
	2018	2017
Net assets available for benefits per the financial statements	$3,687,216	$4,103,169
Participant loans deemed distributed	(1,497)	(1,423)
Adjustment from contract value to fair value for fully benefit-responsive investment contracts	(4,717)	15,901
Net assets available for benefits per the Form 5500	$3,681,002	$4,117,647
The following is a reconciliation of the net decrease in net assets available for benefits as reflected in the financial statements to the Form 5500:

Year Ended December 31, 2018
Net decrease in net assets available for benefits per the financial statements	$(415,953)
Participant loans deemed distributed at December 31, 2018	(1,497)
Participant loans deemed distributed at December 31, 2017	1,423
Adjustment from contract value to fair value for fully benefit-responsive investment contracts at December 31, 2018	(4,717)
Adjustment from contract value to fair value for fully benefit-responsive investment contracts at December 31, 2017	(15,901)
Net decrease in net assets available for benefits per the Form 5500	$(436,645)

SCHEDULE H, line 4a

CBS 401(k) PLAN
SCHEDULE OF DELINQUENT PARTICIPANT CONTRIBUTIONS
For the year ended December 31, 2018
(Dollars in thousands)

Participant Contributions Transferred late to Plan	Total That Constitute Nonexempt Prohibited Transactions			Total Fully Corrected Under Voluntary
Check Here If Late Participant Loan				Fiduciary Correction Program (VFCP) and
Repayments Are Included ☒	Contributions Not Corrected	Contributions Corrected Outside VFCP	Contributions Pending Correction in VFCP	Prohibited Transaction Exemption 2002-51

$—	$—	$104	$—	$—

SCHEDULE H, line 4i

CBS 401(k) PLAN
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
December 31, 2018
(Dollars in thousands)

	Identity of issue, borrower, lessor or similar party	Maturity and Interest Rates	Cost (5)	Current Value
	Self-Directed Accounts (1)			$36,749

	Corporate Common Stock Funds
*	CBS Corporation Class A Common Stock			508
*	CBS Corporation Class B Common Stock			218,293
*	Fidelity Institutional Money Market Government Portfolio			1,848
	Total Corporate Common Stock Funds			220,649

	Mutual Funds
	DFA U.S. Small Cap Fund			96,811
	Vanguard Total International Stock Index Fund			125,850
*	Fidelity Institutional Money Market Government Portfolio			13,409
	Total Mutual Funds			236,070

	Common Collective Funds
	BlackRock S&P 500 Index Fund			659,284
	BNY Mellon Aggregate Bond Index Fund			205,153
	BlackRock Extended Equity Market Fund			131,641
	BlackRock LifePath 2040 Fund			128,787
	BlackRock LifePath 2050 Fund			117,753
	BlackRock LifePath 2020 Fund			98,761
	BlackRock LifePath 2045 Fund			91,507
	Invesco International Growth Fund			65,270
	BlackRock LifePath 2030 Fund			62,971
	BlackRock LifePath Retirement Fund			58,662
	BlackRock LifePath 2025 Fund			58,399
	BlackRock LifePath 2035 Fund			57,542
	BlackRock LifePath 2055 Fund			41,765
	BlackRock LifePath 2060 Fund			2,903
	Total Common Collective Funds			1,780,398

	Separately Managed Accounts
	Wellington Growth Portfolio (2)			180,912
	Dodge & Cox Value Equity Fund (2)			138,871
	Total Separately Managed Accounts			319,783

	Synthetic Guaranteed Investment Contracts (3)
	Transamerica Premier Life Insurance Company MDA01263TR	Evergreen and variable %		381,741
	Lincoln National Life Insurance Company BVW0024G	Evergreen and variable %		313,913
	Prudential Insurance Company of America GA-62413	Evergreen and variable %		262,026
	State Street Bank and Trust Company No. 108002	Evergreen and variable %		98,706
	Total Synthetic Guaranteed Investment Contracts			1,056,386

*	Notes receivable from participants (4)	Maturity dates ranging from 2019 to 2043 and interest rates ranging from 4.25% to 9.25%		24,700

	Total investments, at fair value and notes receivable from participants			$3,674,735

*	Identified as a party-in-interest to the Plan.
(1)	Includes $7 million of investments identified as party-in-interest transactions to the Plan.
(2)	Refer to Attachment A for listing of assets relating to these accounts.
(3)	Refer to Attachment B for listing of assets relating to these contracts.
(4)	Does not include participant loans deemed distributed.
(5)	There are no non-participant directed investments.

Attachment A
(In thousands)

Identity of Issuer	Description	Cost	Current Value
2U INC	COMMON STOCK		$1,115
ACTIVISION BLIZZARD INC	COMMON STOCK		1,580
ADOBE INC	COMMON STOCK		3,733
ADVANCED MICRO DEVICES INC	COMMON STOCK		1,391
ALIBABA GROUP HOLDING LTD SPON ADR	COMMON STOCK		1,652
ALLIANCE DATA SYSTEMS CORP	COMMON STOCK		544
ALPHABET INC CL C	COMMON STOCK		12,616
AMAZON.COM INC	COMMON STOCK		10,864
AMERICAN TOWER CORP	COMMON STOCK		3,413
AMETEK INC NEW	COMMON STOCK		1,605
APPLE INC	COMMON STOCK		5,676
AUTODESK INC	COMMON STOCK		3,071
CANADIAN NATL RAILWAY CO	COMMON STOCK		477
CDW CORPORATION	COMMON STOCK		2,488
COGNEX CORP	COMMON STOCK		814
CONSTELLATION BRANDS INC CL A	COMMON STOCK		3,004
COSTAR GROUP INC	COMMON STOCK		267
DANAHER CORP	COMMON STOCK		951
DEXCOM INC	COMMON STOCK		1,791
DOCUSIGN INC	COMMON STOCK		651
EBAY INC	COMMON STOCK		1,347
EDWARDS LIFESCIENCES CORP	COMMON STOCK		3,849
ELANCO ANIMAL HEALTH INC	COMMON STOCK		211
EQUIFAX INC	COMMON STOCK		2,014
FACEBOOK INC CL A	COMMON STOCK		2,975
FLEETCOR TECHNOLOGIES INC	COMMON STOCK		3,987
FORTUNE BRANDS HOME & SEC INC	COMMON STOCK		803
GARTNER INC	COMMON STOCK		1,344
GLOBAL PAYMENTS INC	COMMON STOCK		2,565
HILTON WORLDWIDE HOLDINGS INC	COMMON STOCK		2,578
HOME DEPOT INC	COMMON STOCK		5,126
IHS MARKIT LTD	COMMON STOCK		2,783
INTERCONTINENTAL EXCHANGE INC	COMMON STOCK		2,353
LOCKHEED MARTIN CORP	COMMON STOCK		2,955
MARKEL CORP	COMMON STOCK		2,272
MARKETAXESS HLDGS INC	COMMON STOCK		1,444
MARSH & MCLENNAN COS INC	COMMON STOCK		2,006
MASTERCARD INC CL A	COMMON STOCK		6,416
MICROCHIP TECHNOLOGY	COMMON STOCK		2,163
MICROSOFT CORP	COMMON STOCK		13,131
MONSTER BEVERAGE CORP	COMMON STOCK		2,820
MSCI INC	COMMON STOCK		1,927
NETFLIX INC	COMMON STOCK		2,245
NIKE INC CL B	COMMON STOCK		847
NORTHROP GRUMMAN CORP	COMMON STOCK		1,999
O'REILLY AUTOMOTIVE INC	COMMON STOCK		2,202
PAYPAL HLDGS INC	COMMON STOCK		4,143
PROGRESSIVE CORP OHIO	COMMON STOCK		2,393
ROSS STORES INC	COMMON STOCK		1,548
S&P GLOBAL INC	COMMON STOCK		1,601
SALESFORCE.COM INC	COMMON STOCK		3,188
SERVICENOW INC	COMMON STOCK		4,279
SHERWIN WILLIAMS CO	COMMON STOCK		1,466
SPOTIFY TECHNOLOGY SA	COMMON STOCK		1,355
SS&C TECHNOLOGIES HOLDINGS INC	COMMON STOCK		2,435
STATE STREET GOVERNMENT SHORT TERM INVESTMENT FUND	MUTUAL FUND		533
TD AMERITRADE HOLDING CORP	COMMON STOCK		1,567
TENCENT HOLDINGS LTD UNS ADR	COMMON STOCK		1,167
THE BOOKING HOLDINGS INC	COMMON STOCK		2,429
THERMO FISHER SCIENTIFIC INC	COMMON STOCK		2,053
TJX COMPANIES INC NEW	COMMON STOCK		949
TRANSUNION	COMMON STOCK		3,208
UNDER ARMOUR INC CL A	COMMON STOCK		1,606
UNITEDHEALTH GROUP INC	COMMON STOCK		4,169
VISA INC CL A	COMMON STOCK		5,101
WAYFAIR INC	COMMON STOCK		924
WORKDAY INC CL A	COMMON STOCK		2,774
NET PAYABLES			(41)
	WELLINGTON GROWTH PORTFOLIO		$180,912

Attachment A
(In thousands)

Identity of Issuer	Description	Cost	Current Value
AEGON NV (NY REGD) NEW YORK REGISTERED SHARES	COMMON STOCK		$744
ALNYLAM PHARMACEUTICALS INC	COMMON STOCK		503
ALPHABET INC CL A	COMMON STOCK		418
ALPHABET INC CL C	COMMON STOCK		4,155
AMERICAN EXPRESS CO	COMMON STOCK		3,527
ANADARKO PETROLEUM CORP	COMMON STOCK		2,674
APACHE CORP	COMMON STOCK		1,599
ASTRAZENECA PLC SPONS ADR	COMMON STOCK		3,133
AT&T INC	COMMON STOCK		1,057
BAKER HUGHES A GE CO	COMMON STOCK		1,721
BALL CORP	COMMON STOCK		225
BANK OF AMERICA CORPORATION	COMMON STOCK		3,817
BANK OF NEW YORK MELLON CORP	COMMON STOCK		3,224
BB&T CORP	COMMON STOCK		1,170
BRIGHTHOUSE FINANCIAL INC	COMMON STOCK		469
BRISTOL-MYERS SQUIBB CO	COMMON STOCK		2,859
CAPITAL ONE FINANCIAL CORP	COMMON STOCK		3,779
CELANESE CORP	COMMON STOCK		1,350
CHARTER COMMUNICATIONS INC A	COMMON STOCK		4,440
CIGNA CORP	COMMON STOCK		3,430
CISCO SYSTEMS INC	COMMON STOCK		2,166
COMCAST CORP CL A	COMMON STOCK		5,857
CONCHO RESOURCES INC	COMMON STOCK		771
CVS HEALTH CORP	COMMON STOCK		1,323
DANAHER CORP	COMMON STOCK		928
DELL TECHNOLOGIES INC CL C	COMMON STOCK		602
DISH NETWORK CORP A	COMMON STOCK		657
FEDEX CORP	COMMON STOCK		3,219
GAP INC	COMMON STOCK		340
GILEAD SCIENCES INC	COMMON STOCK		1,351
GLAXOSMITHKLINE PLC SPONS ADR	COMMON STOCK		2,866
GOLDMAN SACHS GROUP INC	COMMON STOCK		2,339
HALLIBURTON CO	COMMON STOCK		872
HARLEY-DAVIDSON INC	COMMON STOCK		441
HEWLETT PACKARD ENTERPRISE CO	COMMON STOCK		2,510
HP INC	COMMON STOCK		2,353
INCYTE CORP	COMMON STOCK		305
JOHNSON CONTROLS INTERNATIONAL PLC	COMMON STOCK		2,670
JPMORGAN CHASE & CO	COMMON STOCK		3,514
JUNIPER NETWORKS INC	COMMON STOCK		1,090
LILLY (ELI) & CO	COMMON STOCK		2,465
MATTEL INC	COMMON STOCK		475
MAXIM INTEGRATED PRODUCTS INC	COMMON STOCK		686
MEDTRONIC PLC	COMMON STOCK		700
METLIFE INC	COMMON STOCK		2,792
MICRO FOCUS INTERNATIONAL PLC SPND ADR	COMMON STOCK		795
MICROCHIP TECHNOLOGY	COMMON STOCK		1,625
MICROSOFT CORP	COMMON STOCK		4,469
MOLSON COORS BREWING CO B	COMMON STOCK		696
NATIONAL OILWELL VARCO INC	COMMON STOCK		635
NEWS CORP NEW CL A	COMMON STOCK		234
NOVARTIS AG SPON ADR	COMMON STOCK		3,724
OCCIDENTAL PETROLEUM CORP	COMMON STOCK		2,167
QURATE RETAIL INC	COMMON STOCK		1,347
SANOFI SPON ADR	COMMON STOCK		4,106
SCHLUMBERGER LTD	COMMON STOCK		1,371
SCHWAB CHARLES CORP	COMMON STOCK		4,361
SPRINT CORP	COMMON STOCK		750
STATE STREET GOVERNMENT SHORT TERM INVESTMENT FUND	MUTUAL FUND		6,193
SYNOPSYS INC	COMMON STOCK		42
TARGET CORP	COMMON STOCK		211
TE CONNECTIVITY LTD	COMMON STOCK		1,777
THE BOOKING HOLDINGS INC	COMMON STOCK		2,067
TWENTY FIRST CENTURY FOX CL B	COMMON STOCK		956
TWENTY FIRST CENTURY FOX INC-A	COMMON STOCK		2,983
UNION PACIFIC CORP	COMMON STOCK		1,106
UNITED TECHNOLOGIES CORP	COMMON STOCK		1,821
UNITEDHEALTH GROUP INC	COMMON STOCK		2,167
WEATHERFORD INTERNATIONA PLC	COMMON STOCK		36
WELLS FARGO & CO	COMMON STOCK		5,024
ZAYO GROUP HOLDINGS INC	COMMON STOCK		697
NET PAYABLES			(75)
	DODGE & COX VALUE EQUITY FUND		$138,871

Attachment B
(In thousands)

Identity of Issuer	Maturity Dates	Interest Rates	Description	Current Value
ABBOTT LABS GLB	11/30/2021	2.9000%	BOND	$817
ABBOTT LABS GLB	11/30/2023	3.4000%	BOND	70
ABBVIE INC	5/14/2021	2.3000%	BOND	29
ABBVIE INC	5/14/2020	2.5000%	BOND	1,530
ABBVIE INC	5/14/2023	2.8500%	BOND	202
ABBVIE INC	5/14/2023	2.8500%	BOND	482
ABBVIE INC	5/14/2026	3.2000%	BOND	185
ABBVIE INC	5/14/2025	3.6000%	BOND	110
ABBVIE INC	5/14/2025	3.6000%	BOND	96
ABBVIE INC	11/14/2023	3.7500%	BOND	5
ABBVIE INC	11/14/2023	3.7500%	BOND	99
ABN AMRO BANK MTN	1/19/2021	2.6500%	BOND	197
ABN AMRO BANK NV	8/27/2021	3.4000%	BOND	339
ABN AMRO BANK NV	8/27/2021	3.4000%	BOND	549
ACCESS GROUP INC DEL	6/22/2022	2.9738%	ASSET BACKED SECURITIES	5
CHUBB INA HOLDINGS INC	3/13/2023	2.7000%	BOND	107
ACTAVIS FUNDING SCS	3/15/2022	3.4500%	BOND	2,924
ACTAVIS FUNDING SCS	3/15/2025	3.8000%	BOND	280
ACTAVIS FUNDING SCS	6/15/2024	3.8500%	BOND	59
ACTAVIS FUNDING SCS	6/15/2024	3.8500%	BOND	394
ACTIVISION BLIZZARD INC	9/15/2021	2.3000%	BOND	58
ACTIVISION BLIZZARD INC	6/15/2027	3.4000%	BOND	90
ACTIVISION BLIZZARD INC	9/15/2026	3.4000%	BOND	216
AEP TEXAS INC	10/1/2022	2.4000%	BOND	58
AEP TEXAS INC	6/1/2028	3.9500%	BOND	40
AERCAP IRELAND CAP LTD	7/3/2023	4.1250%	BOND	438
AERCAP IRELAND CAP LTD	1/23/2023	3.3000%	BOND	261
AETNA INC	11/15/2022	2.7500%	BOND	14
AETNA INC	11/15/2024	3.5000%	BOND	44
AFRICAN DEV BK GLBL MTSN BE	3/22/2021	2.6250%	BOND	1,741
AFRICAN DEV BK GLBL MTSN BE	3/22/2021	2.6250%	BOND	1,371
AFRICAN DEVELOPMENT BANK	7/14/2021	2.3100%	BOND	2,267
AGILENT TECHNOLOGIES INC	9/22/2026	3.0500%	BOND	97
AIR LEASE CORP	4/1/2027	3.6250%	BOND	13
AIR LEASE CORP	7/3/2023	3.8750%	BOND	20
ALABAMA ECONOMIC SETTLEMENT AUTH BP SETT	9/15/2025	3.1630%	MUNICIPAL BOND	149
ALIBABA GROUP HOLDING LTD	12/6/2027	3.4000%	BOND	222
ALLSTATE CORP	3/29/2023	3.4330%	BOND	441
ALLY MASTER OWNER TR	1/17/2023	2.7000%	ASSET BACKED SECURITIES	397
ALLY MASTER OWNER TR 2017-3	6/15/2022	2.0400%	ASSET BACKED SECURITIES	1,134
ALTRIA GROUP INC	8/9/2022	2.8500%	BOND	62
ALTRIA GROUP INC	5/2/2023	2.9500%	BOND	190
AMAZON.COM INC	2/22/2023	2.4000%	BOND	702
AMAZON.COM INC	8/22/2027	3.1500%	BOND	14
AMAZON.COM INC	12/3/2025	5.2000%	BOND	192
AMERICAN 13-2A	7/15/2024	4.9500%	ASSET BACKED SECURITIES	453
AMERICAN EXPRESS CO	5/17/2021	3.3750%	BOND	451
AMERICAN EXPRESS CO	8/3/2023	3.7000%	BOND	326
AMERICAN EXPRESS CO	8/3/2023	3.3315%	BOND	245
AMERICAN EXPRESS CO	2/27/2023	3.3412%	BOND	1,214
AMERICAN EXPRESS CR ACC MST TR	5/15/2023	2.0400%	ASSET BACKED SECURITIES	1,601
AMERICAN EXPRESS CR ACC MST TR	5/15/2023	2.0400%	ASSET BACKED SECURITIES	394
AMERICAN EXPRESS CR ACC MST TR	12/15/2021	1.6400%	ASSET BACKED SECURITIES	2,190
AMERICAN EXPRESS CR ACC MST TR	12/15/2021	1.6400%	ASSET BACKED SECURITIES	1,294
AMERICAN EXPRESS CR ACC MST TR	4/15/2024	3.1800%	ASSET BACKED SECURITIES	494
AMERICAN EXPRESS CR ACC MST TR	4/15/2024	3.1800%	ASSET BACKED SECURITIES	554
AMERICAN EXPRESS CR ACC MST TR	11/15/2022	1.7700%	ASSET BACKED SECURITIES	1,035
AMERICAN EXPRESS CR ACC MST TR	11/15/2022	1.7700%	ASSET BACKED SECURITIES	444
AMERICAN EXPRESS CR CORP MTN	9/14/2020	2.6000%	BOND	396
AMERICAN EXPRESS CR CORP MTN	3/3/2022	2.7000%	BOND	490
AMERICAN EXPRESS CREDIT CORP	5/5/2021	2.2500%	BOND	1,370
AMERICAN HONDA FINANCE CORP	2/16/2024	2.9000%	BOND	48
AMERICAN INTERNATIONAL GRP INC	7/16/2019	2.3000%	BOND	1,314
AMERICAN INTERNATIONAL GRP INC	4/1/2026	3.9000%	BOND	72
AMERICAN INTERNATIONAL GRP INC	4/1/2028	4.2000%	BOND	48
AMGEN INC	8/19/2021	1.8500%	BOND	415
AMGEN INC	8/19/2026	2.6000%	BOND	109
AMGEN INC	5/11/2022	2.6500%	BOND	342
AMOT 2015-2 A2	1/15/2021	1.8300%	ASSET BACKED SECURITIES	3,148
ANADARKO PETROLEUM CORP	3/15/2021	4.8500%	BOND	119
ANALOG DEVICES INC	3/12/2020	2.8500%	BOND	35
ANALOG DEVICES INC	12/5/2026	3.5000%	BOND	38
ANDEAVOR LOGISTICS LP	12/1/2022	3.5000%	BOND	179
ANHEUSER-BUSCH INBEV FIN INC	7/15/2022	2.5000%	BOND	29

Attachment B
(In thousands)

Identity of Issuer	Maturity Dates	Interest Rates	Description	Current Value
ANHEUSER-BUSCH INBEV FIN INC	1/12/2024	3.1652%	BOND	267
ANHEUSER-BUSCH COS LLC / ANHEUSER-BUSCH	2/1/2026	3.6500%	BOND	208
ANHUESER-BUSCH INBEV FIN INC	1/17/2023	2.6250%	BOND	154
ANHUESER-BUSCH INBEV FIN INC	2/1/2021	2.6500%	BOND	384
ANHUESER-BUSCH INBEV FIN INC	2/1/2023	3.3000%	BOND	92
AON CORP	12/15/2028	4.5000%	BOND	177
AON PLC	12/15/2025	3.8750%	BOND	186
APACHE CORP	4/15/2022	3.2500%	BOND	500
APPLE COMPUTER INC	8/4/2026	2.4500%	BOND	37
APPLE COMPUTER INC	8/4/2026	2.4500%	BOND	208
APPLE COMPUTER INC	1/13/2025	2.7500%	BOND	241
APPLE COMPUTER INC	11/13/2027	3.0000%	BOND	29
APPLE COMPUTER INC	2/23/2026	3.2500%	BOND	20
APPLIED MATERIALS INC	4/1/2027	3.3000%	BOND	24
APPLIED MATERIALS INC	10/1/2025	3.9000%	BOND	81
ARCH CAP FIN LLC	12/15/2026	4.0110%	BOND	200
ARCHER DANIELS MIDLAND CO	3/15/2022	3.3750%	BOND	201
ARES XXXIX CLO LTD / ARES XXXIX CLO LLC	7/18/2028	3.9746%	ASSET BACKED SECURITIES	750
ARIZONA PUBLIC SERVICE CO	1/15/2020	2.2000%	BOND	348
ARIZONA PUBLIC SERVICE CO	9/15/2027	2.9500%	BOND	95
AT&T INC	2/15/2022	3.0000%	BOND	196
AT&T INC	3/1/2022	3.2000%	BOND	444
AT&T INC	2/17/2023	3.6000%	BOND	99
AT&T INC	2/17/2023	3.6000%	BOND	696
AT&T INC	3/15/2022	3.8000%	BOND	939
AT&T INC	1/15/2025	3.9500%	BOND	538
AT&T INC	2/17/2026	4.1250%	BOND	147
AT&T INC	3/1/2027	4.2500%	BOND	127
AT&T INC	3/15/2020	5.2000%	BOND	332
AT&T INC	2/15/2023	3.5041%	BOND	1,080
ATLAS SR LN FD III LTD / ATLAS SR LN FD	11/17/2027	3.4700%	ASSET BACKED SECURITIES	494
AUSTRALIA & NZ BKG GRP NY MTN	11/9/2020	2.2500%	BOND	246
AUTODESK INC	6/15/2027	3.5000%	BOND	14
AVIS BUDGET RENTCAR FDG AE LLC	2/20/2021	2.5000%	ASSET BACKED SECURITIES	1,095
AVNET INC	4/15/2026	4.6250%	BOND	10
LIGHT TOWER RENTALS INC	7/15/2049	3.0190%	ASSET BACKED SECURITIES	1,188
BAE SYSTEMS HOLDINGS INC	12/15/2020	2.8500%	BOND	178
BAE SYSTEMS HOLDINGS INC	10/7/2024	3.8000%	BOND	70
BAE SYSTEMS HOLDINGS INC	12/15/2025	3.8500%	BOND	20
BAKER HUGHES INC	12/15/2022	2.7730%	BOND	360
BANCO SANTAND CTRL HISPANO SA	4/12/2023	3.8480%	BOND	194
BANCO SANTAND CTRL HISPANO SA	4/12/2023	3.8480%	BOND	194
BANCO SANTAND CTRL HISPANO SA	4/11/2027	4.2500%	BOND	187
BANCO SANTAND CTRL HISPANO SA	4/12/2023	3.5452%	BOND	196
BANCO SANTAND CTRL HISPANO SA	4/12/2023	3.5452%	BOND	196
BANK OF AMERICA CORPORATION	4/21/2020	2.2500%	BOND	762
BANK OF AMERICA CORPORATION	4/1/2024	4.0000%	BOND	297
BANK OF AMERICA CORPORATION	4/1/2024	4.0000%	BOND	272
BANK OF AMERICA CORPORATION	1/22/2024	4.1250%	BOND	233
BANK OF AMERICA CORPORATION	1/15/2019	2.6000%	BOND	289
BANK NEW YORK MELLON CORP MTN	5/3/2021	2.0500%	BOND	54
BANK NEW YORK MELLON CORP MTN	8/11/2023	3.4500%	BOND	451
BANK NEW YORK MELLON CORP MTN	4/28/2023	3.5000%	BOND	206
BANK NEW YORK MELLON CORP MTN	4/28/2023	3.5000%	BOND	451
BANK NOVA SCOTIA BC	4/20/2021	3.1250%	BOND	305
BANK OF AMERICA CORPORATION	10/1/2021	2.3280%	BOND	64
BANK OF AMERICA CORPORATION	7/21/2021	2.3690%	BOND	516
BANK OF AMERICA CORPORATION	10/21/2022	2.5030%	BOND	722
BANK OF AMERICA CORPORATION	12/20/2023	3.0040%	BOND	1,674
BANK OF AMERICA CORPORATION	1/20/2023	3.1240%	BOND	1,303
BANK OF AMERICA CORPORATION	10/21/2027	3.2480%	BOND	324
BANK OF AMERICA CORPORATION	12/20/2028	3.4190%	BOND	84
BANK OF AMERICA CORPORATION	12/20/2028	3.4190%	BOND	226
BANK OF AMERICA CORPORATION	12/20/2028	3.4190%	BOND	203
BANK OF AMERICA CORPORATION	7/23/2024	3.8640%	BOND	479
BANK OF AMERICA CORPORATION	7/23/2024	3.8640%	BOND	324
BANK OF AMERICA CORPORATION	8/1/2025	3.8750%	BOND	35
BANK OF AMERICA CORPORATION	3/5/2024	3.5500%	BOND	780
BANK OF AMERICA CORPORATION	5/17/2022	3.4990%	BOND	275
BANK OF AMERICA CORPORATION	5/17/2022	3.4990%	BOND	1,000
BANK OF AMERICA CORPORATION	7/23/2029	4.2710%	BOND	199
BANK OF MONTREAL QUE	4/13/2021	3.1000%	BOND	155
BANK OF MONTREAL QUE	4/13/2021	2.8963%	BOND	199
BANK OF NOVA SCOTIA	4/26/2021	1.8750%	BOND	98

Attachment B
(In thousands)

Identity of Issuer	Maturity Dates	Interest Rates	Description	Current Value
BANK OF NEW YORK	2/1/2021	4.1500%	BOND	816
BANQUE FED DU CR MUT MTN SR BE 144A	7/20/2022	2.7000%	BOND	630
BANQUE FED DU CR MUT MTN SR BE 144A	7/20/2023	3.7500%	BOND	449
BARCLAYS BANK PLC	5/16/2024	4.3380%	BOND	194
BARCLAYS PLC	3/16/2025	3.6500%	BOND	1,843
BARCLAYS PLC	1/12/2021	3.2500%	BOND	421
BARCLAYS PLC	1/10/2023	3.6840%	BOND	644
BARCLAYS PLC	1/10/2023	3.6840%	BOND	721
BAT CAPITAL CORP	8/15/2022	2.7640%	BOND	1,464
BAT CAPITAL CORP	8/15/2022	2.7640%	BOND	1,171
BAT CAPITAL CORP	8/15/2022	2.7640%	BOND	850
BAT CAPITAL CORP	8/15/2024	3.2220%	BOND	37
BAT CAPITAL CORP	8/15/2027	3.5570%	BOND	62
BAT CAPITAL CORP	8/15/2022	3.4961%	BOND	1,962
BATTALION CLO VII LTD	7/17/2028	3.4888%	ASSET BACKED SECURITIES	296
BAXTER INTERNATIONAL INC	8/15/2021	1.7000%	BOND	96
BAYER AG	7/15/2024	3.3750%	BOND	28
BAYER AG	6/25/2021	3.5000%	BOND	447
BAYER AG	12/15/2023	3.8750%	BOND	344
BAYER AG	12/15/2023	3.8750%	BOND	344
BAYER AG	12/15/2023	3.7982%	BOND	645
BAYER AG	10/8/2019	2.3750%	BOND	1,032
BAYER AG	10/8/2024	3.3750%	BOND	189
BB&T CORP	2/1/2021	2.1500%	BOND	1,028
BBCMS MTG TR 2017-C1	2/15/2050	3.6740%	ASSET BACKED SECURITIES	174
BECTON DICKINSON & CO	6/6/2022	2.8940%	BOND	484
BECTON DICKINSON & CO	6/6/2024	3.3630%	BOND	19
BECTON DICKINSON & CO	6/6/2024	3.3630%	BOND	360
BECTON DICKINSON & CO	12/29/2020	3.6780%	BOND	1,059
BENEFIT STR PARTNERS CLO XII LTD	10/15/2030	3.6863%	ASSET BACKED SECURITIES	496
MIDAMERICAN ENERGY HLDS CO NEW	1/15/2023	2.8000%	BOND	391
MIDAMERICAN ENERGY HLDS CO NEW	4/15/2028	3.2500%	BOND	119
BERKSHIRE HATHAWAY INC DEL	3/15/2023	2.7500%	BOND	29
BERKSHIRE HATHAWAY INC DEL	3/15/2026	3.1250%	BOND	24
BGC PARTNERS INC	5/27/2021	5.1250%	BOND	1,110
BHP BILLITON FIN USA LTD	10/19/2075	6.2500%	BOND	118
BLACK HILLS CORP	1/15/2027	3.1500%	BOND	9
BENCHMARK 2018-B4 MTG TR	7/15/2051	3.8860%	ASSET BACKED SECURITIES	1,122
BENCHMARK 2018-B7 MTG TR	5/15/2053	4.5100%	ASSET BACKED SECURITIES	261
BELLEMEADE RE 2017-1 LTD	10/25/2027	4.1298%	ASSET BACKED SECURITIES	146
BELLEMEADE RE 2018-1 LTD	4/25/2028	4.0298%	ASSET BACKED SECURITIES	266
BELLEMEADE RE 2018-2 LTD	8/25/2028	3.3798%	ASSET BACKED SECURITIES	150
BMW US CAPITAL LLC	9/15/2021	1.8500%	BOND	623
BMW US CAPITAL LLC	4/11/2026	2.8000%	BOND	55
BMW US CAPITAL LLC	8/14/2020	2.9841%	BOND	794
BNP PARIBAS	5/23/2022	2.9500%	BOND	265
BNP PARIBAS	1/10/2024	3.8000%	BOND	195
BNP PARIBAS	1/15/2021	5.0000%	BOND	259
BNP PARIBAS	1/9/2025	3.3750%	BOND	235
BNP PARIBAS	3/1/2023	3.5000%	BOND	364
BNP PARIBAS	3/1/2023	3.5000%	BOND	388
BNP PARIBAS	3/1/2023	3.5000%	BOND	969
BOEING CO	10/30/2025	2.6000%	BOND	142
BOEING CO	11/1/2028	3.4500%	BOND	173
BOSTON SCIENTIFIC CORP	5/15/2025	3.8500%	BOND	591
BOSTON SCIENTIFIC CORP	10/1/2023	4.1250%	BOND	304
BP CAP MARKETS AMERICA INC	5/4/2026	3.1190%	BOND	38
BP CAP MARKETS AMERICA INC	4/14/2024	3.2240%	BOND	220
BP CAP MARKETS AMERICA INC	2/6/2024	3.7900%	BOND	581
BP CAP MARKETS AMERICA INC	11/6/2028	4.2340%	BOND	154
BPCE MTN	1/11/2023	2.7500%	BOND	719
BPCE SA	1/27/2020	2.2500%	BOND	271
BPCE SA	7/15/2019	2.5000%	BOND	548
BPCE SA	9/12/2023	4.0000%	BOND	246
BRAZOS HIGHER ED AUTH INC	3/27/2023	2.9820%	ASSET BACKED SECURITIES	1,477
BRITISH TELECOMMUNICATION PLC	12/4/2028	5.1250%	BOND	201
BROADCOM CORP / BROADCOM CAYMAN FIN LTD	1/15/2023	2.6500%	BOND	33
BROADCOM CORP / BROADCOM CAYMAN FIN LTD	1/15/2023	2.6500%	BOND	93
BROADCOM CORP / BROADCOM CAYMAN FIN LTD	1/15/2022	3.0000%	BOND	548
BROADCOM CORP / BROADCOM CAYMAN FIN LTD	1/15/2022	3.0000%	BOND	1,178
BROADCOM CORP / BROADCOM CAYMAN FIN LTD	1/15/2022	3.0000%	BOND	481
BROADCOM CORP / BROADCOM CAYMAN FIN LTD	1/15/2022	3.0000%	BOND	1,029
BROADCOM CORP / BROADCOM CAYMAN FIN LTD	1/15/2025	3.1250%	BOND	68
BROADCOM CORP / BROADCOM CAYMAN FIN LTD	1/15/2027	3.8750%	BOND	40

Attachment B
(In thousands)

Identity of Issuer	Maturity Dates	Interest Rates	Description	Current Value
BROOKSIDE ML CLO LTD / BROOKSIDE ML CLO LLC	1/17/2028	3.2688%	ASSET BACKED SECURITIES	740
BUCKEYE PARTNER	2/1/2021	4.8750%	BOND	51
BUCKEYE PARTNERS MLP	12/1/2026	3.9500%	BOND	242
BUCKEYE PARTNERS MLP	12/1/2027	4.1250%	BOND	9
CALIFORNIA ST	10/1/2039	7.3000%	MUNICIPAL BOND	69
CALIFORNIA ST	3/1/2040	7.6250%	MUNICIPAL BOND	85
CABELAS CR CARD	7/17/2023	2.2500%	ASSET BACKED SECURITIES	1,092
CALIFORNIA ST	4/1/2022	2.3670%	MUNICIPAL BOND	808
CANADIAN NATL RESOURCES LTD	6/1/2027	3.8500%	BOND	142
CAPITAL ONE BK	2/13/2019	2.2500%	BOND	250
CAPITAL ONE FINANCIAL CORP	5/12/2020	2.5000%	BOND	158
CAPITAL ONE FINANCIAL CORP	1/30/2023	3.2000%	BOND	462
CAPITAL ONE FINANCIAL CORP	1/31/2028	3.8000%	BOND	55
CAPITAL ONE NATL ASN MCLEAN VA	7/23/2021	2.9500%	BOND	664
CARDINAL HEALTH	12/15/2020	4.6250%	BOND	10
CARGILL INC	3/1/2023	3.2500%	BOND	200
CARGILL INC	3/1/2023	3.2500%	BOND	200
CAS 2016-C02	9/25/2028	4.6399%	ASSET BACKED SECURITIES	21
CAS 2016-C04	1/25/2029	3.8798%	ASSET BACKED SECURITIES	146
CASIL 18-CX11	4/15/2051	4.0339%	ASSET BACKED SECURITIES	823
CATAMARAN CLO 2014-1 LTD / CATAMARAN CLO	4/22/2030	3.7290%	ASSET BACKED SECURITIES	248
CATAMARAN CLO 2014-2 LTD / CATAMARAN CLO	10/18/2026	3.8446%	ASSET BACKED SECURITIES	250
CBS CORP	2/15/2023	2.5000%	BOND	9
CBS CORP	3/1/2022	3.3750%	BOND	10
CC HOLDINGS 3.849% 4/15/23	4/15/2023	3.8490%	BOND	204
CITIBANK CR CARD ISSUANCE TR	4/22/2026	3.0560%	ASSET BACKED SECURITIES	1,960
CITIBANK CR CARD ISSUANCE TR	4/22/2026	3.0560%	ASSET BACKED SECURITIES	905
CDP FINL INC 3.15% 07/24/2024 144A	7/24/2024	3.1500%	BOND	740
CDP FINL INC4.4% 11/25/19 144A	11/25/2019	4.4000%	BOND	1,253
CELGENE CORP	8/15/2021	2.2500%	BOND	1,134
CELGENE CORP	8/15/2022	3.2500%	BOND	29
CELGENE CORP	2/20/2023	3.2500%	BOND	83
CELGENE CORP	8/15/2022	3.5500%	BOND	30
CELGENE CORP	8/15/2025	3.8750%	BOND	17
CELGENE CORP	10/15/2020	3.9500%	BOND	10
CENOVUS ENERGY 5.7% 10/15/19	10/15/2019	5.7000%	ASSET BACKED SECURITIES	186
CENTERPOINT ENERGY INC 2.5% 09/01/2022	9/1/2022	2.5000%	BOND	344
CENTERPOINT ENERGY INC 3.6% 11/01/2021	11/1/2021	3.6000%	BOND	150
CENTERPOINT ENERGY INC 3.85% 02/01/2024	2/1/2024	3.8500%	BOND	452
CENTERPOINT ENERGY INC 4.25% 11/01/2028	11/1/2028	4.2500%	BOND	203
CITIGROUP COMMERCIAL MORTGAGE TRUST	5/10/2047	3.5750%	ASSET BACKED SECURITIES	1,153
CITIGROUP COMMERCIAL MORTGAGE TRUST	2/10/2049	2.2920%	ASSET BACKED SECURITIES	1,774
CITIGROUP COMMERCIAL MORTGAGE TRUST	8/10/2049	2.7100%	ASSET BACKED SECURITIES	976
CITIGROUP COMMERCIAL MORTGAGE TRUST	4/15/2049	3.1270%	ASSET BACKED SECURITIES	1,195
CITIGROUP COMMERCIAL MORTGAGE TRUST	12/10/2049	3.6540%	ASSET BACKED SECURITIES	1,016
CARLYLE US CLO 2017-4 LTD / CARLYLE US C	1/15/2030	3.9673%	ASSET BACKED SECURITIES	248
CHASE ISSUANCE TR	6/15/2021	1.3700%	ASSET BACKED SECURITIES	1,290
CHASE ISSUANCE TR	7/15/2021	1.2700%	ASSET BACKED SECURITIES	907
CHASE ISSUANCE TR	3/15/2023	2.7700%	ASSET BACKED SECURITIES	375
CHARTER COMM OPER LLC/CAP CORP	3/15/2028	4.2000%	BOND	108
CHARTER COMM OPER LLC/CAP CORP	7/23/2022	4.4640%	BOND	1,933
CHARTER COMM OPER LLC/CAP CORP	2/1/2024	4.5000%	BOND	125
CHARTER COMM OPER LLC/CAP CORP	2/1/2024	4.5000%	BOND	200
CHARTER COMM OPER LLC/CAP CORP	7/23/2025	4.9080%	BOND	358
CHARTER COMM OPER LLC/CAP CORP	2/1/2024	4.1910%	BOND	246
CHEVRON CORP	5/16/2026	2.9540%	BOND	34
CHEVRON CORP	3/3/2022	2.4980%	BOND	25
CHEVRON CORP	3/3/2024	2.8950%	BOND	5
CHICAGO IL TRANSIT AUTH	12/1/2040	6.8990%	MUNICIPAL BOND	1,916
CHICAGO IL TRANSIT AUTH	12/1/2040	6.8990%	MUNICIPAL BOND	1,916
CIFC FDG 2018-III LTD / CIFC FDG 2018-II	7/18/2031	3.4264%	ASSET BACKED SECURITIES	1,279
CIGNA CORP	4/15/2025	3.2500%	BOND	157
CIM TR 2017-2	12/25/2057	4.4859%	ASSET BACKED SECURITIES	445
CIM TR 2017-3	1/25/2057	4.4859%	ASSET BACKED SECURITIES	656
CIMAREX ENERGY CO	6/1/2024	4.3750%	BOND	288
CISCO SYSTEMS INC	9/20/2019	1.4000%	BOND	694
CITIBANK CR CARD ISSUANCE TR	10/13/2030	3.9600%	ASSET BACKED SECURITIES	160
CITIBANK CR CARD ISSUANCE TR	8/8/2024	2.8366%	ASSET BACKED SECURITIES	708
CITIBANK CR CARD ISSUANCE TR	8/8/2024	2.8366%	ASSET BACKED SECURITIES	698
CITIBANK CR CARD ISSUANCE TR	12/7/2023	2.9571%	ASSET BACKED SECURITIES	501
CITIBANK CR CARD ISSUANCE TR	1/23/2023	2.8800%	ASSET BACKED SECURITIES	815
CITIBANK CR CARD ISSUANCE TR	5/14/2029	3.2190%	ASSET BACKED SECURITIES	379
CITIBANK NA	9/18/2019	1.8500%	BOND	288
CITIBANK NA	10/20/2020	2.1250%	BOND	980

Attachment B
(In thousands)

Identity of Issuer	Maturity Dates	Interest Rates	Description	Current Value
CITIBANK NA	5/1/2020	3.0500%	BOND	374
CITIGROUP INC	2/18/2020	2.4000%	BOND	119
CITIGROUP INC	10/26/2020	2.6500%	BOND	138
CITIGROUP INC	3/30/2021	2.7000%	BOND	1,477
CITIGROUP INC	4/25/2022	2.7500%	BOND	58
CITIGROUP INC	4/25/2022	2.7500%	BOND	1,212
CITIGROUP INC	4/25/2022	2.7500%	BOND	572
CITIGROUP INC	7/24/2023	2.8760%	BOND	116
CITIGROUP INC	7/23/2021	3.4000%	BOND	901
CITIGROUP INC	9/1/2023	4.1681%	BOND	500
CITIZENS BANK NA	5/13/2021	2.5500%	BOND	685
CITIZENS FINANCIAL GRP INC	7/28/2021	2.3750%	BOND	97
CME GROUP INC	6/15/2028	3.7500%	BOND	30
CMS ENERGY CORP	5/15/2026	3.0000%	BOND	19
COACH INC	7/15/2027	4.1250%	BOND	28
COLD STORAGE TR 2017-ICE3	4/15/2036	3.4396%	ASSET BACKED SECURITIES	1,571
COMCAST CORP	10/15/2025	3.9500%	BOND	121
COMCAST CORP	1/15/2022	1.6250%	BOND	48
COMCAST CORP	1/15/2027	2.3500%	BOND	161
COMCAST CORP	2/15/2028	3.1500%	BOND	47
COMCAST CORP	10/1/2020	3.3000%	BOND	276
COMCAST CORP	10/1/2021	3.4500%	BOND	51
COMCAST CORP	10/1/2021	3.4500%	BOND	707
COMCAST CORP	10/1/2021	3.4500%	BOND	1,561
COMCAST CORP	4/15/2024	3.7000%	BOND	377
COMCAST CORP	4/15/2024	3.7000%	BOND	478
COMCAST CORP	10/15/2028	4.1500%	BOND	208
COMCAST CORP	10/15/2028	4.1500%	BOND	406
COMCAST CORP	10/1/2021	2.8483%	BOND	693
COMET	6/17/2024	1.6600%	ASSET BACKED SECURITIES	1,407
COMET	6/17/2024	1.6600%	ASSET BACKED SECURITIES	679
COMM 2013-CR12	10/10/2046	3.7650%	ASSET BACKED SECURITIES	562
COMM 2014-CR18	7/15/2047	3.8280%	ASSET BACKED SECURITIES	168
COMM 2014-UBS3	6/10/2047	2.8440%	ASSET BACKED SECURITIES	1,996
COMM 2015-LC19	2/10/2048	2.7930%	ASSET BACKED SECURITIES	1,745
COMMONWEALTH BK AUS	3/16/2023	3.4500%	BOND	55
CONAGRA FOODS INC	10/22/2021	3.8000%	BOND	10
CONAGRA FOODS INC	10/22/2021	3.8000%	BOND	225
CONAGRA FOODS INC	10/22/2020	3.2190%	BOND	249
CONCHO RES INC	10/1/2027	3.7500%	BOND	104
CONCHO RES INC	8/15/2028	4.3000%	BOND	122
CONSTELLATION BRANDS INC	11/7/2022	2.6500%	BOND	479
CONSTELLATION BRANDS INC	2/15/2028	3.6000%	BOND	51
CONSTELLATION BRANDS INC	11/15/2021	3.2092%	BOND	40
CONTINENTAL	9/15/2022	5.0000%	BOND	64
CONTINENTAL	4/15/2023	4.5000%	BOND	236
CONTINENTAL	6/1/2024	3.8000%	BOND	99
CORE 2015-TEXW	2/10/2034	3.0770%	ASSET BACKED SECURITIES	578
CORP ANDINA DE FOMENTO	6/4/2019	8.1250%	BOND	76
CORP ANDINA DE FOMENTO	5/10/2019	2.0000%	BOND	130
CORP ANDINA DE FOMENTO	9/27/2021	2.1250%	BOND	408
CORP ANDINA DE FOMENTO	1/6/2023	2.7500%	BOND	112
COVIDIEN INTERNATIONAL FIN SA	6/15/2022	3.2000%	BOND	65
COVIDIEN INTERNATIONAL FIN SA	6/15/2023	2.9500%	BOND	59
COVIDIEN INTERNATIONAL FIN SA	6/15/2020	4.2000%	BOND	711
COX COMMUNICATIONS INC	12/15/2022	3.2500%	BOND	39
COX COMMUNICATIONS INC	8/15/2024	3.1500%	BOND	91
CREDIT AGRICOLE S A LONDON BRH SR NON-PF	4/24/2023	3.7500%	BOND	489
CREDIT SUISSE GROUP FUNDING GUERNSEY LTD	4/16/2021	3.4500%	BOND	249
CREDIT SUISSE GRP	1/12/2029	3.8690%	BOND	326
CROWN CASTLE INTL CORP	4/15/2022	4.8750%	BOND	720
CSAIL 2015-C1 A3	4/15/2050	3.2361%	ASSET BACKED SECURITIES	539
CSAIL 2016-C5 A5	11/15/2048	3.7567%	ASSET BACKED SECURITIES	339
CSAIL 2016-C6 A2	1/15/2049	2.6619%	ASSET BACKED SECURITIES	889
CSAIL 2016-C6 A4	1/15/2049	2.8233%	ASSET BACKED SECURITIES	667
CSAIL 2016-C7 A3	11/15/2049	2.6082%	ASSET BACKED SECURITIES	1,167
CSAIL 2018-CX11	4/15/2051	4.0331%	ASSET BACKED SECURITIES	347
CSMC TR 2015-GLPB	11/15/2034	3.6393%	ASSET BACKED SECURITIES	331
CSMC SER 18-3R	12/25/2046	3.6794%	ASSET BACKED SECURITIES	339
CSMC 2018-RPL8 TRUST	7/25/2058	4.1250%	ASSET BACKED SECURITIES	389
CSMC 2018-RPL9	9/25/2057	3.8500%	ASSET BACKED SECURITIES	888
CSX CORP	11/1/2026	2.6000%	BOND	64
CSX CORP	6/1/2027	3.2500%	BOND	141
CVS CORP	7/20/2020	2.8000%	BOND	45

Attachment B
(In thousands)

Identity of Issuer	Maturity Dates	Interest Rates	Description	Current Value
CVS CORP	7/20/2020	2.8000%	BOND	3,339
CVS CORP	3/9/2021	3.3500%	BOND	50
CVS CORP	3/9/2021	3.3500%	BOND	847
CVS CORP	3/9/2023	3.7000%	BOND	223
CVS CORP	3/9/2023	3.7000%	BOND	1,261
CVS CORP	7/20/2025	3.8750%	BOND	122
CVS CORP	3/25/2025	4.1000%	BOND	644
CVS CORP	3/25/2025	4.1000%	BOND	694
CVS CORP	3/25/2028	4.3000%	BOND	255
CVS CORP	3/25/2028	4.3000%	BOND	78
CVS CORP	3/9/2021	3.4871%	BOND	496
CWABS INC	11/25/2034	3.2098%	ASSET BACKED SECURITIES	86
DAIMLER FIN NORTH AMER LLC	8/3/2020	2.7000%	BOND	321
DAIMLER FIN NORTH AMER LLC	3/2/2020	2.2500%	BOND	493
DAIMLER FIN NORTH AMER LLC	1/6/2022	2.8500%	BOND	1,367
DAIMLER FIN NORTH AMER LLC	2/22/2021	3.0000%	BOND	168
DAIMLER FIN NORTH AMER LLC	5/4/2023	3.7000%	BOND	697
DAIMLER FIN NORTH AMER LLC	11/5/2021	3.7500%	BOND	151
DANSKE BANK	3/2/2022	2.7000%	BOND	503
DBJPM 2017-C6 A1	6/10/2050	1.9070%	ASSET BACKED SECURITIES	1,353
DCENT 2015-A2	10/17/2022	1.9000%	ASSET BACKED SECURITIES	1,479
DCENT 2015-A2	10/17/2022	1.9000%	ASSET BACKED SECURITIES	641
DCENT 2016-A3	10/16/2023	1.8500%	ASSET BACKED SECURITIES	1,127
DCENT 2017-A2	7/15/2024	2.3900%	ASSET BACKED SECURITIES	1,034
DCP MIDSTREAM OPER LP	4/1/2019	2.7000%	BOND	491
DEERE JOHN CAPITAL CORP	1/6/2023	2.7000%	BOND	1,024
DELPHI CORP	3/15/2024	4.1500%	BOND	21
DELTA AIRLINES INC	11/23/2020	4.9500%	ASSET BACKED SECURITIES	34
DELTA AIRLINES INC	3/13/2020	2.8750%	BOND	333
DELTA AIRLINES INC	3/15/2022	3.6250%	BOND	46
DEUTSCHE BANK AG	5/10/2019	2.8500%	BOND	298
DEUTSCHE BANK AG	1/13/2026	4.1000%	BOND	170
DEUTSCHE BANK AG	10/14/2021	4.2500%	BOND	293
DEUTSCHE BANK AG	5/10/2019	4.5281%	BOND	498
DEUTSCHE BANK AG	7/13/2020	2.7000%	BOND	438
DEUTSCHE BANK AG	7/13/2020	2.7000%	BOND	340
DEUTSCHE BANK AG	2/27/2023	3.9500%	BOND	170
DEUTSCHE BANK AG	2/4/2021	4.2500%	BOND	296
DEUTSCHE BANK AG	10/14/2021	4.2500%	BOND	489
DEUTSCHE BANK AG	5/12/2021	3.3750%	BOND	502
DEVON ENERGY CORP	5/15/2022	3.2500%	BOND	536
DEVON ENERGY CORP	7/15/2021	4.0000%	BOND	601
DEVON ENERGY CORP	12/15/2025	5.8500%	BOND	15
DEXIA CR LOC SOCIETE ANONYME	9/15/2021	1.8750%	BOND	243
DEXIA CR LOC SOCIETE ANONYME	9/26/2023	3.2500%	BOND	253
DIAGEO CAPITAL PLC	9/18/2023	3.5000%	BOND	301
DIAMOND FINANCE CORP	6/1/2019	3.4800%	BOND	279
DIAMOND FINANCE CORP	6/15/2023	5.4500%	BOND	229
DIAMOND FINANCE CORP	6/15/2026	6.0200%	BOND	111
DIGITAL REALTY TRUST LP	2/1/2023	2.7500%	BOND	478
DISCOVER BANK	6/4/2020	3.1000%	BOND	248
DISCOVER FINANCIAL SVS	3/4/2025	3.7500%	BOND	29
DISCOVERY COMMUNICATIONS LLC	9/20/2019	2.2000%	BOND	40
DISCOVERY COMMUNICATIONS LLC	9/20/2019	2.2000%	BOND	534
DISCOVERY COMMUNICATIONS LLC	6/15/2020	2.8000%	BOND	218
DISCOVERY COMMUNICATIONS LLC	3/20/2023	2.9500%	BOND	124
DISCOVERY COMMUNICATIONS LLC	3/15/2025	3.4500%	BOND	46
DISCOVERY COMMUNICATIONS LLC	3/11/2026	4.9000%	BOND	20
DOLLAR TREE INC	5/15/2028	4.2000%	BOND	142
DOWDUPONT INC	11/15/2020	3.7660%	BOND	278
DOWDUPONT INC	11/15/2023	4.2050%	BOND	358
DOWDUPONT INC	11/15/2025	4.4930%	BOND	659
DOWDUPONT INC	11/15/2025	4.4930%	BOND	129
DOWDUPONT INC	11/15/2028	4.7250%	BOND	130
DTE ELEC CO	3/15/2024	3.6500%	BOND	56
DTE ENERGY CO	12/1/2019	2.4000%	BOND	153
DTE ENERGY CO	8/1/2023	3.7000%	BOND	546
DUKE ENERGY CAROLINAS LLC	12/1/2026	2.9500%	BOND	5
DUKE ENERGY CAROLINAS LLC	11/15/2028	3.9500%	BOND	205
DUKE ENERGY CAROLINAS LLC	3/15/2023	3.0500%	BOND	84
DUKE ENERGY FLORIDA LLC	7/15/2028	3.8000%	BOND	40
DUKE ENERGY PROGRESS LLC	9/1/2028	3.7000%	BOND	25
DUPONT (EI) DE NEMOURS & CO	5/1/2020	2.2000%	BOND	268
DXC TECHNOLOGY CO	3/27/2020	2.8750%	BOND	5

Attachment B
(In thousands)

Identity of Issuer	Maturity Dates	Interest Rates	Description	Current Value
EASTMAN CHEMICAL CO	3/15/2025	3.8000%	BOND	15
ECMC GROUP STUDENT LOAN TRUST 2018-1	2/27/2068	3.2266%	ASSET BACKED SECURITIES	1,653
EDISON INTERNATIONAL	9/15/2022	2.4000%	BOND	354
EDSOUTH INDENT NO 6 LLC	5/25/2039	3.1098%	ASSET BACKED SECURITIES	493
ELECTRONIC ARTS INC	3/1/2021	3.7000%	BOND	428
ELEVATION CLO 2017-6 LTD	7/15/2029	3.7163%	ASSET BACKED SECURITIES	249
EMERA US FINANCE LP	6/15/2019	2.1500%	BOND	45
EMERA US FINANCE LP	6/15/2021	2.7000%	BOND	731
ENABLE MIDSTREAM PARTNERS LP	5/15/2019	2.4000%	BOND	273
ENBRIDGE INC	7/15/2022	2.9000%	BOND	218
ENEL FINANCE INTL NV	4/6/2023	2.7500%	BOND	710
ENERGY TRANSFER	6/1/2021	4.6500%	BOND	102
ENERGY TRANSFER OPERATING MLP	9/15/2023	4.2000%	BOND	222
ENERGY TRANSFER PARTNERS MLP	3/15/2025	4.0500%	BOND	29
ENLINK MIDSTRM PRTNRS LP	4/1/2019	2.7000%	BOND	318
ENLINK MIDSTRM PRTNRS LP	4/1/2024	4.4000%	BOND	94
ENTERGY CORP NEW	9/1/2026	2.9500%	BOND	42
ENTERGY CORP NEW	9/1/2026	2.9500%	BOND	185
ENTERGY LA LLC	11/1/2024	5.4000%	BOND	22
ENTERGY TEX INC	12/1/2027	3.4500%	BOND	67
ENTERPRISE PRODS OPER LLC	10/15/2019	2.5500%	BOND	338
ENTERPRISE PRODS OPER LLC	3/15/2023	3.3500%	BOND	94
ENTERPRISE PRODS OPER LLC	2/15/2026	3.7000%	BOND	79
EOG RESOURCES INC	1/15/2026	4.1500%	BOND	245
EOG RESOURCES INC	6/1/2020	4.4000%	BOND	1,220
EQT MIDSTREAM PARTNERS LP	7/15/2023	4.7500%	BOND	179
EQT MIDSTREAM PARTNERS LP	7/15/2023	4.7500%	BOND	145
EQUIFAX INC	6/1/2021	2.3000%	BOND	19
EQUIFAX INC	6/1/2021	2.3000%	BOND	141
EQUIFAX INC	8/15/2021	3.6000%	BOND	80
ERAC USA FIN LLC	12/1/2021	2.6000%	BOND	486
EUROPEAN BANK REC&DEV MTN PROG	4/26/2021	2.7500%	BOND	2,137
EUROPEAN INVESTMENT BANK	8/15/2019	1.1250%	BOND	1,725
EVERSOURCE ENERGY	10/1/2024	2.9000%	BOND	62
EXELON CORP	4/15/2021	2.4500%	BOND	5
EXELON CORP	6/15/2020	2.8500%	BOND	64
EXPRESS SCRIPTS HLDG CO	11/30/2020	2.6000%	BOND	856
EXXON MOBIL CORP	3/1/2023	2.7260%	BOND	123
FANNIE MAE	9/24/2026	1.8750%	GOVERNMENT OBLIGATIONS	1,210
FANNIE MAE	9/12/2023	2.8750%	GOVERNMENT OBLIGATIONS	96
FANNIE MAE	1/30/2020	2.6200%	GOVERNMENT OBLIGATIONS	2,342
FANNIE MAE	11/15/2030	6.6250%	GOVERNMENT OBLIGATIONS	1,609
FANNIE MAE	5/25/2040	3.1798%	GOVERNMENT OBLIGATIONS	855
FED HOME LN MTG CORP MTN	4/13/2020	1.8000%	GOVERNMENT OBLIGATIONS	5,842
FED HOME LOAN MTG CORP - GOLD	1/1/2032	2.0000%	MORTGAGE BACKED SECURITIES	449
FED HOME LOAN MTG CORP - GOLD	11/1/2039	4.5000%	MORTGAGE BACKED SECURITIES	187
FED HOME LOAN MTG CORP - GOLD	2/1/2039	5.0000%	MORTGAGE BACKED SECURITIES	936
FED HOME LOAN MTG CORP - GOLD	3/1/2038	5.0000%	MORTGAGE BACKED SECURITIES	5
FED HOME LOAN MTG CORP - GOLD	5/1/2035	5.0000%	MORTGAGE BACKED SECURITIES	1
FED HOME LOAN MTG CORP - GOLD	7/1/2035	5.0000%	MORTGAGE BACKED SECURITIES	106
FED HOME LOAN MTG CORP - GOLD	9/1/2035	5.0000%	MORTGAGE BACKED SECURITIES	4
FED HOME LOAN MTG CORP - GOLD	9/1/2035	5.0000%	MORTGAGE BACKED SECURITIES	2
FED HOME LOAN MTG CORP - GOLD	10/1/2035	5.0000%	MORTGAGE BACKED SECURITIES	1
FED HOME LOAN MTG CORP - GOLD	12/1/2034	5.0000%	MORTGAGE BACKED SECURITIES	371
FED HOME LOAN MTG CORP - GOLD	2/1/2034	5.5000%	MORTGAGE BACKED SECURITIES	187
FED HOME LOAN MTG CORP - GOLD	1/1/2038	6.0000%	MORTGAGE BACKED SECURITIES	2
FED HOME LOAN MTG CORP - GOLD	1/1/2038	6.0000%	MORTGAGE BACKED SECURITIES	5
FED HOME LOAN MTG CORP - GOLD	1/1/2038	6.0000%	MORTGAGE BACKED SECURITIES	14
FED HOME LOAN MTG CORP - GOLD	2/1/2038	6.0000%	MORTGAGE BACKED SECURITIES	5
FED HOME LOAN MTG CORP - GOLD	2/1/2039	6.0000%	MORTGAGE BACKED SECURITIES	1
FED HOME LOAN MTG CORP - GOLD	3/1/2039	6.0000%	MORTGAGE BACKED SECURITIES	1
FED HOME LOAN MTG CORP - GOLD	4/1/2038	6.0000%	MORTGAGE BACKED SECURITIES	1
FED HOME LOAN MTG CORP - GOLD	4/1/2040	6.0000%	MORTGAGE BACKED SECURITIES	3
FED HOME LOAN MTG CORP - GOLD	6/1/2038	6.0000%	MORTGAGE BACKED SECURITIES	5
FED HOME LOAN MTG CORP - GOLD	8/1/2037	6.0000%	MORTGAGE BACKED SECURITIES	1
FED HOME LOAN MTG CORP - GOLD	8/1/2037	6.0000%	MORTGAGE BACKED SECURITIES	1
FED HOME LOAN MTG CORP - GOLD	9/1/2037	6.0000%	MORTGAGE BACKED SECURITIES	2
FED HOME LOAN MTG CORP - GOLD	9/1/2038	6.0000%	MORTGAGE BACKED SECURITIES	3
FED HOME LOAN MTG CORP - GOLD	11/1/2037	6.0000%	MORTGAGE BACKED SECURITIES	1
FED HOME LOAN MTG CORP - GOLD	11/1/2037	6.0000%	MORTGAGE BACKED SECURITIES	10
FED HOME LOAN MTG CORP - GOLD	12/1/2037	6.0000%	MORTGAGE BACKED SECURITIES	11
FED HOME LOAN MTG CORP - GOLD	12/1/2037	6.0000%	MORTGAGE BACKED SECURITIES	2
FED HOME LOAN MTG CORP - GOLD	12/1/2037	6.0000%	MORTGAGE BACKED SECURITIES	4
FED HOME LOAN MTG CORP - GOLD	12/1/2037	6.0000%	MORTGAGE BACKED SECURITIES	3

Attachment B
(In thousands)

Identity of Issuer	Maturity Dates	Interest Rates	Description	Current Value
FED HOME LOAN MTG CORP - GOLD	7/1/2028	7.5000%	MORTGAGE BACKED SECURITIES	1
FED HOME LOAN MTG CORP - GOLD	8/1/2030	7.5000%	MORTGAGE BACKED SECURITIES	3
FED HOME LOAN MTG CORP - GOLD	10/1/2029	8.0000%	MORTGAGE BACKED SECURITIES	1
FED HOME LOAN MTG CORP - GOLD	7/1/2030	8.5000%	MORTGAGE BACKED SECURITIES	1
FED HOME LOAN MTG CORP - GOLD	8/1/2033	5.0000%	MORTGAGE BACKED SECURITIES	6
FED HOME LOAN MTG CORP - GOLD	1/1/2029	2.5000%	MORTGAGE BACKED SECURITIES	659
FED HOME LOAN MTG CORP - GOLD	3/1/2028	2.5000%	MORTGAGE BACKED SECURITIES	1,215
FED HOME LOAN MTG CORP - GOLD	6/1/2029	2.5000%	MORTGAGE BACKED SECURITIES	436
FED HOME LOAN MTG CORP - GOLD	6/1/2031	2.5000%	MORTGAGE BACKED SECURITIES	1,074
FED HOME LOAN MTG CORP - GOLD	9/1/2029	2.5000%	MORTGAGE BACKED SECURITIES	965
FED HOME LOAN MTG CORP - GOLD	11/1/2027	2.5000%	MORTGAGE BACKED SECURITIES	190
FED HOME LOAN MTG CORP - GOLD	11/1/2029	2.5000%	MORTGAGE BACKED SECURITIES	511
FED HOME LOAN MTG CORP - GOLD	12/1/2027	2.5000%	MORTGAGE BACKED SECURITIES	1,235
FED HOME LOAN MTG CORP - GOLD	12/1/2027	2.5000%	MORTGAGE BACKED SECURITIES	394
FED HOME LOAN MTG CORP - GOLD	12/1/2027	2.5000%	MORTGAGE BACKED SECURITIES	527
FED HOME LOAN MTG CORP - GOLD	1/1/2032	2.5000%	MORTGAGE BACKED SECURITIES	1,166
FED HOME LOAN MTG CORP - GOLD	8/1/2031	2.5000%	MORTGAGE BACKED SECURITIES	382
FED HOME LOAN MTG CORP - GOLD	1/1/2029	3.0000%	MORTGAGE BACKED SECURITIES	860
FED HOME LOAN MTG CORP - GOLD	1/1/2030	3.0000%	MORTGAGE BACKED SECURITIES	266
FED HOME LOAN MTG CORP - GOLD	1/1/2032	3.0000%	MORTGAGE BACKED SECURITIES	306
FED HOME LOAN MTG CORP - GOLD	4/1/2027	3.0000%	MORTGAGE BACKED SECURITIES	518
FED HOME LOAN MTG CORP - GOLD	4/1/2027	3.0000%	MORTGAGE BACKED SECURITIES	229
FED HOME LOAN MTG CORP - GOLD	4/1/2029	3.0000%	MORTGAGE BACKED SECURITIES	479
FED HOME LOAN MTG CORP - GOLD	4/1/2029	3.0000%	MORTGAGE BACKED SECURITIES	1,524
FED HOME LOAN MTG CORP - GOLD	5/1/2028	3.0000%	MORTGAGE BACKED SECURITIES	385
FED HOME LOAN MTG CORP - GOLD	5/1/2028	3.0000%	MORTGAGE BACKED SECURITIES	491
FED HOME LOAN MTG CORP - GOLD	7/1/2028	3.0000%	MORTGAGE BACKED SECURITIES	795
FED HOME LOAN MTG CORP - GOLD	8/1/2028	3.0000%	MORTGAGE BACKED SECURITIES	1,566
FED HOME LOAN MTG CORP - GOLD	11/1/2026	3.0000%	MORTGAGE BACKED SECURITIES	237
FED HOME LOAN MTG CORP - GOLD	1/1/2026	3.5000%	MORTGAGE BACKED SECURITIES	410
FED HOME LOAN MTG CORP - GOLD	3/1/2033	3.5000%	MORTGAGE BACKED SECURITIES	1,559
FED HOME LOAN MTG CORP - GOLD	4/1/2032	3.5000%	MORTGAGE BACKED SECURITIES	175
FED HOME LOAN MTG CORP - GOLD	5/1/2026	3.5000%	MORTGAGE BACKED SECURITIES	130
FED HOME LOAN MTG CORP - GOLD	11/1/2025	3.5000%	MORTGAGE BACKED SECURITIES	89
FED HOME LOAN MTG CORP - GOLD	11/1/2028	3.5000%	MORTGAGE BACKED SECURITIES	373
FED HOME LOAN MTG CORP - GOLD	4/1/2026	4.0000%	MORTGAGE BACKED SECURITIES	69
FED HOME LOAN MTG CORP - GOLD	5/1/2026	4.0000%	MORTGAGE BACKED SECURITIES	327
FED HOME LOAN MTG CORP - GOLD	5/1/2026	4.0000%	MORTGAGE BACKED SECURITIES	79
FED HOME LOAN MTG CORP - GOLD	7/1/2024	4.5000%	MORTGAGE BACKED SECURITIES	4
FED HOME LOAN MTG CORP - GOLD	10/1/2024	4.5000%	MORTGAGE BACKED SECURITIES	3
FED HOME LOAN MTG CORP - GOLD	11/1/2024	4.5000%	MORTGAGE BACKED SECURITIES	5
FED HOME LOAN MTG CORP - GOLD	11/1/2024	4.5000%	MORTGAGE BACKED SECURITIES	14
FED HOME LOAN MTG CORP - GOLD	11/1/2024	4.5000%	MORTGAGE BACKED SECURITIES	2
FED HOME LOAN MTG CORP - GOLD	11/1/2024	4.5000%	MORTGAGE BACKED SECURITIES	7
FED HOME LOAN MTG CORP - GOLD	12/1/2024	4.5000%	MORTGAGE BACKED SECURITIES	6
FED HOME LOAN MTG CORP - GOLD	6/1/2026	5.0000%	MORTGAGE BACKED SECURITIES	144
FED HOME LOAN MTG CORP - GOLD	7/1/2021	6.0000%	MORTGAGE BACKED SECURITIES	1
FED HOME LOAN MTG CORP - GOLD	1/1/2043	3.0000%	MORTGAGE BACKED SECURITIES	43
FED HOME LOAN MTG CORP - GOLD	1/1/2043	3.0000%	MORTGAGE BACKED SECURITIES	799
FED HOME LOAN MTG CORP - GOLD	2/1/2043	3.0000%	MORTGAGE BACKED SECURITIES	1,586
FED HOME LOAN MTG CORP - GOLD	7/1/2043	3.0000%	MORTGAGE BACKED SECURITIES	181
FED HOME LOAN MTG CORP - GOLD	7/1/2043	3.0000%	MORTGAGE BACKED SECURITIES	1,818
FED HOME LOAN MTG CORP - GOLD	2/1/2048	3.5000%	MORTGAGE BACKED SECURITIES	691
FED HOME LOAN MTG CORP - GOLD	1/1/2049	3.5000%	MORTGAGE BACKED SECURITIES	4,997
FED HOME LOAN MTG CORP - GOLD	2/1/2046	3.5000%	MORTGAGE BACKED SECURITIES	2,367
FED HOME LOAN MTG CORP - GOLD	3/1/2046	3.5000%	MORTGAGE BACKED SECURITIES	5,682
FED HOME LOAN MTG CORP - GOLD	3/1/2048	3.5000%	MORTGAGE BACKED SECURITIES	950
FED HOME LOAN MTG CORP - GOLD	5/1/2046	3.5000%	MORTGAGE BACKED SECURITIES	5,279
FED HOME LOAN MTG CORP - GOLD	7/1/2042	3.5000%	MORTGAGE BACKED SECURITIES	242
FED HOME LOAN MTG CORP - GOLD	7/1/2047	3.5000%	MORTGAGE BACKED SECURITIES	540
FED HOME LOAN MTG CORP - GOLD	7/1/2048	3.5000%	MORTGAGE BACKED SECURITIES	30
FED HOME LOAN MTG CORP - GOLD	8/1/2042	3.5000%	MORTGAGE BACKED SECURITIES	267
FED HOME LOAN MTG CORP - GOLD	8/1/2047	3.5000%	MORTGAGE BACKED SECURITIES	828
FED HOME LOAN MTG CORP - GOLD	10/1/2047	3.5000%	MORTGAGE BACKED SECURITIES	4,468
FED HOME LOAN MTG CORP - GOLD	10/1/2047	3.5000%	MORTGAGE BACKED SECURITIES	30
FED HOME LOAN MTG CORP - GOLD	10/1/2048	3.5000%	MORTGAGE BACKED SECURITIES	119
FED HOME LOAN MTG CORP - GOLD	1/1/2049	4.0000%	MORTGAGE BACKED SECURITIES	4,994
FED HOME LOAN MTG CORP - GOLD	6/1/2042	4.0000%	MORTGAGE BACKED SECURITIES	786
FED HOME LOAN MTG CORP - GOLD	6/1/2042	4.0000%	MORTGAGE BACKED SECURITIES	46
FED HOME LOAN MTG CORP - GOLD	6/1/2048	4.0000%	MORTGAGE BACKED SECURITIES	2,517
FED HOME LOAN MTG CORP - GOLD	7/1/2044	4.0000%	MORTGAGE BACKED SECURITIES	842
FED HOME LOAN MTG CORP - GOLD	5/1/2041	4.5000%	MORTGAGE BACKED SECURITIES	128
FED HOME LOAN MTG CORP - GOLD	9/1/2039	4.5000%	MORTGAGE BACKED SECURITIES	20
FED HOME LOAN MTG CORP - GOLD	9/1/2039	4.5000%	MORTGAGE BACKED SECURITIES	546

Attachment B
(In thousands)

Identity of Issuer	Maturity Dates	Interest Rates	Description	Current Value
FED HOME LOAN MTG CORP - GOLD	10/1/2039	4.5000%	MORTGAGE BACKED SECURITIES	28
FED HOME LOAN MTG CORP - GOLD	10/1/2039	4.5000%	MORTGAGE BACKED SECURITIES	71
FED HOME LOAN MTG CORP - GOLD	2/1/2036	5.0000%	MORTGAGE BACKED SECURITIES	1
FED HOME LOAN MTG CORP - GOLD	2/1/2038	5.0000%	MORTGAGE BACKED SECURITIES	2
FED HOME LOAN MTG CORP - GOLD	3/1/2035	5.0000%	MORTGAGE BACKED SECURITIES	167
FED HOME LOAN MTG CORP - GOLD	5/1/2036	5.0000%	MORTGAGE BACKED SECURITIES	4
FED HOME LOAN MTG CORP - GOLD	5/1/2041	5.0000%	MORTGAGE BACKED SECURITIES	199
FED HOME LOAN MTG CORP - GOLD	6/1/2035	5.0000%	MORTGAGE BACKED SECURITIES	1
FED HOME LOAN MTG CORP - GOLD	7/1/2036	5.0000%	MORTGAGE BACKED SECURITIES	1
FED HOME LOAN MTG CORP - GOLD	7/1/2040	5.0000%	MORTGAGE BACKED SECURITIES	31
FED HOME LOAN MTG CORP - GOLD	8/1/2035	5.0000%	MORTGAGE BACKED SECURITIES	8
FED HOME LOAN MTG CORP - GOLD	8/1/2040	5.0000%	MORTGAGE BACKED SECURITIES	1,020
FED HOME LOAN MTG CORP - GOLD	9/1/2033	5.0000%	MORTGAGE BACKED SECURITIES	1
FED HOME LOAN MTG CORP - GOLD	9/1/2035	5.0000%	MORTGAGE BACKED SECURITIES	1
FED HOME LOAN MTG CORP - GOLD	11/1/2034	5.0000%	MORTGAGE BACKED SECURITIES	2
FED HOME LOAN MTG CORP - GOLD	11/1/2035	5.0000%	MORTGAGE BACKED SECURITIES	3
FED HOME LOAN MTG CORP - GOLD	11/1/2035	5.0000%	MORTGAGE BACKED SECURITIES	1
FED HOME LOAN MTG CORP - GOLD	11/1/2035	5.0000%	MORTGAGE BACKED SECURITIES	1
FED HOME LOAN MTG CORP - GOLD	12/1/2034	5.0000%	MORTGAGE BACKED SECURITIES	38
FED HOME LOAN MTG CORP - GOLD	12/1/2034	5.0000%	MORTGAGE BACKED SECURITIES	57
FED HOME LOAN MTG CORP - GOLD	12/1/2035	5.0000%	MORTGAGE BACKED SECURITIES	11
FED HOME LOAN MTG CORP - GOLD	1/1/2038	6.0000%	MORTGAGE BACKED SECURITIES	1
FED HOME LOAN MTG CORP - GOLD	1/1/2039	6.0000%	MORTGAGE BACKED SECURITIES	18
FED HOME LOAN MTG CORP - GOLD	2/1/2038	6.0000%	MORTGAGE BACKED SECURITIES	1
FED HOME LOAN MTG CORP - GOLD	4/1/2038	6.0000%	MORTGAGE BACKED SECURITIES	1
FED HOME LOAN MTG CORP - GOLD	4/1/2038	6.0000%	MORTGAGE BACKED SECURITIES	1
FED HOME LOAN MTG CORP - GOLD	4/1/2038	6.0000%	MORTGAGE BACKED SECURITIES	1
FED HOME LOAN MTG CORP - GOLD	4/1/2040	6.0000%	MORTGAGE BACKED SECURITIES	5
FED HOME LOAN MTG CORP - GOLD	5/1/2038	6.0000%	MORTGAGE BACKED SECURITIES	2
FED HOME LOAN MTG CORP - GOLD	5/1/2040	6.0000%	MORTGAGE BACKED SECURITIES	5
FED HOME LOAN MTG CORP - GOLD	5/1/2040	6.0000%	MORTGAGE BACKED SECURITIES	2
FED HOME LOAN MTG CORP - GOLD	5/1/2040	6.0000%	MORTGAGE BACKED SECURITIES	4
FED HOME LOAN MTG CORP - GOLD	5/1/2040	6.0000%	MORTGAGE BACKED SECURITIES	5
FED HOME LOAN MTG CORP - GOLD	7/1/2038	6.0000%	MORTGAGE BACKED SECURITIES	4
FED HOME LOAN MTG CORP - GOLD	8/1/2037	6.0000%	MORTGAGE BACKED SECURITIES	3
FED HOME LOAN MTG CORP - GOLD	8/1/2038	6.0000%	MORTGAGE BACKED SECURITIES	2
FED HOME LOAN MTG CORP - GOLD	9/1/2037	6.0000%	MORTGAGE BACKED SECURITIES	1
FED HOME LOAN MTG CORP - GOLD	9/1/2037	6.0000%	MORTGAGE BACKED SECURITIES	1
FED HOME LOAN MTG CORP - GOLD	9/1/2037	6.0000%	MORTGAGE BACKED SECURITIES	2
FED HOME LOAN MTG CORP - GOLD	9/1/2037	6.0000%	MORTGAGE BACKED SECURITIES	1
FED HOME LOAN MTG CORP - GOLD	9/1/2038	6.0000%	MORTGAGE BACKED SECURITIES	1
FED HOME LOAN MTG CORP - GOLD	9/1/2038	6.0000%	MORTGAGE BACKED SECURITIES	7
FED HOME LOAN MTG CORP - GOLD	9/1/2038	6.0000%	MORTGAGE BACKED SECURITIES	12
FED HOME LOAN MTG CORP - GOLD	10/1/2037	6.0000%	MORTGAGE BACKED SECURITIES	1
FED HOME LOAN MTG CORP - GOLD	10/1/2037	6.0000%	MORTGAGE BACKED SECURITIES	2
FED HOME LOAN MTG CORP - GOLD	10/1/2038	6.0000%	MORTGAGE BACKED SECURITIES	1
FED HOME LOAN MTG CORP - GOLD	10/1/2038	6.0000%	MORTGAGE BACKED SECURITIES	4
FED HOME LOAN MTG CORP - GOLD	11/1/2037	6.0000%	MORTGAGE BACKED SECURITIES	2
FED HOME LOAN MTG CORP - GOLD	11/1/2037	6.0000%	MORTGAGE BACKED SECURITIES	2
FED HOME LOAN MTG CORP - GOLD	11/1/2037	6.0000%	MORTGAGE BACKED SECURITIES	1
FED HOME LOAN MTG CORP - GOLD	11/1/2037	6.0000%	MORTGAGE BACKED SECURITIES	4
FED HOME LOAN MTG CORP - GOLD	12/1/2037	6.0000%	MORTGAGE BACKED SECURITIES	2
FED HOME LOAN MTG CORP - GOLD	8/1/2037	6.0000%	MORTGAGE BACKED SECURITIES	2
FED HOME LOAN MTG CORP - GOLD	9/1/2037	6.0000%	MORTGAGE BACKED SECURITIES	1
FED HOME LOAN MTG CORP - GOLD	1/1/2026	7.5000%	MORTGAGE BACKED SECURITIES	1
FED HOME LOAN MTG CORP - GOLD	1/1/2027	7.5000%	MORTGAGE BACKED SECURITIES	2
FED HOME LOAN MTG CORP - GOLD	3/1/2030	7.5000%	MORTGAGE BACKED SECURITIES	1
FED HOME LOAN MTG CORP - GOLD	4/1/2024	7.5000%	MORTGAGE BACKED SECURITIES	1
FED HOME LOAN MTG CORP - GOLD	4/1/2027	7.5000%	MORTGAGE BACKED SECURITIES	1
FED HOME LOAN MTG CORP - GOLD	4/1/2027	7.5000%	MORTGAGE BACKED SECURITIES	1
FED HOME LOAN MTG CORP - GOLD	5/1/2026	7.5000%	MORTGAGE BACKED SECURITIES	1
FED HOME LOAN MTG CORP - GOLD	5/1/2030	7.5000%	MORTGAGE BACKED SECURITIES	1
FED HOME LOAN MTG CORP - GOLD	8/1/2027	7.5000%	MORTGAGE BACKED SECURITIES	2
FED HOME LOAN MTG CORP - GOLD	8/1/2030	7.5000%	MORTGAGE BACKED SECURITIES	1
FED HOME LOAN MTG CORP - GOLD	9/1/2027	7.5000%	MORTGAGE BACKED SECURITIES	1
FED HOME LOAN MTG CORP - GOLD	9/1/2030	7.5000%	MORTGAGE BACKED SECURITIES	6
FED HOME LOAN MTG CORP - GOLD	10/1/2029	7.5000%	MORTGAGE BACKED SECURITIES	3
FED HOME LOAN MTG CORP - GOLD	10/1/2030	7.5000%	MORTGAGE BACKED SECURITIES	1
FED HOME LOAN MTG CORP - GOLD	12/1/2030	7.5000%	MORTGAGE BACKED SECURITIES	12
FED HOME LOAN MTG CORP - GOLD	5/1/2027	8.0000%	MORTGAGE BACKED SECURITIES	3
FED HOME LOAN MTG CORP - GOLD	9/1/2027	8.0000%	MORTGAGE BACKED SECURITIES	1
FED HOME LOAN MTG CORP - GOLD	1/1/2025	8.5000%	MORTGAGE BACKED SECURITIES	1
FED HOME LOAN MTG CORP - GOLD	3/1/2025	8.5000%	MORTGAGE BACKED SECURITIES	1
FED HOME LOAN MTG CORP - GOLD	3/1/2030	7.5000%	MORTGAGE BACKED SECURITIES	1

Attachment B
(In thousands)

Identity of Issuer	Maturity Dates	Interest Rates	Description	Current Value
FED HOME LOAN MTG CORP - GOLD	6/1/2027	7.5000%	MORTGAGE BACKED SECURITIES	1
FEDERAL HOME LOAN BANKS	6/14/2019	1.6250%	GOVERNMENT OBLIGATIONS	1,284
FEDERAL HOME LN MTG CORP MULTI	10/25/2022	0.8309%	MORTGAGE BACKED SECURITIES	107
FEDERAL HOME LN MTG MLT CTF GT	5/25/2022	1.4009%	MORTGAGE BACKED SECURITIES	355
FEDERAL HOME LN MTG MLT CTF GT	2/25/2023	3.1505%	MORTGAGE BACKED SECURITIES	827
FEDERAL HOME LN MTG MLT CTF GT	1/25/2024	0.9859%	MORTGAGE BACKED SECURITIES	852
FEDERAL HOME LN MTG MLT CTF GT	7/25/2024	0.8666%	MORTGAGE BACKED SECURITIES	497
FEDERAL HOME LN MTG MLT CTF GT	6/25/2021	3.1300%	MORTGAGE BACKED SECURITIES	2,610
FEDERAL HOME LN MTG MLT CTF GT	8/25/2026	2.6530%	MORTGAGE BACKED SECURITIES	53
FEDERAL HOME LN MTG MLT CTF GT	10/25/2022	1.9810%	MORTGAGE BACKED SECURITIES	1,460
FEDERAL HOME LN MTG MLT CTF GT	5/25/2021	1.4180%	MORTGAGE BACKED SECURITIES	448
FEDERAL HOME LN MTG MLT CTF GT	1/25/2023	2.2720%	MORTGAGE BACKED SECURITIES	684
FEDERAL HOME LN MTG MLT CTF GT	2/25/2028	3.6500%	MORTGAGE BACKED SECURITIES	195
FEDERAL HOME LN MTG MLT CTF GT	10/25/2028	4.0600%	MORTGAGE BACKED SECURITIES	259
FEDERAL HOME LN MTG MLT CTF GT	11/25/2028	3.1760%	ASSET BACKED SECURITIES	295
FEDERAL HOME LN MTG MLT CTF GT	7/25/2025	3.3700%	MORTGAGE BACKED SECURITIES	459
FEDERAL HOME LN MTG MLT CTF GT	2/25/2027	2.9520%	MORTGAGE BACKED SECURITIES	677
FEDERAL HOME LN MTG MLT CTF GT	9/25/2020	2.5660%	MORTGAGE BACKED SECURITIES	987
FEDERAL HOME LN MTG MLT CTF GT	10/25/2020	3.0340%	MORTGAGE BACKED SECURITIES	894
FEDERAL HOME LN MTG MLT CTF GT	9/25/2021	2.9910%	MORTGAGE BACKED SECURITIES	3,002
FEDERAL HOME LN MTG MLT CTF GT	7/15/2041	3.0015%	ASSET BACKED SECURITIES	425
FEDERAL HOME LN MTG MLT CTF GT	4/15/2041	2.9896%	ASSET BACKED SECURITIES	564
FEDERAL HOME LN MTG MLT CTF GT	4/15/2041	2.9896%	ASSET BACKED SECURITIES	564
FEDERAL HOME LN MTG MLT CTF GT	5/15/2024	4.0000%	ASSET BACKED SECURITIES	1,128
FEDERAL HOME LN MTG MLT CTF GT	6/15/2045	3.0000%	ASSET BACKED SECURITIES	783
FEDERAL HOME LN MTG MLT CTF GT	11/15/2044	3.0000%	ASSET BACKED SECURITIES	833
FEDERAL HOME LN MTG MLT CTF GT	5/15/2045	2.5000%	ASSET BACKED SECURITIES	565
FEDERAL HOME LN MTG MLT CTF GT	8/15/2046	3.0000%	ASSET BACKED SECURITIES	4,678
FEDERAL HOME LN MTG MLT CTF GT	12/15/2031	2.8896%	ASSET BACKED SECURITIES	9
FEDERAL HOME LN MTG MLT CTF GT	11/15/2035	4.0000%	ASSET BACKED SECURITIES	261
FEDERAL HOME LOAN BANKS	9/28/2020	1.3750%	GOVERNMENT OBLIGATIONS	2,919
FEDERAL HOME LOAN BANKS	6/13/2025	2.8750%	GOVERNMENT OBLIGATIONS	1,397
FEDERAL HOME LOAN BANKS	9/11/2026	3.0000%	GOVERNMENT OBLIGATIONS	1,042
FEDERAL HOME LOAN BK DISC NTS	2/13/2019	0.0000%	GOVERNMENT OBLIGATIONS	100
FEDERAL HOME LOAN BK DISC NTS	2/27/2019	0.0000%	GOVERNMENT OBLIGATIONS	697
FEDERAL NAT MTG ASN GTD REM PA	8/25/2028	3.5778%	MORTGAGE BACKED SECURITIES	1,291
FEDERAL NAT MTG ASN GTD REM PA	5/25/2025	2.3310%	MORTGAGE BACKED SECURITIES	1,302
FEDERAL NAT MTG ASN GTD REM PA	7/25/2026	1.8860%	MORTGAGE BACKED SECURITIES	709
FEDERAL NAT MTG ASN GTD REM PA	5/25/2026	1.9460%	MORTGAGE BACKED SECURITIES	2
FEDERAL NAT MTG ASN GTD REM PA	9/25/2026	2.0373%	MORTGAGE BACKED SECURITIES	1,617
FEDERAL NAT MTG ASN GTD REM PA	6/25/2026	2.2920%	MORTGAGE BACKED SECURITIES	251
FEDERAL NAT MTG ASN GTD REM PA	12/25/2026	2.4842%	MORTGAGE BACKED SECURITIES	790
FEDERAL NAT MTG ASN GTD REM PA	8/25/2028	3.5778%	MORTGAGE BACKED SECURITIES	262
FEDERAL NAT MTG ASN GTD REM PA	1/25/2028	2.8024%	MORTGAGE BACKED SECURITIES	1,099
FEDERAL NAT MTG ASN GTD REM PA	7/25/2028	3.3847%	MORTGAGE BACKED SECURITIES	1,161
FEDERAL NAT MTG ASN GTD REM PA	5/18/2032	2.8406%	ASSET BACKED SECURITIES	7
FEDERAL NAT MTG ASN GTD REM PA	12/25/2045	2.7298%	ASSET BACKED SECURITIES	338
FEDERAL NAT MTG ASN GTD REM PA	6/25/2041	5.0000%	ASSET BACKED SECURITIES	367
FEDERAL NAT MTG ASN GTD REM PA	10/25/2041	5.0000%	ASSET BACKED SECURITIES	490
FEDERAL NAT MTG ASN GTD REM PA	10/25/2042	7.0000%	ASSET BACKED SECURITIES	75
FEDERAL NAT MTG ASN GTD REM PA	12/25/2041	2.5000%	ASSET BACKED SECURITIES	241
FEDERAL NAT MTG ASN GTD REM PA	3/25/2046	2.5000%	ASSET BACKED SECURITIES	1,238
FEDERAL NAT MTG ASN GTD REM PA	6/25/2045	3.0000%	ASSET BACKED SECURITIES	1,834
FEDERAL NAT MTG ASN GTD REM PA	2/25/2029	6.2500%	ASSET BACKED SECURITIES	366
FEDERAL NATL MTG ASSN GTD REMIC PASS THR	9/25/2026	1.9310%	MORTGAGE BACKED SECURITIES	439
FEDERAL NATL MTG ASSN GTD REMIC PASS THR	10/25/2026	2.4154%	ASSET BACKED SECURITIES	71
FEDERAL NATL MTG ASSN GTD REMIC PASS THR	3/25/2028	2.9429%	MORTGAGE BACKED SECURITIES	874
FEDERAL NATL MTG ASSN GTD REMIC PASS THR	3/25/2028	3.0429%	MORTGAGE BACKED SECURITIES	251
FEDERAL NATL MTG ASSN GTD REMIC PASS THR	3/25/2028	3.0522%	MORTGAGE BACKED SECURITIES	204
FEDERAL NATL MTG ASSN GTD REMIC PASS THR	11/25/2046	2.9215%	ASSET BACKED SECURITIES	414
FEDERAL REALTY INVESTMENT TR	1/15/2021	2.5500%	BOND	197
FEDEX CORP	3/15/2027	3.3000%	BOND	5
FIDELITY NATL INFORMN SVCS INC	4/15/2023	3.5000%	BOND	14
FIDELITY NATL INFORMN SVCS INC	8/15/2026	3.0000%	BOND	68
FIDELITY NATL INFORMN SVCS INC	10/15/2020	3.6250%	BOND	325
FIDELITY NATL INFORMN SVCS INC	5/15/2028	4.2500%	BOND	10
FIFTH THIRD BANCORP	6/15/2022	2.6000%	BOND	754
FISERV INC	10/1/2023	3.8000%	BOND	65
FISERV INC	10/1/2023	3.8000%	BOND	101
FISERV INC	6/1/2025	3.8500%	BOND	15
FISERV INC	10/1/2028	4.2000%	BOND	40
FISERV INC	6/15/2021	4.7500%	BOND	386
FLIR SYSTEMS INC	6/15/2021	3.1250%	BOND	222
FNMA GTD MTG PASS THRU CTF	9/1/2040	4.5000%	MORTGAGE BACKED SECURITIES	566

Attachment B
(In thousands)

Identity of Issuer	Maturity Dates	Interest Rates	Description	Current Value
FNMA GTD MTG PASS THRU CTF	6/1/2040	5.0000%	MORTGAGE BACKED SECURITIES	23
FNMA GTD MTG PASS THRU CTF	7/1/2035	5.0000%	MORTGAGE BACKED SECURITIES	338
FNMA GTD MTG PASS THRU CTF	7/1/2040	5.0000%	MORTGAGE BACKED SECURITIES	16
FNMA GTD MTG PASS THRU CTF	8/1/2040	5.0000%	MORTGAGE BACKED SECURITIES	108
FNMA GTD MTG PASS THRU CTF	11/1/2033	5.0000%	MORTGAGE BACKED SECURITIES	516
FNMA GTD MTG PASS THRU CTF	8/1/2037	5.5000%	MORTGAGE BACKED SECURITIES	194
FNMA GTD MTG PASS THRU CTF	3/1/2034	6.0000%	MORTGAGE BACKED SECURITIES	743
FNMA GTD MTG PASS THRU CTF	6/1/2030	7.5000%	MORTGAGE BACKED SECURITIES	3
FNMA GTD MTG PASS THRU CTF	6/1/2030	7.5000%	MORTGAGE BACKED SECURITIES	1
FNMA GTD MTG PASS THRU CTF	9/1/2027	7.5000%	MORTGAGE BACKED SECURITIES	1
FNMA GTD MTG PASS THRU CTF	10/1/2029	7.5000%	MORTGAGE BACKED SECURITIES	1
FNMA GTD MTG PASS THRU CTF	11/1/2027	7.5000%	MORTGAGE BACKED SECURITIES	1
FNMA GTD MTG PASS THRU CTF	11/1/2029	7.5000%	MORTGAGE BACKED SECURITIES	1
FNMA GTD MTG PASS THRU CTF	6/1/2030	8.0000%	MORTGAGE BACKED SECURITIES	1
FNMA GTD MTG PASS THRU CTF	4/1/2030	8.5000%	MORTGAGE BACKED SECURITIES	1
FNMA GTD MTG PASS THRU CTF	12/1/2025	8.5000%	MORTGAGE BACKED SECURITIES	1
FNMA GTD MTG PASS THRU CTF	7/1/2027	3.0000%	MORTGAGE BACKED SECURITIES	966
FNMA GTD MTG PASS THRU CTF	3/1/2026	3.5000%	MORTGAGE BACKED SECURITIES	116
FNMA GTD MTG PASS THRU CTF	10/1/2025	3.5000%	MORTGAGE BACKED SECURITIES	218
FNMA GTD MTG PASS THRU CTF	2/1/2024	4.0000%	MORTGAGE BACKED SECURITIES	13
FNMA GTD MTG PASS THRU CTF	3/1/2026	4.0000%	MORTGAGE BACKED SECURITIES	33
FNMA GTD MTG PASS THRU CTF	5/1/2024	4.0000%	MORTGAGE BACKED SECURITIES	1
FNMA GTD MTG PASS THRU CTF	8/1/2024	4.0000%	MORTGAGE BACKED SECURITIES	13
FNMA GTD MTG PASS THRU CTF	10/1/2024	4.0000%	MORTGAGE BACKED SECURITIES	72
FNMA GTD MTG PASS THRU CTF	12/1/2024	4.0000%	MORTGAGE BACKED SECURITIES	62
FNMA GTD MTG PASS THRU CTF	12/1/2024	4.0000%	MORTGAGE BACKED SECURITIES	107
FNMA GTD MTG PASS THRU CTF	1/1/2021	5.5000%	MORTGAGE BACKED SECURITIES	5
FNMA GTD MTG PASS THRU CTF	9/1/2023	5.5000%	MORTGAGE BACKED SECURITIES	7
FNMA GTD MTG PASS THRU CTF	8/1/2031	2.0000%	MORTGAGE BACKED SECURITIES	2,363
FNMA GTD MTG PASS THRU CTF	1/1/2029	2.5000%	MORTGAGE BACKED SECURITIES	203
FNMA GTD MTG PASS THRU CTF	1/1/2029	2.5000%	MORTGAGE BACKED SECURITIES	58
FNMA GTD MTG PASS THRU CTF	1/1/2030	2.5000%	MORTGAGE BACKED SECURITIES	1,166
FNMA GTD MTG PASS THRU CTF	2/1/2028	2.5000%	MORTGAGE BACKED SECURITIES	371
FNMA GTD MTG PASS THRU CTF	2/1/2028	2.5000%	MORTGAGE BACKED SECURITIES	330
FNMA GTD MTG PASS THRU CTF	2/1/2028	2.5000%	MORTGAGE BACKED SECURITIES	313
FNMA GTD MTG PASS THRU CTF	2/1/2031	2.5000%	MORTGAGE BACKED SECURITIES	1,246
FNMA GTD MTG PASS THRU CTF	3/1/2028	2.5000%	MORTGAGE BACKED SECURITIES	706
FNMA GTD MTG PASS THRU CTF	3/1/2032	2.5000%	MORTGAGE BACKED SECURITIES	3,214
FNMA GTD MTG PASS THRU CTF	4/1/2028	2.5000%	MORTGAGE BACKED SECURITIES	66
FNMA GTD MTG PASS THRU CTF	4/1/2028	2.5000%	MORTGAGE BACKED SECURITIES	573
FNMA GTD MTG PASS THRU CTF	4/1/2032	2.5000%	MORTGAGE BACKED SECURITIES	597
FNMA GTD MTG PASS THRU CTF	5/1/2028	2.5000%	MORTGAGE BACKED SECURITIES	30
FNMA GTD MTG PASS THRU CTF	6/1/2028	2.5000%	MORTGAGE BACKED SECURITIES	747
FNMA GTD MTG PASS THRU CTF	6/1/2028	2.5000%	MORTGAGE BACKED SECURITIES	904
FNMA GTD MTG PASS THRU CTF	6/1/2032	2.5000%	MORTGAGE BACKED SECURITIES	1,160
FNMA GTD MTG PASS THRU CTF	7/1/2028	2.5000%	MORTGAGE BACKED SECURITIES	1,485
FNMA GTD MTG PASS THRU CTF	7/1/2028	2.5000%	MORTGAGE BACKED SECURITIES	268
FNMA GTD MTG PASS THRU CTF	7/1/2028	2.5000%	MORTGAGE BACKED SECURITIES	369
FNMA GTD MTG PASS THRU CTF	7/1/2028	2.5000%	MORTGAGE BACKED SECURITIES	46
FNMA GTD MTG PASS THRU CTF	7/1/2028	2.5000%	MORTGAGE BACKED SECURITIES	201
FNMA GTD MTG PASS THRU CTF	7/1/2028	2.5000%	MORTGAGE BACKED SECURITIES	26
FNMA GTD MTG PASS THRU CTF	7/1/2028	2.5000%	MORTGAGE BACKED SECURITIES	225
FNMA GTD MTG PASS THRU CTF	7/1/2030	2.5000%	MORTGAGE BACKED SECURITIES	2,646
FNMA GTD MTG PASS THRU CTF	7/1/2030	2.5000%	MORTGAGE BACKED SECURITIES	883
FNMA GTD MTG PASS THRU CTF	8/1/2028	2.5000%	MORTGAGE BACKED SECURITIES	107
FNMA GTD MTG PASS THRU CTF	8/1/2028	2.5000%	MORTGAGE BACKED SECURITIES	21
FNMA GTD MTG PASS THRU CTF	8/1/2028	2.5000%	MORTGAGE BACKED SECURITIES	17
FNMA GTD MTG PASS THRU CTF	8/1/2028	2.5000%	MORTGAGE BACKED SECURITIES	727
FNMA GTD MTG PASS THRU CTF	9/1/2027	2.5000%	MORTGAGE BACKED SECURITIES	467
FNMA GTD MTG PASS THRU CTF	9/1/2028	2.5000%	MORTGAGE BACKED SECURITIES	646
FNMA GTD MTG PASS THRU CTF	9/1/2028	2.5000%	MORTGAGE BACKED SECURITIES	313
FNMA GTD MTG PASS THRU CTF	9/1/2029	2.5000%	MORTGAGE BACKED SECURITIES	910
FNMA GTD MTG PASS THRU CTF	10/1/2027	2.5000%	MORTGAGE BACKED SECURITIES	102
FNMA GTD MTG PASS THRU CTF	10/1/2027	2.5000%	MORTGAGE BACKED SECURITIES	419
FNMA GTD MTG PASS THRU CTF	10/1/2028	2.5000%	MORTGAGE BACKED SECURITIES	205
FNMA GTD MTG PASS THRU CTF	10/1/2029	2.5000%	MORTGAGE BACKED SECURITIES	1,954
FNMA GTD MTG PASS THRU CTF	11/1/2027	2.5000%	MORTGAGE BACKED SECURITIES	374
FNMA GTD MTG PASS THRU CTF	11/1/2028	2.5000%	MORTGAGE BACKED SECURITIES	187
FNMA GTD MTG PASS THRU CTF	12/1/2027	2.5000%	MORTGAGE BACKED SECURITIES	768
FNMA GTD MTG PASS THRU CTF	12/1/2027	2.5000%	MORTGAGE BACKED SECURITIES	672
FNMA GTD MTG PASS THRU CTF	12/1/2027	2.5000%	MORTGAGE BACKED SECURITIES	158
FNMA GTD MTG PASS THRU CTF	12/1/2027	2.5000%	MORTGAGE BACKED SECURITIES	421
FNMA GTD MTG PASS THRU CTF	12/1/2031	2.5000%	MORTGAGE BACKED SECURITIES	368
FNMA GTD MTG PASS THRU CTF	1/1/2027	3.0000%	MORTGAGE BACKED SECURITIES	333

Attachment B
(In thousands)

Identity of Issuer	Maturity Dates	Interest Rates	Description	Current Value
FNMA GTD MTG PASS THRU CTF	2/1/2027	3.0000%	MORTGAGE BACKED SECURITIES	875
FNMA GTD MTG PASS THRU CTF	3/1/2032	3.0000%	MORTGAGE BACKED SECURITIES	375
FNMA GTD MTG PASS THRU CTF	3/1/2032	3.0000%	MORTGAGE BACKED SECURITIES	881
FNMA GTD MTG PASS THRU CTF	5/1/2029	3.0000%	MORTGAGE BACKED SECURITIES	1,059
FNMA GTD MTG PASS THRU CTF	5/1/2029	3.0000%	MORTGAGE BACKED SECURITIES	1,533
FNMA GTD MTG PASS THRU CTF	6/1/2027	3.0000%	MORTGAGE BACKED SECURITIES	325
FNMA GTD MTG PASS THRU CTF	6/1/2030	3.0000%	MORTGAGE BACKED SECURITIES	4,262
FNMA GTD MTG PASS THRU CTF	6/1/2030	3.0000%	MORTGAGE BACKED SECURITIES	1,397
FNMA GTD MTG PASS THRU CTF	9/1/2030	3.0000%	MORTGAGE BACKED SECURITIES	1,259
FNMA GTD MTG PASS THRU CTF	10/1/2027	3.0000%	MORTGAGE BACKED SECURITIES	1,690
FNMA GTD MTG PASS THRU CTF	10/1/2029	3.0000%	MORTGAGE BACKED SECURITIES	1,975
FNMA GTD MTG PASS THRU CTF	11/1/2028	3.0000%	MORTGAGE BACKED SECURITIES	937
FNMA GTD MTG PASS THRU CTF	11/1/2028	3.0000%	MORTGAGE BACKED SECURITIES	1,542
FNMA GTD MTG PASS THRU CTF	11/1/2028	3.0000%	MORTGAGE BACKED SECURITIES	671
FNMA GTD MTG PASS THRU CTF	12/1/2031	3.0000%	MORTGAGE BACKED SECURITIES	1,919
FNMA GTD MTG PASS THRU CTF	1/1/2029	3.5000%	MORTGAGE BACKED SECURITIES	747
FNMA GTD MTG PASS THRU CTF	1/1/2030	3.5000%	MORTGAGE BACKED SECURITIES	411
FNMA GTD MTG PASS THRU CTF	3/1/2026	3.5000%	MORTGAGE BACKED SECURITIES	104
FNMA GTD MTG PASS THRU CTF	3/1/2027	3.5000%	MORTGAGE BACKED SECURITIES	608
FNMA GTD MTG PASS THRU CTF	3/1/2033	3.5000%	MORTGAGE BACKED SECURITIES	971
FNMA GTD MTG PASS THRU CTF	4/1/2027	3.5000%	MORTGAGE BACKED SECURITIES	250
FNMA GTD MTG PASS THRU CTF	7/1/2026	3.5000%	MORTGAGE BACKED SECURITIES	1,237
FNMA GTD MTG PASS THRU CTF	8/1/2026	3.5000%	MORTGAGE BACKED SECURITIES	458
FNMA GTD MTG PASS THRU CTF	8/1/2033	3.5000%	MORTGAGE BACKED SECURITIES	490
FNMA GTD MTG PASS THRU CTF	9/1/2033	3.5000%	MORTGAGE BACKED SECURITIES	980
FNMA GTD MTG PASS THRU CTF	11/1/2026	3.5000%	MORTGAGE BACKED SECURITIES	621
FNMA GTD MTG PASS THRU CTF	9/1/2030	3.5000%	MORTGAGE BACKED SECURITIES	746
FNMA GTD MTG PASS THRU CTF	1/1/2034	4.0000%	MORTGAGE BACKED SECURITIES	308
FNMA GTD MTG PASS THRU CTF	1/1/2034	4.0000%	MORTGAGE BACKED SECURITIES	768
FNMA GTD MTG PASS THRU CTF	2/1/2034	4.0000%	MORTGAGE BACKED SECURITIES	1,534
FNMA GTD MTG PASS THRU CTF	3/1/2025	4.0000%	MORTGAGE BACKED SECURITIES	6
FNMA GTD MTG PASS THRU CTF	3/1/2032	4.0000%	MORTGAGE BACKED SECURITIES	307
FNMA GTD MTG PASS THRU CTF	5/1/2025	4.0000%	MORTGAGE BACKED SECURITIES	14
FNMA GTD MTG PASS THRU CTF	6/1/2026	4.0000%	MORTGAGE BACKED SECURITIES	297
FNMA GTD MTG PASS THRU CTF	9/1/2025	4.0000%	MORTGAGE BACKED SECURITIES	46
FNMA GTD MTG PASS THRU CTF	9/1/2026	4.0000%	MORTGAGE BACKED SECURITIES	337
FNMA GTD MTG PASS THRU CTF	7/1/2024	4.5000%	MORTGAGE BACKED SECURITIES	3
FNMA GTD MTG PASS THRU CTF	7/1/2025	4.5000%	MORTGAGE BACKED SECURITIES	574
FNMA GTD MTG PASS THRU CTF	11/1/2024	4.5000%	MORTGAGE BACKED SECURITIES	24
FNMA GTD MTG PASS THRU CTF	11/1/2024	4.5000%	MORTGAGE BACKED SECURITIES	11
FNMA GTD MTG PASS THRU CTF	11/1/2024	4.5000%	MORTGAGE BACKED SECURITIES	14
FNMA GTD MTG PASS THRU CTF	11/1/2024	4.5000%	MORTGAGE BACKED SECURITIES	12
FNMA GTD MTG PASS THRU CTF	11/1/2024	4.5000%	MORTGAGE BACKED SECURITIES	10
FNMA GTD MTG PASS THRU CTF	11/1/2024	4.5000%	MORTGAGE BACKED SECURITIES	12
FNMA GTD MTG PASS THRU CTF	12/1/2024	4.5000%	MORTGAGE BACKED SECURITIES	12
FNMA GTD MTG PASS THRU CTF	12/1/2024	4.5000%	MORTGAGE BACKED SECURITIES	24
FNMA GTD MTG PASS THRU CTF	2/1/2024	5.0000%	MORTGAGE BACKED SECURITIES	175
FNMA GTD MTG PASS THRU CTF	9/1/2023	5.5000%	MORTGAGE BACKED SECURITIES	6
FNMA GTD MTG PASS THRU CTF	10/1/2023	5.5000%	MORTGAGE BACKED SECURITIES	5
FNMA GTD MTG PASS THRU CTF	7/1/2025	5.5000%	MORTGAGE BACKED SECURITIES	189
FNMA GTD MTG PASS THRU CTF	4/1/2043	3.0000%	MORTGAGE BACKED SECURITIES	11
FNMA GTD MTG PASS THRU CTF	6/1/2043	3.0000%	MORTGAGE BACKED SECURITIES	17
FNMA GTD MTG PASS THRU CTF	1/1/2043	3.0000%	MORTGAGE BACKED SECURITIES	243
FNMA GTD MTG PASS THRU CTF	1/1/2043	3.0000%	MORTGAGE BACKED SECURITIES	106
FNMA GTD MTG PASS THRU CTF	1/1/2043	3.0000%	MORTGAGE BACKED SECURITIES	13
FNMA GTD MTG PASS THRU CTF	2/1/2043	3.0000%	MORTGAGE BACKED SECURITIES	32
FNMA GTD MTG PASS THRU CTF	2/1/2043	3.0000%	MORTGAGE BACKED SECURITIES	95
FNMA GTD MTG PASS THRU CTF	2/1/2043	3.0000%	MORTGAGE BACKED SECURITIES	252
FNMA GTD MTG PASS THRU CTF	2/1/2043	3.0000%	MORTGAGE BACKED SECURITIES	33
FNMA GTD MTG PASS THRU CTF	2/1/2043	3.0000%	MORTGAGE BACKED SECURITIES	17
FNMA GTD MTG PASS THRU CTF	2/1/2043	3.0000%	MORTGAGE BACKED SECURITIES	20
FNMA GTD MTG PASS THRU CTF	2/1/2043	3.0000%	MORTGAGE BACKED SECURITIES	93
FNMA GTD MTG PASS THRU CTF	2/1/2044	3.0000%	MORTGAGE BACKED SECURITIES	1,527
FNMA GTD MTG PASS THRU CTF	3/1/2043	3.0000%	MORTGAGE BACKED SECURITIES	16
FNMA GTD MTG PASS THRU CTF	3/1/2043	3.0000%	MORTGAGE BACKED SECURITIES	219
FNMA GTD MTG PASS THRU CTF	3/1/2043	3.0000%	MORTGAGE BACKED SECURITIES	98
FNMA GTD MTG PASS THRU CTF	3/1/2043	3.0000%	MORTGAGE BACKED SECURITIES	19
FNMA GTD MTG PASS THRU CTF	3/1/2043	3.0000%	MORTGAGE BACKED SECURITIES	12
FNMA GTD MTG PASS THRU CTF	3/1/2043	3.0000%	MORTGAGE BACKED SECURITIES	21
FNMA GTD MTG PASS THRU CTF	3/1/2043	3.0000%	MORTGAGE BACKED SECURITIES	14
FNMA GTD MTG PASS THRU CTF	3/1/2043	3.0000%	MORTGAGE BACKED SECURITIES	293
FNMA GTD MTG PASS THRU CTF	4/1/2045	3.0000%	MORTGAGE BACKED SECURITIES	541
FNMA GTD MTG PASS THRU CTF	5/1/2043	3.0000%	MORTGAGE BACKED SECURITIES	26
FNMA GTD MTG PASS THRU CTF	5/1/2043	3.0000%	MORTGAGE BACKED SECURITIES	13

Attachment B
(In thousands)

Identity of Issuer	Maturity Dates	Interest Rates	Description	Current Value
FNMA GTD MTG PASS THRU CTF	5/1/2043	3.0000%	MORTGAGE BACKED SECURITIES	85
FNMA GTD MTG PASS THRU CTF	5/1/2043	3.0000%	MORTGAGE BACKED SECURITIES	37
FNMA GTD MTG PASS THRU CTF	6/1/2043	3.0000%	MORTGAGE BACKED SECURITIES	1,604
FNMA GTD MTG PASS THRU CTF	6/1/2043	3.0000%	MORTGAGE BACKED SECURITIES	20
FNMA GTD MTG PASS THRU CTF	7/1/2043	3.0000%	MORTGAGE BACKED SECURITIES	5,115
FNMA GTD MTG PASS THRU CTF	7/1/2043	3.0000%	MORTGAGE BACKED SECURITIES	13
FNMA GTD MTG PASS THRU CTF	7/1/2043	3.0000%	MORTGAGE BACKED SECURITIES	430
FNMA GTD MTG PASS THRU CTF	7/1/2043	3.0000%	MORTGAGE BACKED SECURITIES	18
FNMA GTD MTG PASS THRU CTF	7/1/2043	3.0000%	MORTGAGE BACKED SECURITIES	27
FNMA GTD MTG PASS THRU CTF	7/1/2043	3.0000%	MORTGAGE BACKED SECURITIES	52
FNMA GTD MTG PASS THRU CTF	9/1/2043	3.0000%	MORTGAGE BACKED SECURITIES	18
FNMA GTD MTG PASS THRU CTF	9/1/2046	3.0000%	MORTGAGE BACKED SECURITIES	703
FNMA GTD MTG PASS THRU CTF	9/1/2046	3.0000%	MORTGAGE BACKED SECURITIES	23
FNMA GTD MTG PASS THRU CTF	10/1/2043	3.0000%	MORTGAGE BACKED SECURITIES	59
FNMA GTD MTG PASS THRU CTF	10/1/2046	3.0000%	MORTGAGE BACKED SECURITIES	238
FNMA GTD MTG PASS THRU CTF	10/1/2046	3.0000%	MORTGAGE BACKED SECURITIES	41
FNMA GTD MTG PASS THRU CTF	10/1/2046	3.0000%	MORTGAGE BACKED SECURITIES	66
FNMA GTD MTG PASS THRU CTF	11/1/2042	3.0000%	MORTGAGE BACKED SECURITIES	447
FNMA GTD MTG PASS THRU CTF	12/1/2046	3.0000%	MORTGAGE BACKED SECURITIES	624
FNMA GTD MTG PASS THRU CTF	12/1/2046	3.0000%	MORTGAGE BACKED SECURITIES	581
FNMA GTD MTG PASS THRU CTF	12/1/2046	3.0000%	MORTGAGE BACKED SECURITIES	624
FNMA GTD MTG PASS THRU CTF	5/1/2043	3.0000%	MORTGAGE BACKED SECURITIES	1,426
FNMA GTD MTG PASS THRU CTF	1/1/2045	3.5000%	MORTGAGE BACKED SECURITIES	178
FNMA GTD MTG PASS THRU CTF	1/1/2046	3.5000%	MORTGAGE BACKED SECURITIES	454
FNMA GTD MTG PASS THRU CTF	1/1/2047	3.5000%	MORTGAGE BACKED SECURITIES	5,810
FNMA GTD MTG PASS THRU CTF	2/1/2048	3.5000%	MORTGAGE BACKED SECURITIES	2,001
FNMA GTD MTG PASS THRU CTF	2/1/2043	3.5000%	MORTGAGE BACKED SECURITIES	8
FNMA GTD MTG PASS THRU CTF	2/1/2043	3.5000%	MORTGAGE BACKED SECURITIES	88
FNMA GTD MTG PASS THRU CTF	2/1/2045	3.5000%	MORTGAGE BACKED SECURITIES	630
FNMA GTD MTG PASS THRU CTF	2/1/2045	3.5000%	MORTGAGE BACKED SECURITIES	27
FNMA GTD MTG PASS THRU CTF	2/1/2045	3.5000%	MORTGAGE BACKED SECURITIES	176
FNMA GTD MTG PASS THRU CTF	2/1/2045	3.5000%	MORTGAGE BACKED SECURITIES	240
FNMA GTD MTG PASS THRU CTF	2/1/2045	3.5000%	MORTGAGE BACKED SECURITIES	26
FNMA GTD MTG PASS THRU CTF	2/1/2045	3.5000%	MORTGAGE BACKED SECURITIES	80
FNMA GTD MTG PASS THRU CTF	2/1/2046	3.5000%	MORTGAGE BACKED SECURITIES	5,001
FNMA GTD MTG PASS THRU CTF	2/1/2048	3.5000%	MORTGAGE BACKED SECURITIES	2,273
FNMA GTD MTG PASS THRU CTF	4/1/2043	3.5000%	MORTGAGE BACKED SECURITIES	37
FNMA GTD MTG PASS THRU CTF	4/1/2048	3.5000%	MORTGAGE BACKED SECURITIES	861
FNMA GTD MTG PASS THRU CTF	5/1/2043	3.5000%	MORTGAGE BACKED SECURITIES	13
FNMA GTD MTG PASS THRU CTF	5/1/2045	3.5000%	MORTGAGE BACKED SECURITIES	111
FNMA GTD MTG PASS THRU CTF	5/1/2045	3.5000%	MORTGAGE BACKED SECURITIES	16
FNMA GTD MTG PASS THRU CTF	5/1/2047	3.5000%	MORTGAGE BACKED SECURITIES	275
FNMA GTD MTG PASS THRU CTF	5/1/2047	3.5000%	MORTGAGE BACKED SECURITIES	885
FNMA GTD MTG PASS THRU CTF	6/1/2043	3.5000%	MORTGAGE BACKED SECURITIES	90
FNMA GTD MTG PASS THRU CTF	6/1/2045	3.5000%	MORTGAGE BACKED SECURITIES	750
FNMA GTD MTG PASS THRU CTF	6/1/2045	3.5000%	MORTGAGE BACKED SECURITIES	26
FNMA GTD MTG PASS THRU CTF	6/1/2047	3.5000%	MORTGAGE BACKED SECURITIES	835
FNMA GTD MTG PASS THRU CTF	8/1/2043	3.5000%	MORTGAGE BACKED SECURITIES	76
FNMA GTD MTG PASS THRU CTF	8/1/2044	3.5000%	MORTGAGE BACKED SECURITIES	11
FNMA GTD MTG PASS THRU CTF	8/1/2045	3.5000%	MORTGAGE BACKED SECURITIES	19
FNMA GTD MTG PASS THRU CTF	9/1/2045	3.5000%	MORTGAGE BACKED SECURITIES	32
FNMA GTD MTG PASS THRU CTF	10/1/2044	3.5000%	MORTGAGE BACKED SECURITIES	376
FNMA GTD MTG PASS THRU CTF	10/1/2045	3.5000%	MORTGAGE BACKED SECURITIES	488
FNMA GTD MTG PASS THRU CTF	10/1/2045	3.5000%	MORTGAGE BACKED SECURITIES	41
FNMA GTD MTG PASS THRU CTF	11/1/2045	3.5000%	MORTGAGE BACKED SECURITIES	4,110
FNMA GTD MTG PASS THRU CTF	11/1/2045	3.5000%	MORTGAGE BACKED SECURITIES	65
FNMA GTD MTG PASS THRU CTF	11/1/2045	3.5000%	MORTGAGE BACKED SECURITIES	23
FNMA GTD MTG PASS THRU CTF	12/1/2046	3.5000%	MORTGAGE BACKED SECURITIES	512
FNMA GTD MTG PASS THRU CTF	12/1/2047	3.5000%	MORTGAGE BACKED SECURITIES	274
FNMA GTD MTG PASS THRU CTF	1/1/2042	4.0000%	MORTGAGE BACKED SECURITIES	60
FNMA GTD MTG PASS THRU CTF	1/1/2045	4.0000%	MORTGAGE BACKED SECURITIES	2,086
FNMA GTD MTG PASS THRU CTF	1/1/2049	4.0000%	MORTGAGE BACKED SECURITIES	5,912
FNMA GTD MTG PASS THRU CTF	2/1/2044	4.0000%	MORTGAGE BACKED SECURITIES	495
FNMA GTD MTG PASS THRU CTF	2/1/2049	4.0000%	MORTGAGE BACKED SECURITIES	5,092
FNMA GTD MTG PASS THRU CTF	3/1/2048	4.0000%	MORTGAGE BACKED SECURITIES	1,630
FNMA GTD MTG PASS THRU CTF	4/1/2055	4.0000%	MORTGAGE BACKED SECURITIES	1,008
FNMA GTD MTG PASS THRU CTF	5/1/2044	4.0000%	MORTGAGE BACKED SECURITIES	735
FNMA GTD MTG PASS THRU CTF	5/1/2047	4.0000%	MORTGAGE BACKED SECURITIES	577
FNMA GTD MTG PASS THRU CTF	6/1/2055	4.0000%	MORTGAGE BACKED SECURITIES	1,087
FNMA GTD MTG PASS THRU CTF	7/1/2044	4.0000%	MORTGAGE BACKED SECURITIES	771
FNMA GTD MTG PASS THRU CTF	7/1/2047	4.0000%	MORTGAGE BACKED SECURITIES	432
FNMA GTD MTG PASS THRU CTF	9/1/2055	4.0000%	MORTGAGE BACKED SECURITIES	1,485
FNMA GTD MTG PASS THRU CTF	10/1/2040	4.0000%	MORTGAGE BACKED SECURITIES	273
FNMA GTD MTG PASS THRU CTF	10/1/2043	4.0000%	MORTGAGE BACKED SECURITIES	1,436

Attachment B
(In thousands)

Identity of Issuer	Maturity Dates	Interest Rates	Description	Current Value
FNMA GTD MTG PASS THRU CTF	11/1/2043	4.0000%	MORTGAGE BACKED SECURITIES	180
FNMA GTD MTG PASS THRU CTF	12/1/2044	4.0000%	MORTGAGE BACKED SECURITIES	63
FNMA GTD MTG PASS THRU CTF	12/1/2044	4.0000%	MORTGAGE BACKED SECURITIES	122
FNMA GTD MTG PASS THRU CTF	6/1/2042	4.0000%	MORTGAGE BACKED SECURITIES	453
FNMA GTD MTG PASS THRU CTF	6/1/2021	4.3810%	MORTGAGE BACKED SECURITIES	582
FNMA GTD MTG PASS THRU CTF	2/1/2041	4.5000%	MORTGAGE BACKED SECURITIES	1,184
FNMA GTD MTG PASS THRU CTF	2/1/2049	4.5000%	MORTGAGE BACKED SECURITIES	2,896
FNMA GTD MTG PASS THRU CTF	5/1/2048	4.5000%	MORTGAGE BACKED SECURITIES	2,348
FNMA GTD MTG PASS THRU CTF	8/1/2048	4.5000%	MORTGAGE BACKED SECURITIES	1,018
FNMA GTD MTG PASS THRU CTF	9/1/2041	4.5000%	MORTGAGE BACKED SECURITIES	155
FNMA GTD MTG PASS THRU CTF	10/1/2039	4.5000%	MORTGAGE BACKED SECURITIES	31
FNMA GTD MTG PASS THRU CTF	11/1/2039	4.5000%	MORTGAGE BACKED SECURITIES	28
FNMA GTD MTG PASS THRU CTF	11/1/2039	4.5000%	MORTGAGE BACKED SECURITIES	36
FNMA GTD MTG PASS THRU CTF	11/1/2048	4.5000%	MORTGAGE BACKED SECURITIES	758
FNMA GTD MTG PASS THRU CTF	12/1/2039	4.5000%	MORTGAGE BACKED SECURITIES	188
FNMA GTD MTG PASS THRU CTF	4/1/2035	5.0000%	MORTGAGE BACKED SECURITIES	37
FNMA GTD MTG PASS THRU CTF	5/1/2038	5.0000%	MORTGAGE BACKED SECURITIES	92
FNMA GTD MTG PASS THRU CTF	7/1/2040	5.0000%	MORTGAGE BACKED SECURITIES	1
FNMA GTD MTG PASS THRU CTF	7/1/2040	5.0000%	MORTGAGE BACKED SECURITIES	7
FNMA GTD MTG PASS THRU CTF	8/1/2033	5.0000%	MORTGAGE BACKED SECURITIES	1,067
FNMA GTD MTG PASS THRU CTF	8/1/2033	5.0000%	MORTGAGE BACKED SECURITIES	2
FNMA GTD MTG PASS THRU CTF	7/1/2038	5.5000%	MORTGAGE BACKED SECURITIES	54
FNMA GTD MTG PASS THRU CTF	1/1/2027	7.5000%	MORTGAGE BACKED SECURITIES	1
FNMA GTD MTG PASS THRU CTF	1/1/2031	7.5000%	MORTGAGE BACKED SECURITIES	23
FNMA GTD MTG PASS THRU CTF	8/1/2026	7.5000%	MORTGAGE BACKED SECURITIES	1
FNMA GTD MTG PASS THRU CTF	12/1/2025	7.5000%	MORTGAGE BACKED SECURITIES	2
FNMA GTD MTG PASS THRU CTF	8/1/2025	7.5000%	MORTGAGE BACKED SECURITIES	3
FNMA GTD MTG PASS THRU CTF	4/1/2032	8.0000%	MORTGAGE BACKED SECURITIES	1
FNMA GTD MTG PASS THRU CTF	8/1/2027	8.0000%	MORTGAGE BACKED SECURITIES	3
FNMA GTD MTG PASS THRU CTF	10/1/2025	8.0000%	MORTGAGE BACKED SECURITIES	2
FNMA GTD MTG PASS THRU CTF	12/1/2025	8.0000%	MORTGAGE BACKED SECURITIES	1
FNMA GTD MTG PASS THRU CTF	6/1/2027	9.0000%	MORTGAGE BACKED SECURITIES	2
FNMA GTD MTG PASS THRU CTF	9/1/2030	9.0000%	MORTGAGE BACKED SECURITIES	2
FNMA GTD MTG PASS THRU CTF	5/1/2038	4.5790%	MORTGAGE BACKED SECURITIES	495
FNMA GTD MTG PASS THRU CTF	5/1/2042	3.4340%	MORTGAGE BACKED SECURITIES	246
FNMA GTD MTG PASS THRU CTF	10/1/2042	2.5250%	MORTGAGE BACKED SECURITIES	1,222
FNMA GTD MTG PASS THRU CTF	2/1/2042	4.9210%	MORTGAGE BACKED SECURITIES	101
FNMA GTD MTG PASS THRU CTF	3/1/2036	4.6480%	MORTGAGE BACKED SECURITIES	181
FNMA GTD MTG PASS THRU CTF	2/25/2023	5.0000%	ASSET BACKED SECURITIES	11
FORD CR FLOORPLN MAST OWN TR A	11/15/2021	1.9500%	ASSET BACKED SECURITIES	1,632
FORD CR FLOORPLN MAST OWN TR A	11/15/2021	1.9500%	ASSET BACKED SECURITIES	1,385
FORD CREDIT AUTO OWNER TRUST 2016-2 A	12/15/2027	2.0300%	ASSET BACKED SECURITIES	683
FORD CREDIT AUTO OWNER TRUST 2016-2 A	12/15/2027	2.0300%	ASSET BACKED SECURITIES	1,463
FORD MOTOR CO	12/8/2026	4.3460%	BOND	45
FORD MOTOR CREDIT CO	3/27/2020	2.4590%	BOND	352
FORD MOTOR CREDIT CO	5/4/2023	3.0960%	BOND	208
FORD MOTOR CREDIT CO	1/15/2021	3.2000%	BOND	194
FORD MOTOR CREDIT CO	1/9/2022	3.2190%	BOND	470
FORD MOTOR CREDIT CO	3/18/2021	3.3360%	BOND	970
FORD MOTOR CREDIT CO	10/12/2021	3.8130%	BOND	194
FORD MOTOR CREDIT CO	1/8/2026	4.3890%	BOND	180
FORD MOTOR CREDIT CO	2/1/2021	5.7500%	BOND	510
FORTIVE CORP	6/15/2021	2.3500%	BOND	268
FREDDIE MAC	5/1/2023	4.9270%	MORTGAGE BACKED SECURITIES	4
FREDDIE MAC	6/1/2042	4.1570%	MORTGAGE BACKED SECURITIES	378
FREDDIE MAC	11/1/2044	2.5600%	MORTGAGE BACKED SECURITIES	227
FREDDIE MAC	5/1/2045	2.5710%	MORTGAGE BACKED SECURITIES	1,136
FREDDIE MAC	12/1/2041	4.8680%	MORTGAGE BACKED SECURITIES	123
FTST 2006-4TS A	12/13/2028	5.4010%	ASSET BACKED SECURITIES	1,958
GCO ED LN FDG TR I 2006-1 A9L	5/25/2026	2.8492%	ASSET BACKED SECURITIES	1,760
GCOE 07-1A A6L	11/25/2026	2.7992%	ASSET BACKED SECURITIES	582
GENERAL DYNAMICS CORP	5/11/2020	2.8750%	BOND	200
GENERAL DYNAMICS CORP	5/15/2023	3.3750%	BOND	227
GENERAL DYNAMICS CORP	5/15/2028	3.7500%	BOND	61
GENERAL DYNAMICS CORP	5/11/2020	2.9081%	BOND	175
GENERAL ELEC CAP CORP MTN B/E	9/16/2020	4.3750%	BOND	60
GENERAL ELECTRIC CO	10/9/2022	2.7000%	BOND	928
GENERAL MILLS INC	10/17/2023	3.7000%	BOND	447
GENERAL MILLS INC	10/17/2023	3.4588%	BOND	610
GENERAL MILLS INC	4/16/2021	2.9764%	BOND	1,142
GENERAL MTRS FINL CO INC	6/30/2022	3.1500%	BOND	276
GENERAL MTRS FINL CO INC	11/7/2024	3.5000%	BOND	77
GENERAL MTRS FINL CO INC	11/24/2020	3.7000%	BOND	1,783
GENERAL MTRS FINL CO INC	1/5/2028	3.8500%	BOND	26

Attachment B
(In thousands)

Identity of Issuer	Maturity Dates	Interest Rates	Description	Current Value
GENERAL MTRS FINL CO INC	4/13/2024	3.9500%	BOND	171
GENERAL MTRS FINL CO INC	4/9/2025	4.3500%	BOND	33
GEORGIA PACIFIC CORP	11/1/2020	5.4000%	BOND	23
GEORGIA PACIFIC CORP	7/15/2023	3.7340%	BOND	5
GEORGIA PACIFIC CORP	6/1/2028	7.2500%	BOND	88
GEORGIA POWER CO	3/30/2020	2.0000%	BOND	89
GEORGIA POWER CO	3/30/2027	3.2500%	BOND	19
GILEAD SCIENCES INC	4/1/2024	3.7000%	BOND	65
GILEAD SCIENCES INC	3/1/2027	2.9500%	BOND	56
GLAXOSMITHKLINE CAP PLC	5/8/2022	2.8500%	BOND	79
GLENCORE FDG LLC	10/27/2022	3.0000%	BOND	190
GLP CAP LP / GLP FING II INC	11/1/2020	4.8750%	BOND	292
GLP CAP LP / GLP FING II INC	6/1/2025	5.2500%	BOND	74
GNMA II	11/20/2023	4.1250%	MORTGAGE BACKED SECURITIES	3
GNMA II	2/20/2026	4.0000%	MORTGAGE BACKED SECURITIES	2
GNMA II	4/20/2026	3.6250%	MORTGAGE BACKED SECURITIES	6
GNMA II	2/20/2041	4.5000%	MORTGAGE BACKED SECURITIES	642
GNMA II	5/20/2041	4.5000%	MORTGAGE BACKED SECURITIES	25
GNMA II	4/20/2041	5.0000%	MORTGAGE BACKED SECURITIES	36
GNMA II	5/20/2041	5.0000%	MORTGAGE BACKED SECURITIES	7
GNMA II	6/20/2041	5.0000%	MORTGAGE BACKED SECURITIES	98
GNMA II	7/20/2041	5.0000%	MORTGAGE BACKED SECURITIES	51
GNMA II	10/20/2039	5.0000%	MORTGAGE BACKED SECURITIES	239
GNMA II	8/20/2031	8.0000%	MORTGAGE BACKED SECURITIES	2
GNMA II	7/20/2046	3.0000%	MORTGAGE BACKED SECURITIES	2,269
GNMA II	1/1/2049	3.5000%	MORTGAGE BACKED SECURITIES	2,316
GNMA II	3/20/2047	3.5000%	MORTGAGE BACKED SECURITIES	2,142
GNMA II	6/20/2043	3.5000%	MORTGAGE BACKED SECURITIES	1,433
GNMA II	3/20/2044	4.0000%	MORTGAGE BACKED SECURITIES	187
GNMA II	6/20/2045	4.0000%	MORTGAGE BACKED SECURITIES	1,181
GNMA II	7/20/2045	4.0000%	MORTGAGE BACKED SECURITIES	2,030
GNMA II	10/20/2043	4.0000%	MORTGAGE BACKED SECURITIES	322
GNMA II	10/20/2043	4.0000%	MORTGAGE BACKED SECURITIES	1,073
GNMA II	10/20/2044	4.0000%	MORTGAGE BACKED SECURITIES	130
GNMA II	10/20/2048	4.0000%	MORTGAGE BACKED SECURITIES	2,492
GNMA II	1/20/2044	4.0000%	MORTGAGE BACKED SECURITIES	1,090
GNMA II	1/20/2046	4.0000%	MORTGAGE BACKED SECURITIES	1,223
GNMA II	1/20/2046	4.0000%	MORTGAGE BACKED SECURITIES	387
GNMA II	9/20/2045	4.0000%	MORTGAGE BACKED SECURITIES	1,272
GNMA II	2/1/2049	4.5000%	MORTGAGE BACKED SECURITIES	14,467
GNMA II	3/20/2031	8.0000%	MORTGAGE BACKED SECURITIES	4
GOLDEN CR CARD TR	9/15/2021	1.6000%	ASSET BACKED SECURITIES	1,187
GOLDEN CR CARD TR	9/15/2021	1.6000%	ASSET BACKED SECURITIES	594
GOLDEN CR CARD TR	4/15/2022	1.9800%	ASSET BACKED SECURITIES	344
GOLDMAN SACHS GROUP INC	4/25/2021	2.6250%	BOND	1,120
GOLDMAN SACHS GROUP INC	1/24/2022	5.7500%	BOND	1,152
GOLDMAN SACHS GROUP INC	11/15/2021	2.3500%	BOND	183
GOLDMAN SACHS GROUP INC	10/23/2019	2.5500%	BOND	449
GOLDMAN SACHS GROUP INC	9/15/2020	2.7500%	BOND	168
GOLDMAN SACHS GROUP INC	10/31/2022	2.8760%	BOND	777
GOLDMAN SACHS GROUP INC	7/24/2023	2.9050%	BOND	400
GOLDMAN SACHS GROUP INC	6/5/2023	2.9080%	BOND	816
GOLDMAN SACHS GROUP INC	11/16/2026	3.5000%	BOND	51
GOLDMAN SACHS GROUP INC	11/15/2021	3.7861%	BOND	1,400
GOLDMAN SACHS GROUP INC	4/23/2020	3.6372%	BOND	301
GOLDMAN SACHS GROUP INC	10/31/2022	3.3066%	BOND	24
GOLDMAN SACHS GROUP INC	1/26/2027	3.8500%	BOND	405
GOLDMAN SACHS GROUP INC	3/3/2024	4.0000%	BOND	311
GOLDMAN SACHS GROUP INC	7/27/2021	5.2500%	BOND	727
GOVERNMENT NAT MTG AS REMIC PT	7/20/2041	2.8406%	ASSET BACKED SECURITIES	175
GOVERNMENT NAT MTG AS REMIC PT	3/16/2032	2.8376%	ASSET BACKED SECURITIES	30
GOVERNMENT NAT MTG AS REMIC PT	6/16/2031	2.9101%	ASSET BACKED SECURITIES	17
GOVERNMENT NATL MORTGAGE ASSOC	3/15/2039	4.5000%	MORTGAGE BACKED SECURITIES	8
GOVERNMENT NATL MORTGAGE ASSOC	4/15/2039	4.5000%	MORTGAGE BACKED SECURITIES	8
GOVERNMENT NATL MORTGAGE ASSOC	4/15/2040	4.5000%	MORTGAGE BACKED SECURITIES	10
GOVERNMENT NATL MORTGAGE ASSOC	5/15/2040	4.5000%	MORTGAGE BACKED SECURITIES	4
GOVERNMENT NATL MORTGAGE ASSOC	5/15/2040	4.5000%	MORTGAGE BACKED SECURITIES	10
GOVERNMENT NATL MORTGAGE ASSOC	5/15/2040	4.5000%	MORTGAGE BACKED SECURITIES	10
GOVERNMENT NATL MORTGAGE ASSOC	6/15/2039	4.5000%	MORTGAGE BACKED SECURITIES	2
GOVERNMENT NATL MORTGAGE ASSOC	6/15/2039	4.5000%	MORTGAGE BACKED SECURITIES	8
GOVERNMENT NATL MORTGAGE ASSOC	6/15/2039	4.5000%	MORTGAGE BACKED SECURITIES	219
GOVERNMENT NATL MORTGAGE ASSOC	6/15/2040	4.5000%	MORTGAGE BACKED SECURITIES	2
GOVERNMENT NATL MORTGAGE ASSOC	6/15/2040	4.5000%	MORTGAGE BACKED SECURITIES	3
GOVERNMENT NATL MORTGAGE ASSOC	7/15/2039	4.5000%	MORTGAGE BACKED SECURITIES	8

Attachment B
(In thousands)

Identity of Issuer	Maturity Dates	Interest Rates	Description	Current Value
GOVERNMENT NATL MORTGAGE ASSOC	7/15/2040	4.5000%	MORTGAGE BACKED SECURITIES	8
GOVERNMENT NATL MORTGAGE ASSOC	9/15/2040	4.5000%	MORTGAGE BACKED SECURITIES	516
GOVERNMENT NATL MORTGAGE ASSOC	9/15/2040	4.5000%	MORTGAGE BACKED SECURITIES	48
GOVERNMENT NATL MORTGAGE ASSOC	4/15/2040	5.0000%	MORTGAGE BACKED SECURITIES	194
GOVERNMENT NATL MORTGAGE ASSOC	4/15/2040	5.0000%	MORTGAGE BACKED SECURITIES	85
GOVERNMENT NATL MORTGAGE ASSOC	9/15/2040	5.0000%	MORTGAGE BACKED SECURITIES	16
GOVERNMENT NATL MORTGAGE ASSOC	1/15/2039	5.5000%	MORTGAGE BACKED SECURITIES	33
GOVERNMENT NATL MORTGAGE ASSOC	11/15/2033	5.5000%	MORTGAGE BACKED SECURITIES	25
GOVERNMENT NATL MORTGAGE ASSOC	2/15/2029	6.0000%	MORTGAGE BACKED SECURITIES	4
GOVERNMENT NATL MORTGAGE ASSOC	8/15/2038	6.5000%	MORTGAGE BACKED SECURITIES	60
GOVERNMENT NATL MORTGAGE ASSOC	9/15/2037	6.5000%	MORTGAGE BACKED SECURITIES	90
GOVERNMENT NATL MORTGAGE ASSOC	10/15/2038	6.5000%	MORTGAGE BACKED SECURITIES	47
GOVERNMENT NATL MORTGAGE ASSOC	10/15/2038	6.5000%	MORTGAGE BACKED SECURITIES	40
GOVERNMENT NATL MORTGAGE ASSOC	11/15/2038	6.5000%	MORTGAGE BACKED SECURITIES	31
GOVERNMENT NATL MORTGAGE ASSOC	6/15/2031	7.0000%	MORTGAGE BACKED SECURITIES	4
GOVERNMENT NATL MORTGAGE ASSOC	1/15/2026	7.5000%	MORTGAGE BACKED SECURITIES	2
GOVERNMENT NATL MORTGAGE ASSOC	1/15/2026	7.5000%	MORTGAGE BACKED SECURITIES	1
GOVERNMENT NATL MORTGAGE ASSOC	6/15/2027	7.5000%	MORTGAGE BACKED SECURITIES	2
GOVERNMENT NATL MORTGAGE ASSOC	8/15/2025	7.5000%	MORTGAGE BACKED SECURITIES	1
GOVERNMENT NATL MORTGAGE ASSOC	10/15/2027	7.5000%	MORTGAGE BACKED SECURITIES	2
GOVERNMENT NATL MORTGAGE ASSOC	10/15/2029	7.5000%	MORTGAGE BACKED SECURITIES	1
GOVERNMENT NATL MORTGAGE ASSOC	11/15/2023	7.5000%	MORTGAGE BACKED SECURITIES	1
GOVERNMENT NATL MORTGAGE ASSOC	11/15/2029	7.5000%	MORTGAGE BACKED SECURITIES	1
GOVERNMENT NATL MORTGAGE ASSOC	6/15/2025	8.0000%	MORTGAGE BACKED SECURITIES	1
GOVERNMENT NATL MORTGAGE ASSOC	6/15/2030	8.0000%	MORTGAGE BACKED SECURITIES	1
GOVERNMENT NATL MORTGAGE ASSOC	6/15/2030	8.0000%	MORTGAGE BACKED SECURITIES	3
GOVERNMENT NATL MORTGAGE ASSOC	8/15/2026	8.0000%	MORTGAGE BACKED SECURITIES	1
GOVERNMENT NATL MORTGAGE ASSOC	12/15/2023	8.0000%	MORTGAGE BACKED SECURITIES	1
GOVERNMENT NATL MORTGAGE ASSOC	1/15/2021	10.0000%	MORTGAGE BACKED SECURITIES	1
GOVERNMENT NATL MORTGAGE ASSOC	1/15/2043	3.0000%	MORTGAGE BACKED SECURITIES	174
GOVERNMENT NATL MORTGAGE ASSOC	1/15/2045	3.0000%	MORTGAGE BACKED SECURITIES	1,160
GOVERNMENT NATL MORTGAGE ASSOC	1/15/2045	3.0000%	MORTGAGE BACKED SECURITIES	1,863
GOVERNMENT NATL MORTGAGE ASSOC	1/15/2045	3.0000%	MORTGAGE BACKED SECURITIES	15
GOVERNMENT NATL MORTGAGE ASSOC	3/15/2045	3.0000%	MORTGAGE BACKED SECURITIES	758
GOVERNMENT NATL MORTGAGE ASSOC	7/15/2045	3.0000%	MORTGAGE BACKED SECURITIES	1,260
GOVERNMENT NATL MORTGAGE ASSOC	9/15/2043	3.0000%	MORTGAGE BACKED SECURITIES	7
GOVERNMENT NATL MORTGAGE ASSOC	6/15/2040	4.5000%	MORTGAGE BACKED SECURITIES	11
GOVERNMENT NATL MORTGAGE ASSOC	8/15/2033	4.5000%	MORTGAGE BACKED SECURITIES	5
GOVERNMENT NATL MORTGAGE ASSOC	5/15/2041	5.0000%	MORTGAGE BACKED SECURITIES	35
GOVERNMENT NATL MORTGAGE ASSOC	5/15/2041	5.0000%	MORTGAGE BACKED SECURITIES	3
GOVERNMENT NATL MORTGAGE ASSOC	1/15/2027	7.5000%	MORTGAGE BACKED SECURITIES	1
GOVERNMENT NATL MORTGAGE ASSOC	2/15/2024	7.5000%	MORTGAGE BACKED SECURITIES	1
GOVERNMENT NATL MORTGAGE ASSOC	5/15/2023	7.5000%	MORTGAGE BACKED SECURITIES	1
GOVERNMENT NATL MORTGAGE ASSOC	6/15/2026	7.5000%	MORTGAGE BACKED SECURITIES	2
GOVERNMENT NATL MORTGAGE ASSOC	6/15/2030	7.5000%	MORTGAGE BACKED SECURITIES	7
GOVERNMENT NATL MORTGAGE ASSOC	7/15/2023	7.5000%	MORTGAGE BACKED SECURITIES	2
GOVERNMENT NATL MORTGAGE ASSOC	10/15/2025	7.5000%	MORTGAGE BACKED SECURITIES	4
GOVERNMENT NATL MORTGAGE ASSOC	10/15/2027	7.5000%	MORTGAGE BACKED SECURITIES	1
GOVERNMENT NATL MORTGAGE ASSOC	1/15/2031	8.0000%	MORTGAGE BACKED SECURITIES	1
GOVERNMENT NATL MORTGAGE ASSOC	3/15/2024	8.0000%	MORTGAGE BACKED SECURITIES	1
GOVERNMENT NATL MORTGAGE ASSOC	4/15/2028	8.0000%	MORTGAGE BACKED SECURITIES	1
GOVERNMENT NATL MORTGAGE ASSOC	8/15/2022	8.0000%	MORTGAGE BACKED SECURITIES	1
GOVERNMENT NATL MORTGAGE ASSOC	8/15/2026	8.0000%	MORTGAGE BACKED SECURITIES	1
GOVERNMENT NATL MORTGAGE ASSOC	9/15/2026	8.0000%	MORTGAGE BACKED SECURITIES	1
GOVERNMENT NATL MORTGAGE ASSOC	9/15/2026	8.0000%	MORTGAGE BACKED SECURITIES	4
GOVERNMENT NATL MORTGAGE ASSOC	10/15/2029	8.0000%	MORTGAGE BACKED SECURITIES	2
GOVERNMENT NATL MORTGAGE ASSOC	11/15/2025	8.0000%	MORTGAGE BACKED SECURITIES	2
GOVERNMENT NATL MORTGAGE ASSOC	12/15/2027	8.0000%	MORTGAGE BACKED SECURITIES	2
GOVERNMENT NATL MORTGAGE ASSOC	3/15/2025	8.5000%	MORTGAGE BACKED SECURITIES	4
GOVERNMENT NATL MORTGAGE ASSOC	4/15/2025	8.5000%	MORTGAGE BACKED SECURITIES	1
GOVERNMENT NATL MORTGAGE ASSOC	5/15/2023	8.5000%	MORTGAGE BACKED SECURITIES	1
GOVERNMENT NATL MORTGAGE ASSOC	7/15/2027	8.5000%	MORTGAGE BACKED SECURITIES	1
GOVERNMENT NATL MORTGAGE ASSOC	8/15/2024	8.5000%	MORTGAGE BACKED SECURITIES	1
GOVERNMENT NATL MORTGAGE ASSOC	9/15/2024	8.5000%	MORTGAGE BACKED SECURITIES	1
GOVERNMENT NATL MORTGAGE ASSOC	9/15/2026	8.5000%	MORTGAGE BACKED SECURITIES	2
GOVERNMENT NATL MORTGAGE ASSOC	12/15/2022	8.5000%	MORTGAGE BACKED SECURITIES	1
GOVERNMENT NATL MORTGAGE ASSOC	3/15/2025	9.0000%	MORTGAGE BACKED SECURITIES	3
GOVERNMENT NATL MORTGAGE ASSOC	10/15/2024	9.0000%	MORTGAGE BACKED SECURITIES	1
GOVERNMENT NATL MORTGAGE ASSOC	12/15/2024	9.5000%	MORTGAGE BACKED SECURITIES	1
GOVERNMENT NATL MORTGAGE ASSOC	12/20/2040	5.5000%	MORTGAGE BACKED SECURITIES	106
GREENWOOD PARK CLO LTD	4/15/2031	3.4463%	ASSET BACKED SECURITIES	496
GREYWOLF CLO VII LTD	10/20/2031	0.0000%	ASSET BACKED SECURITIES	988
GSMS 2012-GC6 A3	1/10/2045	3.4820%	ASSET BACKED SECURITIES	957
GSMS 2012-GCJ9	11/10/2045	2.7730%	ASSET BACKED SECURITIES	871

Attachment B
(In thousands)

Identity of Issuer	Maturity Dates	Interest Rates	Description	Current Value
GSMS 2013-GC12 A3	6/10/2046	2.8600%	ASSET BACKED SECURITIES	261
GFORT 2015 -1 A1	5/17/2021	1.9600%	ASSET BACKED SECURITIES	697
HALFMOON PARENT INC	9/17/2020	3.2000%	BOND	493
HALFMOON PARENT INC	9/17/2020	3.2000%	BOND	473
HALFMOON PARENT INC	7/15/2023	3.7500%	BOND	75
HALFMOON PARENT INC	7/15/2023	3.7500%	BOND	448
HALFMOON PARENT INC	7/15/2023	3.7500%	BOND	573
HALFMOON PARENT INC	7/15/2023	3.7500%	BOND	1,017
HARLEY DAVID 3ML+50 05/20 144A	2/26/2020	2.1500%	BOND	369
HARRIS CORP	6/15/2028	4.4000%	BOND	105
HARRIS CORP	4/27/2020	2.7000%	BOND	40
HARVEST OPERATIONS CORP	6/1/2023	4.2000%	BOND	205
HEINZ (H.J.) CO	7/2/2020	2.8000%	BOND	1,432
HEINZ (H.J.) CO	8/10/2022	3.4381%	BOND	2,568
HERTZ VEHICLE FINANCING II LP	3/25/2020	2.3200%	ASSET BACKED SECURITIES	399
HEWLETT PACKARD ENTERPRISE CO	10/4/2019	2.1000%	BOND	489
HOME DEPOT INC	4/1/2021	2.0000%	BOND	686
HOME DEPOT INC	9/15/2026	2.1250%	BOND	9
HOME DEPOT INC	3/1/2022	3.2500%	BOND	227
HOME DEPOT INC	12/6/2028	3.9000%	BOND	154
HSBC BANK PLC	8/12/2020	4.1250%	BOND	303
HSBC HOLDINGS PLC	3/13/2023	3.2620%	BOND	318
HSBC HOLDINGS PLC	5/18/2024	3.9500%	BOND	298
HSBC HOLDINGS PLC	3/8/2026	4.3000%	BOND	2,171
HSBC HOLDINGS PLC	5/18/2024	3.6400%	BOND	195
HSBC USA INC NEW	11/13/2019	2.3750%	BOND	591
HSBC USA INC NEW	3/5/2020	2.3500%	BOND	549
HUMANA INC	12/15/2022	2.9000%	BOND	462
HUMANA INC	3/15/2027	3.9500%	BOND	29
HUNGARY REPUBLIC OF	3/29/2021	6.3750%	FOREIGN BOND	106
HUNTINGTON INGALLS INDUSTR INC	12/1/2027	3.4830%	BOND	196
HUNTINGTON INGALLS INDUSTR INC	11/15/2025	5.0000%	BOND	122
HUSKY ENERGY INC	6/15/2019	6.1500%	BOND	330
HYUNDAI CAP AMER	9/27/2019	1.7500%	BOND	138
HYUNDAI CAP AMER	4/3/2020	2.5500%	BOND	39
HYUNDAI CAP AMER	10/30/2020	3.0000%	BOND	263
IA TOBACCO	6/1/2023	6.5000%	MUNICIPAL BOND	370
IBM CORPORATION	11/1/2021	2.9000%	BOND	99
IBM CREDIT LLC	11/30/2020	3.4500%	BOND	100
ICG US CLO 2017-2 LTD / ICG US CLO 2017-	10/23/2029	3.7572%	ASSET BACKED SECURITIES	495
IMPERIAL TOBACCO FINANCE	2/11/2023	3.5000%	BOND	1,067
ING BANK	3/16/2020	2.4500%	BOND	941
ING BK N V COVERED BK BD PROGRAM BOOK EN	12/5/2022	2.6250%	BOND	1,476
ING GROEP NV	3/29/2022	3.1500%	BOND	393
ING GROEP NV	10/2/2023	4.1000%	BOND	425
INTERCONTINENTAL EXCHANGE INC	10/15/2023	4.0000%	BOND	92
INTERCONTINENTAL EXCHANGE INC	9/15/2022	2.3500%	BOND	4,254
INTERCONTINENTAL EXCHANGE INC	9/21/2023	3.4500%	BOND	90
INTERCONTINENTAL EXCHANGE INC	9/21/2023	3.4500%	BOND	176
INTERCONTINENTAL EXCHANGE INC	9/21/2028	3.7500%	BOND	40
INTERCONTINENTAL EXCHANGE INC	12/1/2025	3.7500%	BOND	50
INTERNATIONAL BK RECON & DEVEL	9/4/2020	1.6250%	BOND	3,257
INTERNATIONAL BK RECON & DEVEL	9/4/2020	1.6250%	BOND	2,607
INTERNATIONAL PAPER CO	2/15/2027	3.0000%	BOND	36
INTERPUBLIC GROUP OF COS INC	10/1/2020	3.5000%	BOND	35
INTERPUBLIC GROUP OF COS INC	10/1/2021	3.7500%	BOND	20
INTESA SANPAOLO SPA	7/14/2022	3.1250%	BOND	185
INVISTA FINANCE LLC	10/15/2019	4.2500%	BOND	248
ITC HLDGS CORP 2.7% 11/15/2022	11/15/2022	2.7000%	BOND	53
ITC HLDGS CORP 2.7% 11/15/2022	11/15/2022	2.7000%	BOND	338
J P MORGAN CHASE COML MTG SECS TR	4/15/2046	2.6942%	ASSET BACKED SECURITIES	359
J P MORGAN CHASE COML MTG SECS TR	7/5/2033	4.2475%	ASSET BACKED SECURITIES	519
J P MORGAN CHASE COML MTG SECS TR	1/15/2049	3.9140%	ASSET BACKED SECURITIES	179
J P MORGAN CHASE COML MTG SECS TR	10/15/2050	3.0477%	ASSET BACKED SECURITIES	1,371
J P MORGAN CHASE COML MTG SECS TR	10/15/2050	3.4092%	ASSET BACKED SECURITIES	79
J P MORGAN CHASE COML MTG SECS TR	4/25/2046	3.2266%	ASSET BACKED SECURITIES	166
JACKSON MILL CLO LTD / JACKSON MILL CLO LLC	4/15/2027	3.2663%	ASSET BACKED SECURITIES	495
JACKSON NATL LIFE GLBL FDG MTN FRN	6/11/2021	3.2511%	BOND	99
JAPAN BANK INTL COOPERATION	10/31/2023	3.3750%	BOND	204
JAPAN FIN ORGANIZATION FR MUN	9/8/2020	2.0000%	BOND	393
JAPAN FIN ORGANIZATION FR MUN	4/13/2021	2.1250%	BOND	196
JAPAN FIN ORGANIZATION FR MUN	4/20/2022	2.6250%	BOND	395
JOHNSON & JOHNSON	3/3/2027	2.9500%	BOND	14
JP MORGAN CHASE & CO	4/26/2021	2.8480%	BOND	793

Attachment B
(In thousands)

Identity of Issuer	Maturity Dates	Interest Rates	Description	Current Value
JP MORGAN CHASE & CO	8/15/2021	2.2950%	BOND	2,293
JP MORGAN CHASE & CO	1/24/2022	4.5000%	BOND	1,133
JP MORGAN CHASE & CO	5/10/2021	4.6250%	BOND	1,225
JP MORGAN CHASE & CO	10/22/2019	2.2000%	BOND	506
JP MORGAN CHASE & CO	6/7/2021	2.4000%	BOND	978
JP MORGAN CHASE & CO	3/1/2021	2.5500%	BOND	1,065
JP MORGAN CHASE & CO	5/18/2023	2.7000%	BOND	134
JP MORGAN CHASE & CO	6/23/2020	2.7500%	BOND	124
JP MORGAN CHASE & CO	4/25/2023	2.7760%	BOND	75
JP MORGAN CHASE & CO	4/25/2023	2.7760%	BOND	223
JP MORGAN CHASE & CO	10/1/2026	2.9500%	BOND	3,419
JP MORGAN CHASE & CO	1/15/2023	2.9720%	BOND	230
JP MORGAN CHASE & CO	1/23/2029	3.5090%	BOND	118
JP MORGAN CHASE & CO	5/1/2028	3.5400%	BOND	477
JP MORGAN CHASE & CO	4/23/2024	3.5590%	BOND	347
JP MORGAN CHASE & CO	4/23/2024	3.5590%	BOND	273
JP MORGAN CHASE & CO	12/1/2027	3.6250%	BOND	50
JP MORGAN CHASE & CO	7/23/2024	3.7970%	BOND	110
JP MORGAN CHASE & CO	6/1/2021	3.4181%	BOND	1,913
JP MORGAN CHASE & CO	10/24/2023	3.7174%	BOND	15
JP MORGAN CHASE & CO	2/1/2028	3.7820%	BOND	340
JP MORGAN CHASE & CO	2/1/2028	3.7820%	BOND	413
JPMBB 14-C18 A2 2.8785% 02/47	2/15/2047	2.8785%	ASSET BACKED SECURITIES	11
JPMBB 14-C25 A3 3.5033% 11/47	11/15/2047	3.5033%	ASSET BACKED SECURITIES	1,999
JPMBB 15-C28 A2 2.7733% 10/48	10/15/2048	2.7733%	ASSET BACKED SECURITIES	1,721
JUNIPER NETWORKS INC	6/15/2025	4.3500%	BOND	15
KENNAMETAL INC	6/15/2028	4.6250%	BOND	115
KEYBANK NATL ASSN CLEVELAND OH MTN BE	12/15/2019	2.5000%	BOND	388
KEYCORP MEDIUM TERM NOTES	9/15/2020	2.9000%	BOND	99
KILROY REALTY LP	10/1/2025	4.3750%	BOND	125
KILROY REALTY LP	12/15/2028	4.7500%	BOND	127
KINDER MORGAN ENERGY PRTNRS LP	9/1/2023	3.5000%	BOND	93
KINDER MORGAN ENERGY PRTNRS LP	3/1/2021	3.5000%	BOND	105
KINDER MORGAN INC DEL	12/1/2019	3.0500%	BOND	50
KKR CLO 11 LTD	1/15/2031	3.6163%	ASSET BACKED SECURITIES	495
KLA TENCOR CORP	11/1/2024	4.6500%	BOND	140
KOREA REPUBLIC OF	4/16/2019	7.1250%	FOREIGN BOND	101
KRAFT FOODS GROUP INC	2/10/2020	5.3750%	BOND	72
KREDITANSTALT FUR WIEDERAUFB	2/6/2019	1.5000%	BOND	480
KREDITANSTALT FUR WIEDERAUFB	9/9/2019	1.5000%	BOND	2,641
KREDITANSTALT FUR WIEDERAUFB	12/15/2020	1.8750%	BOND	3,399
KUWAIT, SHEIKDOM OF	3/20/2022	2.7500%	FOREIGN BOND	432
L-3 COMMUNICATIONS CORPORATION	12/15/2026	3.8500%	BOND	266
L-3 COMMUNICATIONS CORPORATION	6/15/2023	3.8500%	BOND	230
LAM RESEARCH CORP	3/15/2020	2.7500%	BOND	79
LAM RESEARCH CORP	6/15/2021	2.8000%	BOND	19
LAM RESEARCH CORP	3/15/2025	3.8000%	BOND	10
LEAR CORP	9/15/2027	3.8000%	BOND	50
LEAR CORP	1/15/2025	5.2500%	BOND	20
LINCOLN NATIONAL CORP IND	2/15/2020	6.2500%	BOND	722
LLOYDS TSB GROUP PLC	11/7/2023	2.9070%	BOND	189
LLOYDS TSB GROUP PLC	7/6/2021	3.1000%	BOND	883
LLOYDS BANK PLC	8/17/2020	2.7000%	BOND	197
LLOYDS BANK PLC	5/7/2021	3.0792%	BOND	371
LLOYDS TSB BANK	5/8/2025	4.4500%	BOND	199
LOCKHEED MARTIN CORP	9/15/2021	3.3500%	BOND	71
LOCKHEED MARTIN CORP	3/1/2025	2.9000%	BOND	240
LOCKHEED MARTIN CORP	1/15/2026	3.5500%	BOND	218
LOEWS CORP	5/15/2023	2.6250%	BOND	378
LORILLARD TOBACCO CO	5/1/2020	6.8750%	BOND	130
LSTAR SECS INVT LTD 2017-5 / LSTAR SECS	5/1/2022	4.4893%	ASSET BACKED SECURITIES	281
LSTAR SECS INVT LTD 2017-6 / LLC	9/1/2022	4.2515%	ASSET BACKED SECURITIES	195
LSTAR SECS INVT LTD 2017-8 / LSTAR SECS	11/1/2022	4.1359%	ASSET BACKED SECURITIES	235
LSTAR SECS INVT LTD 2018-2 / LSTAR SECS	4/1/2023	3.9859%	ASSET BACKED SECURITIES	362
LYONDELLBASELL INDS NV	4/15/2019	5.0000%	BOND	701
MACQUARIE GROUP LTD SR MTN	3/27/2029	4.6540%	BOND	206
MAGNETITE XVI LTD / MAGNETITE XVI LLC	1/18/2028	3.2446%	ASSET BACKED SECURITIES	743
MAPLE ESCROW SUBSIDIARY INC	5/25/2021	3.5510%	BOND	25
MAPLE ESCROW SUBSIDIARY INC	5/25/2021	3.5510%	BOND	240
MAPLE ESCROW SUBSIDIARY INC	5/25/2023	4.0570%	BOND	44
MAPLE ESCROW SUBSIDIARY INC	5/25/2023	4.0570%	BOND	1,444
MAPLE ESCROW SUBSIDIARY INC	5/25/2023	4.0570%	BOND	224
MAPLE ESCROW SUBSIDIARY INC	5/25/2025	4.4170%	BOND	75
MARATHON OIL CORP	6/1/2020	2.7000%	BOND	163

Attachment B
(In thousands)

Identity of Issuer	Maturity Dates	Interest Rates	Description	Current Value
MARATHON PETROLEUM CORP	4/1/2028	3.8000%	BOND	23
MARATHON PETROLEUM CORP	12/15/2023	4.7500%	BOND	82
MARM	10/25/2032	4.6880%	ASSET BACKED SECURITIES	29
MARRIOTT INTERNATIONAL INC NEW	12/1/2023	4.1500%	BOND	451
MARSH & MCLENNAN COS INC	1/30/2022	2.7500%	BOND	10
MARSH & MCLENNAN COS INC	3/10/2025	3.5000%	BOND	69
MARSH & MCLENNAN COS INC	6/3/2024	3.5000%	BOND	315
MARSH & MCLENNAN COS INC	3/14/2026	3.7500%	BOND	18
MASTERCARD INC	4/1/2024	3.3750%	BOND	116
MCDONALDS CORP	12/9/2020	2.7500%	BOND	25
MCDONALDS CORP	4/1/2028	3.8000%	BOND	59
MEDTRONIC INC	3/15/2025	3.5000%	BOND	105
METLIFE SECURITIZATION TR 2018-1	3/25/2057	3.7500%	ASSET BACKED SECURITIES	193
MICROSOFT	8/8/2023	2.0000%	BOND	34
MICROSOFT	2/6/2024	2.8750%	BOND	40
MICROSOFT	2/6/2027	3.3000%	BOND	25
MID-ATLANTIC INTST TRANSMISSION LLC	5/15/2028	4.1000%	BOND	25
MIDOCEAN CREDIT CLO VIII	2/20/2031	3.7945%	ASSET BACKED SECURITIES	980
MILL CITY MTG LN TR 2017-3	1/25/2061	2.7500%	ASSET BACKED SECURITIES	508
MILL CITY MTG LN TR 2018-1	5/25/2062	3.2500%	ASSET BACKED SECURITIES	479
MITSUBISHI UFJ FIN GRP INC	7/25/2022	2.6650%	BOND	126
MITSUBISHI UFJ FIN GRP INC	3/1/2021	2.9500%	BOND	536
MITSUBISHI UFJ FIN GRP INC	3/1/2021	2.9500%	BOND	370
MITSUBISHI UFJ FIN GRP INC	2/22/2022	2.9980%	BOND	54
MIZUHO FINL GROUP INC	9/13/2021	2.2730%	BOND	1,452
MIZUHO FINL GROUP INC	9/11/2022	2.6010%	BOND	484
MIZUHO FINL GROUP INC	2/28/2022	2.9530%	BOND	201
MIZUHO FINL GROUP INC	3/5/2023	3.5413%	BOND	678
MOLSON COORS BREWING CO	3/15/2019	1.9000%	BOND	45
MOLSON COORS BREWING CO	3/15/2020	2.2500%	BOND	30
MOODYS CORP	12/15/2021	2.7500%	BOND	588
MOODYS CORP	2/1/2029	4.2500%	BOND	51
MORGAN STAN DEAN WITTER & CO	1/24/2019	2.5000%	BOND	140
MORGAN STAN DEAN WITTER & CO	1/27/2020	2.6500%	BOND	576
MORGAN STAN DEAN WITTER & CO	1/27/2020	2.6500%	BOND	571
MORGAN STAN DEAN WITTER & CO	5/19/2022	2.7500%	BOND	973
MORGAN STAN DEAN WITTER & CO	6/16/2020	2.8000%	BOND	1,142
MORGAN STAN DEAN WITTER & CO	7/22/2028	3.5910%	BOND	331
MORGAN STAN DEAN WITTER & CO	1/20/2027	3.6250%	BOND	86
MORGAN STAN DEAN WITTER & CO	10/23/2024	3.7000%	BOND	590
MORGAN STAN DEAN WITTER & CO	4/24/2024	3.7370%	BOND	198
MORGAN STAN DEAN WITTER & CO	4/24/2024	3.7370%	BOND	496
MORGAN STAN DEAN WITTER & CO	2/25/2023	3.7500%	BOND	230
MORGAN STAN DEAN WITTER & CO	2/25/2023	3.7500%	BOND	953
MORGAN STAN DEAN WITTER & CO	1/24/2029	3.7720%	BOND	53
MORGAN STAN DEAN WITTER & CO	1/27/2026	3.8750%	BOND	1,269
MORGAN STAN DEAN WITTER & CO	4/29/2024	3.8750%	BOND	697
MORGAN STAN DEAN WITTER & CO	7/23/2025	4.0000%	BOND	25
MORGAN STAN DEAN WITTER & CO	1/20/2022	3.6490%	BOND	997
MORGAN STAN DEAN WITTER & CO	1/20/2022	3.6490%	BOND	1,096
MORGAN STAN DEAN WITTER & CO	10/24/2023	3.8874%	BOND	224
MORGAN STANLEY ABS CAP I INC	1/25/2035	3.1898%	ASSET BACKED SECURITIES	1,004
MORGAN STANLEY ABS CAP I INC	3/25/2034	3.2298%	ASSET BACKED SECURITIES	1,252
MORGAN STANLEY BK AMER MERRILL LYNCH TR	2/15/2046	2.6550%	ASSET BACKED SECURITIES	689
MORGAN STANLEY BK AMER MERRILL LYNCH TR	2/15/2048	3.2490%	ASSET BACKED SECURITIES	473
MORGAN STANLEY BK AMER MERRILL LYNCH TR	5/15/2048	3.7320%	ASSET BACKED SECURITIES	384
MORGAN STANLEY BK AMER MERRILL LYNCH TR	5/15/2050	3.2950%	ASSET BACKED SECURITIES	1,488
MORGAN STANLEY CAP TR	8/11/2033	3.4690%	ASSET BACKED SECURITIES	764
MORGAN STANLEY CAP TR	7/15/2051	3.9190%	ASSET BACKED SECURITIES	1,273
MORGAN STANLEY CAP TR	12/15/2051	4.0430%	ASSET BACKED SECURITIES	767
MOTEL 6 TR 2017-MTL6	8/15/2034	3.3596%	ASSET BACKED SECURITIES	1,317
MOTOROLA INC	9/1/2021	3.5000%	BOND	50
MOTOROLA INC	9/1/2024	4.0000%	BOND	19
MOUNTAIN VIEW	10/12/2030	3.6752%	ASSET BACKED SECURITIES	495
MOUNTAIN VIEW	1/16/2031	3.6464%	ASSET BACKED SECURITIES	988
MPLX LP	3/15/2023	3.3750%	BOND	49
MPLX LP	3/15/2028	4.0000%	BOND	305
MPLX LP	7/15/2023	4.5000%	BOND	545
MPLX LP	7/15/2023	4.5000%	BOND	121
MPLX LP	2/15/2029	4.8000%	BOND	25
MPLX LP	6/1/2025	4.8750%	BOND	111
MYLAN NV	1/15/2023	3.1250%	BOND	9
MYLAN NV	6/15/2021	3.1500%	BOND	504
NATIONAL AUSTRALIA BK LTD/NY	5/22/2020	2.1250%	BOND	246

Attachment B
(In thousands)

Identity of Issuer	Maturity Dates	Interest Rates	Description	Current Value
NATIONAL RURAL UTL COOP FIN	2/7/2024	2.9500%	BOND	689
NAVIENT STUDENT LOAN TRUST	8/27/2029	2.8498%	ASSET BACKED SECURITIES	418
NAVIENT STUDENT LOAN TRUST	6/25/2065	3.6798%	ASSET BACKED SECURITIES	1,631
NAVIENT STUDENT LOAN TRUST	3/25/2066	3.5798%	ASSET BACKED SECURITIES	718
NAVIENT STUDENT LOAN TRUST	9/27/2066	2.9298%	ASSET BACKED SECURITIES	501
NBC UNVL INC	4/30/2020	5.1500%	BOND	21
NELNET STUDENT LOAN TRUST	8/23/2027	2.7631%	ASSET BACKED SECURITIES	361
NELNET STUDENT LOAN TRUST	8/23/2027	2.7631%	ASSET BACKED SECURITIES	757
NELNET STUDENT LOAN TRUST	1/25/2037	3.0598%	ASSET BACKED SECURITIES	313
NESTLE HOLDINGS INC	9/24/2023	3.3500%	BOND	833
NESTLE HOLDINGS INC	9/24/2023	3.3500%	BOND	202
NEUBERGER BERMAN CLO XVI-S LTD	1/15/2028	3.2863%	ASSET BACKED SECURITIES	989
NEW RESIDENTIAL MTG LN TR 2018-1	12/25/2057	4.0000%	ASSET BACKED SECURITIES	420
NEW RESIDENTIAL MTG LN TR 2018-2	2/25/2058	4.5000%	ASSET BACKED SECURITIES	368
NEW RESIDENTIAL MTG LN TR 2018-4	1/25/2048	3.1798%	ASSET BACKED SECURITIES	272
NEXTERA ENERGY CAP HLDGS INC	5/1/2027	3.5500%	BOND	57
NEXTERA ENERGY CAP HLDGS INC	4/1/2019	2.3000%	BOND	833
NGN 10-R2 2A	11/5/2020	2.9371%	ASSET BACKED SECURITIES	845
NGN 2010-R1	10/7/2020	2.9166%	ASSET BACKED SECURITIES	335
NIKE INC	11/1/2026	2.3750%	BOND	23
NISOURCE FIN CORP	2/15/2023	3.8500%	BOND	176
NISOURCE FIN CORP	11/17/2022	2.6500%	BOND	191
NISOURCE FIN CORP	5/15/2027	3.4900%	BOND	10
NISOURCE INC	6/15/2023	3.6500%	BOND	175
NISOURCE INC	6/15/2023	3.6500%	BOND	175
NISSAN MASTER OWNER TR	6/15/2021	1.5400%	ASSET BACKED SECURITIES	497
NISSAN MOTOR ACCEPTANCE CORP	3/15/2021	3.1500%	BOND	69
NISSAN MOTOR ACCEPTANCE CORP	9/21/2021	3.6500%	BOND	30
NOMURA HOLDINGS INC	3/19/2019	2.7500%	BOND	60
NOMURA HOLDINGS INC	3/19/2019	2.7500%	BOND	360
NORDEA BK AG MD TERM NTS BK	8/30/2023	3.7500%	BOND	197
NORDEA BNK MTN	1/27/2020	4.8750%	BOND	102
NORDIC INVT BK MTN BE	11/20/2020	1.6250%	BOND	2,748
NORFOLK SOUTHERN CORP	6/15/2026	2.9000%	BOND	72
NORFOLK SOUTHERN CORP	8/1/2025	3.6500%	BOND	40
NORTHROP GRUMM CORP	8/1/2023	3.2500%	BOND	177
NORTHROP GRUMMAN CORP	10/15/2020	2.0800%	BOND	88
NORTHROP GRUMMAN CORP	10/15/2022	2.5500%	BOND	412
NORTHROP GRUMMAN CORP	1/15/2025	2.9300%	BOND	192
NORTHROP GRUMMAN CORP	1/15/2025	2.9300%	BOND	356
NORTHROP GRUMMAN CORP	1/15/2028	3.2500%	BOND	219
NORTHSTAR ED FI	4/28/2030	2.5900%	MUNICIPAL BOND	900
NSTAR ELEC CO	5/15/2027	3.2000%	BOND	54
NUVEEN LLC	11/1/2028	4.0000%	BOND	129
NUVEEN LLC	11/1/2028	4.0000%	BOND	155
NVENT FIN SARL	4/15/2023	3.9500%	BOND	199
NVIDIA CORP	9/16/2026	3.2000%	BOND	90
NXP BV/NXP FDG LLC	6/1/2021	4.1250%	BOND	365
ONCOR ELEC	11/15/2028	3.7000%	BOND	15
ONEMAIN DIRECT AUTO RECEIVABLES TR 2018-	12/16/2024	3.4300%	ASSET BACKED SECURITIES	1,102
ONEMAIN FINL ISSUANCE TR 2017-1	9/14/2032	3.2490%	ASSET BACKED SECURITIES	802
ONEOK INC NEW	7/15/2028	4.5500%	BOND	149
ONEOK PARTNERS	3/1/2019	8.6250%	BOND	373
ORACLE CORP	2/15/2023	2.6250%	BOND	976
ORACLE CORP	7/15/2026	2.6500%	BOND	37
ORACLE CORP	11/15/2027	3.2500%	BOND	72
ORACLE CORP	7/15/2023	3.6250%	BOND	122
ORIX CORP	7/18/2022	2.9000%	BOND	254
ORIX CORP	7/18/2022	2.9000%	BOND	440
OVERSEAS PRIVATE INVT CORP	6/15/2034	3.7900%	ASSET BACKED SECURITIES	830
OZLM FDG IV LTD / LLC	10/22/2030	3.7190%	ASSET BACKED SECURITIES	992
OZLM XI LTD	10/30/2030	3.7704%	ASSET BACKED SECURITIES	248
OZLM XV LTD / OZLM XV LLC	1/20/2029	3.9590%	ASSET BACKED SECURITIES	500
PALMER SQUARE CLO 2015-1 LTD / PALMER SQ	5/21/2029	3.9458%	ASSET BACKED SECURITIES	747
PALMER SQUARE CLO 2018-2 LTD / PALMER SQ	7/16/2031	3.3618%	ASSET BACKED SECURITIES	246
PARK AVENUE INSTITUTIONAL ADVISERS CLO L	11/14/2029	3.8341%	ASSET BACKED SECURITIES	248
PATTERSON-UTI ENERGY INC	2/1/2028	3.9500%	BOND	60
PENSKE TRUCK LEASING	11/15/2026	3.4000%	BOND	51
PEPSICO INC	10/6/2026	2.3750%	BOND	73
PETROLEOS MEXICANOS	1/24/2022	4.8750%	BOND	113
PETROLEOS MEXICANOS	7/23/2020	3.5000%	BOND	362
PETROLEOS MEXICANOS	3/5/2020	6.0000%	BOND	193
PHILIP MORRIS INTL INC	8/17/2022	2.3750%	BOND	2,883
PHILLIPS	3/15/2028	3.9000%	BOND	217

Attachment B
(In thousands)

Identity of Issuer	Maturity Dates	Interest Rates	Description	Current Value
PHILLIPS 66 PARTNERS LP	2/15/2020	2.6460%	BOND	372
PIONEER NATURAL RESOURCES CO	7/15/2022	3.9500%	BOND	59
PIONEER NATURAL RESOURCES CO	1/15/2026	4.4500%	BOND	210
PLAINS AA PIP/F	10/15/2023	3.8500%	BOND	269
PLAINS AA PIPELINE	6/1/2022	3.6500%	BOND	15
PLAINS AA PIPELINE	6/1/2022	3.6500%	BOND	269
PNC BK NA PITTSBURGH PA MTN	11/5/2020	2.4500%	BOND	1,407
PNC BK NA PITTSBURGH PA MTN	6/1/2020	2.3000%	BOND	271
PNC BK NA PITTSBURGH PA MTN	7/2/2019	2.2500%	BOND	1,420
PRINCIPAL FINL GROUP INC	5/15/2023	3.1250%	BOND	30
PRINCIPAL FINL GROUP INC	11/15/2026	3.1000%	BOND	14
PRIVATE EXPORT FUNDING CORP	2/16/2021	2.6500%	BOND	440
PROGRESS ENERGY INC	3/15/2019	7.0500%	BOND	529
PROGRESS ENRG CAROLINA	9/15/2021	3.0000%	BOND	45
PRUDENTIAL FINL INC	3/27/2028	3.8780%	BOND	226
PUBLIC SERVICE ELEC & GAS CO	11/15/2022	2.6500%	BOND	568
PUBLIC STORAGE INC	9/15/2022	2.3700%	BOND	266
PUBLIC SVC ELEC GAS CO SCD MTN	6/1/2019	1.8000%	BOND	343
PUBLIC SVC ELEC GAS CO SCD MTN	3/15/2021	1.9000%	BOND	244
PUBLIC SVC ELEC GAS CO SCD MTN	9/1/2023	3.2500%	BOND	754
PUGET ENERGY INC NEW	7/15/2022	5.6250%	BOND	371
QATAR ST	4/23/2023	3.8750%	FOREIGN BOND	233
QUALCOMM INC	5/20/2024	2.9000%	BOND	43
QUALCOMM INC	5/20/2025	3.4500%	BOND	222
RABOBANK NEDERLAND NEW YORK BRH	1/19/2021	2.5000%	BOND	502
RABOBANK NEDERLAND NEW YORK BRH	4/26/2021	3.1250%	BOND	349
RAYTHEON CO	8/15/2027	7.2000%	BOND	25
RBSCF	1/15/2032	3.8336%	ASSET BACKED SECURITIES	826
REALTY INCOME CORP	10/15/2022	3.2500%	BOND	470
REFCORP PRINCIPAL STRIP	1/15/2021	0.0000%	GOVERNMENT OBLIGATIONS	412
REFCORP PRINCIPAL STRIP	7/15/2020	0.0000%	GOVERNMENT OBLIGATIONS	307
REFCORP PRINCIPAL STRIP	7/15/2020	0.0000%	GOVERNMENT OBLIGATIONS	3,073
REGENCY ENGY P LP/ REG EN F CP	10/1/2022	5.0000%	BOND	20
REGIONS FINL CORP NEW	8/14/2023	3.8000%	BOND	526
REGIONS FINL CORP NEW	8/14/2022	2.7500%	BOND	801
RELIANCE STD LIFE GLBL FDG II	1/15/2020	2.5000%	BOND	916
RELX CAPITAL INC	10/15/2022	3.1250%	BOND	10
RELX CAPITAL INC	3/16/2023	3.5000%	BOND	223
REPUBLIC SERVICES INC	5/15/2023	4.7500%	BOND	21
REPUBLIC SERVICES INC	7/1/2026	2.9000%	BOND	24
REPUBLIC SERVICES INC	11/15/2027	3.3750%	BOND	19
REPUBLIC SERVICES INC	5/15/2028	3.9500%	BOND	45
REPUBLIC SERVICES INC	9/15/2019	5.5000%	BOND	223
REYNOLDS AMERICAN INC	6/12/2020	3.2500%	BOND	388
REYNOLDS AMERICAN INC	6/12/2022	4.0000%	BOND	59
REYNOLDS AMERICAN INC	6/12/2025	4.4500%	BOND	130
REYNOLDS AMERICAN INC	9/15/2023	4.8500%	BOND	162
ROCK-TENN COMPANY	3/1/2022	4.9000%	BOND	23
ROCKWELL COLLINS INC	3/15/2022	2.8000%	BOND	78
ROPER INDUSTRIES INC NEW	9/15/2023	3.6500%	BOND	450
ROPER INDUSTRIES INC NEW	9/15/2028	4.2000%	BOND	198
ROYAL BANK OF CANADA	10/26/2020	2.1500%	BOND	276
ROYAL BANK OF CANADA	9/23/2019	2.2000%	BOND	885
ROYAL BANK OF SCOTLAND GRP PLC	9/12/2023	3.8750%	BOND	314
ROYAL BANK OF SCOTLAND GRP PLC	5/15/2023	3.4980%	BOND	192
ROYAL BANK OF SCOTLAND GRP PLC	5/15/2023	3.4980%	BOND	192
ROYAL BANK OF SCOTLAND GRP PLC	6/25/2024	4.5190%	BOND	392
ROYAL BK CDA GLB MTN SR NTS BE	4/30/2021	3.2000%	BOND	225
ROYAL BK CDA GLB MTN SR NTS BE	4/30/2021	3.2000%	BOND	100
ROYAL BK CDA GLB MTN SR NTS BE	4/30/2021	2.9104%	BOND	223
RPM INC (OHIO)	3/15/2027	3.7500%	BOND	19
RYDER SYSTEM INC	3/2/2020	2.6500%	BOND	129
SABINE PASS LIQUEFACTION LLC	3/1/2025	5.6250%	BOND	43
SABINE PASS LIQUEFACTION LLC	3/1/2025	5.6250%	BOND	234
SABINE PASS LIQUEFACTION LLC	5/15/2024	5.7500%	BOND	356
SABINE PASS LIQUEFACTION LLC	6/30/2026	5.8750%	BOND	26
SABINE PASS LIQUEFACTION LLC	3/15/2022	6.2500%	BOND	899
SABINE PASS LIQUEFACTION LLC	3/15/2022	6.2500%	BOND	158
SANTANDER DRIVE AUTO RECEIVABLES TRUST 2	7/17/2023	3.3500%	ASSET BACKED SECURITIES	290
SANTANDER UK GROUP HOLDINGS PLC	10/16/2020	2.8750%	BOND	216
SANTANDER UK GROUP HOLDINGS PLC	1/5/2024	3.3730%	BOND	769
SANTANDER UK GROUP HOLDINGS PLC	1/10/2023	3.5710%	BOND	794
SANTANDER UK PLC	11/3/2020	2.1250%	BOND	1,172
SANTANDER UK PLC FRN	11/15/2021	3.2761%	BOND	793

Attachment B
(In thousands)

Identity of Issuer	Maturity Dates	Interest Rates	Description	Current Value
SAUDI ARABIA KINGDOM	10/26/2021	2.3750%	FOREIGN BOND	318
SCHLUMBERGER FINANCE CANADA LTD	11/20/2022	2.6500%	BOND	340
SCHLUMBERGER INVT SA	8/1/2022	2.4000%	BOND	408
SCHOL 2011-A	10/28/2043	3.4093%	ASSET BACKED SECURITIES	476
SCHOLAR FUNDING TRUST 2010	10/28/2041	3.2592%	ASSET BACKED SECURITIES	262
SCSLC 14-1 A1	5/1/2030	3.2359%	ASSET BACKED SECURITIES	730
SEMPRA ENERGY	1/15/2021	2.9363%	BOND	93
SEVEN & I HLDGS CO LTD	9/17/2021	3.3500%	BOND	201
SHACKLETON 2015-VII R CLO LTD / SHACKLET	7/15/2031	3.5092%	ASSET BACKED SECURITIES	494
SHERWIN WILLIAMS CO	6/1/2022	2.7500%	BOND	315
SHIRE ACQ INV IRELAND DA	9/23/2021	2.4000%	BOND	329
SHIRE ACQ INV IRELAND DA	9/23/2021	2.4000%	BOND	1,837
SHIRE ACQ INV IRELAND DA	9/23/2023	2.8750%	BOND	274
SKY BROADCASTING GROUP	9/16/2019	2.6250%	BOND	198
SL GREEN OPER PARTNERSHIP LP	10/15/2022	3.2500%	BOND	386
SLC STUDENT LN TR 2006-2	9/15/2026	2.8882%	ASSET BACKED SECURITIES	613
SLC STUDENT LOAN TRUST 2010-1	11/25/2042	3.5519%	ASSET BACKED SECURITIES	1,066
SLM PRIVATE CR STUDENT LN TR	6/15/2023	2.9882%	ASSET BACKED SECURITIES	602
SLM STUDENT LN TR	1/26/2026	2.5799%	ASSET BACKED SECURITIES	942
SLM STUDENT LN TR	10/25/2028	2.6299%	ASSET BACKED SECURITIES	1,625
SLM STUDENT LN TR	1/27/2025	2.5899%	ASSET BACKED SECURITIES	28
SLM STUDENT LN TR	7/25/2023	2.6599%	ASSET BACKED SECURITIES	331
SMALL BUS ADMIN GTD DEV PARTN	10/1/2019	7.2000%	ASSET BACKED SECURITIES	15
SMUCKER (J.M.) CO	3/15/2020	2.5000%	BOND	153
SOUND PT CLO V-R LTD / SOUND PT CLO V-R	7/18/2031	3.4826%	ASSET BACKED SECURITIES	690
SOUND PT CLO XII LTD / SOUND PT CLO XII	10/20/2028	4.1290%	ASSET BACKED SECURITIES	750
SOUND PT CLO XXI LTD / SOUND PT CLO XXI	10/26/2031	3.5943%	ASSET BACKED SECURITIES	642
SOUTHERN COMPANY	7/1/2026	3.2500%	BOND	234
SOUTHERN POWER CO	6/1/2020	2.3750%	BOND	118
SOUTHWEST AIRLINES CO	11/5/2020	2.6500%	BOND	493
SOUTHWEST AIRLINES CO	11/16/2022	2.7500%	BOND	49
SOUTHWESTERN ELEC POWER CO	9/15/2028	4.1000%	BOND	30
SPECTRA ENERGY PARTNERS LP	3/15/2024	4.7500%	BOND	87
SPECTRA ENERGY PARTNERS LP	10/15/2026	3.3750%	BOND	103
SPIRIT AEROSYSTEMS INC	6/15/2023	3.9500%	BOND	65
SPRINGCASTLE AMER FDG LLC / CR FDG LLC /	4/25/2029	3.0500%	ASSET BACKED SECURITIES	423
SPRINGLEAF FUNDING TRUST 2015-A	11/15/2024	3.1600%	ASSET BACKED SECURITIES	297
SSBK GOVERNMENT STIF FUND	NONE	2.3134%	MUTUAL FUND	15,389
STACR TRUST	4/25/2029	3.7298%	ASSET BACKED SECURITIES	502
STACR TRUST	7/25/2029	3.6298%	ASSET BACKED SECURITIES	590
STACR TRUST	9/25/2048	3.1798%	ASSET BACKED SECURITIES	290
STACR TRUST	2/25/2047	3.2798%	ASSET BACKED SECURITIES	40
STANDARD CHARTERED PLC	1/20/2023	4.2470%	BOND	346
STANDARD CHARTERED PLC	1/20/2023	4.2470%	BOND	272
STANLEY BLACK & DECKER INC	11/15/2028	4.2500%	BOND	180
STARBUCKS CORP	8/15/2025	3.8000%	BOND	64
STARBUCKS CORP	8/15/2025	3.8000%	BOND	223
STATE GRID OVERSEAS INVT 2014 LTD	5/7/2019	2.7500%	BOND	440
STATE STREET CORP	5/19/2021	1.9500%	BOND	44
STATE STREET CORP	5/19/2026	2.6500%	BOND	28
STATE STREET CORP	12/3/2024	3.7760%	BOND	702
SUMITOMO MITSUI BANKING CORPORATION	10/18/2019	2.7546%	BOND	270
SUMITOMO MITSUI BANKING CORPORATION	1/17/2020	2.7988%	BOND	530
SUMITOMO MITSUI FINL GRP	10/18/2022	2.7780%	BOND	184
SUMITOMO MITSUI FINL GRP	7/12/2022	2.7840%	BOND	1,023
SUMITOMO MITSUI FINL GRP	7/12/2022	2.7840%	BOND	390
SUMITOMO MITSUI FINL GRP	3/9/2021	2.9340%	BOND	143
SUMITOMO MITSUI FINL GRP	7/19/2023	3.3096%	BOND	895
SUMITOMO TRUST & BANKING LTD	9/19/2019	1.9500%	BOND	253
SUNOCO LOGISTICS PRTNR OPER LP	4/1/2024	4.2500%	BOND	306
SUNTRUST BANKS INC	8/1/2022	2.4500%	BOND	458
SUNTRUST BANKS INC	1/27/2022	2.7000%	BOND	541
SUNTRUST BANKS INC	5/1/2025	4.0000%	BOND	35
SVENSKA HANDE AB PU MTN BK	9/8/2020	1.9500%	BOND	415
SVENSKA HANDELSBANKEN	3/30/2021	2.4500%	BOND	343
SVENSKA HANDELSBANKEN	1/25/2019	2.5000%	BOND	930
SWEDBANK AB MTN BE	3/14/2022	3.4775%	BOND	300
SYNCHRONY FINANCIAL	2/3/2020	2.7000%	BOND	668
SYNCHRONY FINANCIAL	8/15/2019	3.0000%	BOND	109
SYNCHRONY FINANCIAL	7/23/2025	4.5000%	BOND	84
SYNCHRONY FINANCIAL	1/15/2019	2.6000%	BOND	120
SYNCHRONY FINANCIAL	1/15/2019	2.6000%	BOND	950
SYNGENTA FIN NV	4/23/2021	3.9330%	BOND	469
SYNOVUS FINANICAL CORP	11/1/2022	3.1250%	BOND	57

Attachment B
(In thousands)

Identity of Issuer	Maturity Dates	Interest Rates	Description	Current Value
TAKEDA PHARMACEUTICAL CO LTD	11/26/2028	5.0000%	BOND	204
TELOS CLO 2013-3 LTD / LLC	7/17/2026	4.0734%	ASSET BACKED SECURITIES	747
TENCENT HLDGS LTD	1/19/2028	3.5950%	BOND	244
TENN VALLEY AUTH FED BOOK	11/1/2025	0.0000%	GOVERNMENT OBLIGATIONS	1,181
TESORO LOGISTICS LP/ FIN CORP	1/15/2025	5.2500%	BOND	356
TESORO LOGISTICS LP/ FIN CORP	10/15/2022	6.2500%	BOND	84
TEVA PHARMACEUTICAL FIN NETH III B V	7/21/2021	2.2000%	BOND	1,186
TEXAS EASTN TRANSMISSION LP	10/15/2022	2.8000%	BOND	29
TEXAS EASTN TRANSMISSION LP	1/15/2028	3.5000%	BOND	224
THERMO ELECTRON CORP	8/15/2021	3.6000%	BOND	145
THERMO ELECTRON CORP	4/15/2023	3.0000%	BOND	681
THERMO ELECTRON CORP	1/15/2023	3.1500%	BOND	294
THERMO ELECTRON CORP	2/1/2024	4.1500%	BOND	111
TICP CLO IV LTD / TICP CLO IV LLC	7/20/2027	3.2690%	ASSET BACKED SECURITIES	495
TIME WARNER CABLE INC	9/1/2021	4.0000%	BOND	124
TIME WARNER INC NEW	2/15/2027	3.8000%	BOND	160
TOKYO, METROPOLIS OF	6/8/2022	2.5000%	BOND	392
TORONTO DOMINION SR MTN BK	7/19/2023	3.5000%	BOND	81
TOTAL SYSTEM SERVICES INC	6/1/2023	3.7500%	BOND	60
TOTAL SYSTEM SERVICES INC	4/1/2021	3.8000%	BOND	40
TOTAL SYSTEM SERVICES INC	6/1/2023	4.0000%	BOND	140
TOTAL SYSTEM SERVICES INC	6/1/2028	4.4500%	BOND	172
TOWD PT MTG TR 2017 5	2/25/2057	3.0298%	ASSET BACKED SECURITIES	1,019
TOWD PT MTG TR 2017-4	6/25/2057	2.7500%	ASSET BACKED SECURITIES	1,072
TOWD PT MTG TR 2018-1	1/25/2058	3.0000%	ASSET BACKED SECURITIES	153
TOWD PT MTG TR 2018-2	3/25/2058	3.2500%	ASSET BACKED SECURITIES	342
TOWD PT MTG TR 2018-3	5/25/2058	3.7500%	ASSET BACKED SECURITIES	826
TOWD PT MTG TR 2018-6	3/25/2058	3.7500%	ASSET BACKED SECURITIES	185
TOYOTA MOTOR CREDIT CRP	9/20/2023	3.4500%	BOND	60
TOYOTA MOTOR CREDIT CRP	9/8/2022	3.2471%	BOND	1,783
TOYOTA MOTOR CREDIT CRP	5/17/2022	3.0400%	BOND	593
TRANSCANADA PIPELINES LTD	8/1/2022	2.5000%	BOND	278
TRANSCANADA PIPELINES LTD	10/16/2023	3.7500%	BOND	55
TRANSCONTINENTAL GAS LINE LLC	3/15/2028	4.0000%	BOND	235
TRANSCONTINENTAL GAS LINE LLC	2/1/2026	7.8500%	BOND	241
TRIMBLE NAVIGATION LTD	6/15/2023	4.1500%	BOND	63
TRINITAS CLO V LTD / LLC	10/25/2028	4.1899%	ASSET BACKED SECURITIES	750
TRINITY ACQUISITION PLC	8/15/2023	4.6250%	BOND	31
TYCO ELECTRONICS GROUP SA	8/1/2024	3.4500%	BOND	19
TYCO INTL LTD NEW	2/14/2026	3.9000%	BOND	74
TYSON FOODS INC	8/15/2019	2.6500%	BOND	393
TYSON FOODS INC	6/2/2027	3.5500%	BOND	65
TYSON FOODS INC	9/28/2023	3.9000%	BOND	45
TYSON FOODS INC	9/28/2023	3.9000%	BOND	250
U.S. TREASURY C0UPON STRIPS	11/15/2022	0.0000%	TREASURY NOTES	3,037
U.S. TREASURY C0UPON STRIPS	5/15/2022	0.0000%	TREASURY NOTES	2,204
U.S. TREASURY C0UPON STRIPS	5/15/2035	0.0000%	TREASURY NOTES	310
UBS AG LONDON B	6/8/2020	2.2000%	BOND	226
UBS AG LONDON B	12/1/2020	2.4500%	BOND	196
UBS AG LONDON B	12/1/2020	2.4500%	BOND	319
UBS AG STAMFORD BRH MTN SR BE	3/26/2020	2.3500%	BOND	505
UBS COML MTG TR 2017-C7	12/15/2050	3.5860%	ASSET BACKED SECURITIES	914
UBS COML MTG TR 2018-C10	5/15/2051	3.5592%	ASSET BACKED SECURITIES	1,521
UBS GROUP FDG SWITZ AG	8/15/2023	2.8590%	BOND	231
UBS GROUP FDG SWITZ AG	8/15/2023	3.5661%	BOND	1,468
UBS GROUP FUNDING	9/24/2020	2.9500%	BOND	495
UBS GROUP FUNDING	9/24/2025	4.1250%	BOND	199
UBS GROUP FUNDING	2/1/2022	2.6500%	BOND	847
UBS GROUP FUNDING	4/15/2021	3.0000%	BOND	273
UDR INC MED TRM NTS BOOK ENTRY	9/1/2026	2.9500%	BOND	922
UNION PACIFIC CORP	3/1/2026	2.7500%	BOND	9
UNION PACIFIC CORP	6/8/2023	3.5000%	BOND	175
UNION PACIFIC CORP	9/10/2028	3.9500%	BOND	45
UNITED MEXICAN STS MTN BE	3/15/2022	3.6250%	FOREIGN BOND	87
UNITED STATES TREASURY BOND	8/15/2045	2.8750%	TREASURY BOND	176
UNITED STATES TREASURY BOND	11/15/2046	2.8750%	TREASURY BOND	1,753
UNITED STATES TREASURY BOND	8/15/2048	3.0000%	TREASURY BOND	1,535
UNITED STATES TREASURY BOND	8/15/2048	3.0000%	TREASURY BOND	608
UNITED STATES TREASURY BOND	5/15/2045	3.0000%	TREASURY BOND	1,115
UNITED STATES TREASURY BOND	5/15/2048	3.1250%	TREASURY BOND	97
UNITED STATES TREASURY BOND	11/15/2043	3.7500%	TREASURY BOND	436
UNITED STATES TREASURY BOND	11/15/2044	3.0000%	TREASURY BOND	905
UNITED STATES TREASURY BOND	8/15/2043	3.6250%	TREASURY BOND	2,051
UNITED STATES TREASURY BOND	2/15/2048	1.0000%	TREASURY BOND	1,042

Attachment B
(In thousands)

Identity of Issuer	Maturity Dates	Interest Rates	Description	Current Value
UNITED TECHNOLOGIES CORP	8/16/2021	3.3500%	BOND	155
UNITED TECHNOLOGIES CORP	11/16/2028	4.1250%	BOND	258
UNITEDHEALTH GROUP INC	7/15/2020	2.7000%	BOND	374
UNITEDHEALTH GROUP INC	10/15/2022	2.3750%	BOND	160
UNITEDHEALTH GROUP INC	10/15/2022	2.3750%	BOND	460
UNITEDHEALTH GROUP INC	3/15/2026	3.1000%	BOND	68
UNUMPROVIDENT CORP	5/15/2021	3.0000%	BOND	692
US BANCORP MED	7/15/2022	2.9500%	BOND	173
US BANCORP MTN BK ENTRY	4/27/2027	3.1500%	ASSET BACKED SECURITIES	24
UST BILLS	1/22/2019	0.0000%	TREASURY BILLS	3,995
UST BILLS	1/31/2019	0.0000%	TREASURY BILLS	6,588
UST BILLS	2/12/2019	0.0000%	TREASURY BILLS	399
UST NOTES	6/30/2021	1.1250%	TREASURY NOTES	6,009
UST NOTES	7/31/2021	1.1250%	TREASURY NOTES	4,893
UST NOTES	7/31/2021	1.1250%	TREASURY NOTES	5,893
UST NOTES	9/30/2021	1.1250%	TREASURY NOTES	762
UST NOTES	9/30/2021	1.1250%	TREASURY NOTES	1,765
UST NOTES	3/31/2020	1.3750%	TREASURY NOTES	79
UST NOTES	4/30/2021	1.3750%	TREASURY NOTES	4,096
UST NOTES	5/31/2021	1.3750%	TREASURY NOTES	2,447
UST NOTES	5/31/2021	1.3750%	TREASURY NOTES	1,559
UST NOTES	9/15/2020	1.3750%	TREASURY NOTES	795
UST NOTES	1/31/2021	1.3750%	TREASURY NOTES	3,126
UST NOTES	3/15/2020	1.6250%	TREASURY NOTES	4,598
UST NOTES	5/31/2022	1.7500%	TREASURY NOTES	4,725
UST NOTES	5/31/2022	1.7500%	TREASURY NOTES	4,764
UST NOTES	11/30/2021	1.7500%	TREASURY NOTES	1,778
UST NOTES	11/30/2021	1.7500%	TREASURY NOTES	21,261
UST NOTES	3/31/2022	1.8750%	TREASURY NOTES	5,691
UST NOTES	7/31/2022	1.8750%	TREASURY NOTES	4,671
UST NOTES	7/31/2022	1.8750%	TREASURY NOTES	4,407
UST NOTES	9/30/2022	1.8750%	TREASURY NOTES	1,859
UST NOTES	1/31/2022	1.8750%	TREASURY NOTES	6,129
UST NOTES	12/31/2019	1.8750%	TREASURY NOTES	3,673
UST NOTES	4/30/2022	1.8750%	TREASURY NOTES	3,325
UST NOTES	4/30/2022	1.8750%	TREASURY NOTES	5,395
UST NOTES	1/15/2021	2.0000%	TREASURY NOTES	1,207
UST NOTES	11/15/2026	2.0000%	TREASURY NOTES	3,090
UST NOTES	11/15/2026	2.0000%	TREASURY NOTES	955
UST NOTES	12/31/2021	2.0000%	TREASURY NOTES	7,200
UST NOTES	5/15/2025	2.1250%	TREASURY NOTES	6,823
UST NOTES	6/30/2022	2.1250%	TREASURY NOTES	1,126
UST NOTES	7/31/2024	2.1250%	TREASURY NOTES	2,299
UST NOTES	7/31/2024	2.1250%	TREASURY NOTES	4,833
UST NOTES	9/30/2024	2.1250%	TREASURY NOTES	1,879
UST NOTES	2/29/2020	2.2500%	TREASURY NOTES	14,416
UST NOTES	8/15/2027	2.2500%	TREASURY NOTES	3,777
UST NOTES	11/15/2027	2.2500%	TREASURY NOTES	4,297
UST NOTES	12/31/2023	2.2500%	TREASURY NOTES	10,169
UST NOTES	8/15/2024	2.3750%	TREASURY NOTES	1,610
UST NOTES	3/31/2023	2.5000%	TREASURY NOTES	4,561
UST NOTES	3/31/2023	2.5000%	TREASURY NOTES	4,731
UST NOTES	12/31/2020	2.5000%	TREASURY NOTES	3,219
UST NOTES	6/30/2023	2.6250%	TREASURY NOTES	2,181
UST NOTES	7/15/2021	2.6250%	TREASURY NOTES	2,244
UST NOTES	7/15/2021	2.6250%	TREASURY NOTES	6,522
UST NOTES	12/15/2021	2.6250%	TREASURY NOTES	1,130
UST NOTES	12/15/2021	2.6250%	TREASURY NOTES	1,140
UST NOTES	12/31/2023	2.6250%	TREASURY NOTES	1,287
UST NOTES	12/31/2023	2.6250%	TREASURY NOTES	166
UST NOTES	2/15/2028	2.7500%	TREASURY NOTES	1,308
UST NOTES	9/30/2020	2.7500%	TREASURY NOTES	9,951
UST NOTES	11/30/2020	2.7500%	TREASURY NOTES	1,170
UST NOTES	11/30/2020	2.7500%	TREASURY NOTES	—
UST NOTES	4/30/2025	2.8750%	TREASURY NOTES	61
UST NOTES	5/31/2025	2.8750%	TREASURY NOTES	56
UST NOTES	8/15/2028	2.8750%	TREASURY NOTES	203
UST NOTES	9/30/2023	2.8750%	TREASURY NOTES	788
UST NOTES	10/15/2021	2.8750%	TREASURY NOTES	8,958
UST NOTES	10/31/2023	2.8750%	TREASURY NOTES	4,808
UST NOTES	11/15/2021	2.8750%	TREASURY NOTES	6,395
UST NOTES	11/30/2023	2.8750%	TREASURY NOTES	117
UST NOTES	11/30/2025	2.8750%	TREASURY NOTES	1,650
UST NOTES	11/30/2025	2.8750%	TREASURY NOTES	3,055

Attachment B
(In thousands)

Identity of Issuer	Maturity Dates	Interest Rates	Description	Current Value
UST NOTES	11/15/2028	3.1250%	TREASURY NOTES	1,365
UST NOTES	8/15/2021	2.1250%	TREASURY NOTES	708
UST NOTES	1/15/2025	0.2500%	TREASURY BOND	5,830
UST NOTES	4/15/2023	0.6250%	TREASURY BOND	4,562
UST NOTES	7/15/2028	0.7500%	TREASURY BOND	1,322
UST NOTES	7/15/2028	0.7500%	TREASURY BOND	937
UST NOTES	7/15/2028	0.7500%	TREASURY BOND	740
UTAH ST BRD REGENTS STUDENT LN	5/1/2029	3.4290%	ASSET BACKED SECURITIES	170
UTAH ST BRD REGENTS STUDENT LN	5/1/2035	3.5860%	ASSET BACKED SECURITIES	450
UTAH ST BRD REGENTS STUDENT LN	5/1/2035	3.5860%	ASSET BACKED SECURITIES	350
VALERO ENERGY CORP NEW	6/1/2028	4.3500%	BOND	25
VERIZON COMMUNICATIONS INC	8/15/2026	2.6250%	BOND	159
VERIZON COMMUNICATIONS INC	11/1/2021	3.0000%	BOND	224
VERIZON COMMUNICATIONS INC	11/1/2021	3.0000%	BOND	677
VERIZON COMMUNICATIONS INC	2/15/2025	3.3760%	BOND	676
VERIZON COMMUNICATIONS INC	3/16/2027	4.1250%	BOND	10
VERIZON COMMUNICATIONS INC	9/21/2028	4.3290%	BOND	282
VERIZON COMMUNICATIONS INC	9/21/2028	4.3290%	BOND	813
VIRGINIA ELECTRIC AND POWER CO	5/15/2025	3.1000%	BOND	170
VIRGINIA ELECTRIC AND POWER CO	4/1/2028	3.8000%	BOND	30
VISA INC	12/14/2025	3.1500%	BOND	762
VODAFONE GROUP PLC	1/16/2024	3.7500%	BOND	444
VODAFONE GROUP PLC	1/16/2024	3.7500%	BOND	197
VODAFONE GROUP PLC	5/30/2025	4.1250%	BOND	608
VOLKSWAGEN GROUP AMER FIN LLC	11/13/2020	3.8750%	BOND	372
VOLKSWAGEN GROUP AMER FIN LLC	11/13/2020	3.8750%	BOND	236
VOLKSWAGEN GROUP AMER FIN LLC	11/12/2021	4.0000%	BOND	200
VOLKSWAGEN GROUP AMER FIN LLC	11/12/2021	4.0000%	BOND	296
VULCAN MATERIALS CO	3/1/2021	3.3881%	BOND	978
WALGREENS BOOTS ALLIANCE INC	6/1/2026	3.4500%	BOND	140
WALGREENS BOOTS ALLIANCE INC	11/18/2024	3.8000%	BOND	8
WAL-MART STORES INC	6/26/2028	3.7000%	BOND	152
WASTE MANAGEMENT INC DEL	9/15/2022	2.9000%	BOND	192
WEA FIN LLC/WESTFIELD UK & EUR FIN PLC	10/5/2020	3.2500%	BOND	899
WEC ENERGY GROUP INC	6/15/2021	3.3750%	BOND	45
WELLPOINT INC	5/15/2022	3.1250%	BOND	15
WELLS FARGO & CO	3/4/2021	2.5000%	BOND	1,124
WELLS FARGO & CO	4/22/2026	3.0000%	BOND	103
WELLS FARGO & CO	2/11/2022	3.5481%	BOND	695
WELLS FARGO BK NA SAN FRANCISC O CALIF M	1/15/2021	2.6000%	BOND	1,057
WELLS FARGO BK NA SAN FRANCISC O CALIF M	8/14/2023	3.5500%	BOND	473
WELLS FARGO BK NA SAN FRANCISC O CALIF M	8/14/2023	3.5500%	BOND	299
WELLS FARGO CO NEW MTN SR NTS	7/22/2020	2.6000%	BOND	114
WELLS FARGO CO NEW MTN SR NTS	5/22/2028	3.5840%	BOND	163
WELLS FARGO CO NEW MTN SR NTS	12/7/2020	2.5500%	BOND	99
WELLS FARGO CO NEW MTN SR NTS	7/22/2022	2.6250%	BOND	419
WELLS FARGO CO NEW MTN SR NTS	7/22/2022	2.6250%	BOND	1,977
WELLS FARGO CO NEW MTN SR NTS	2/19/2025	3.0000%	BOND	1,414
WELLS FARGO CO NEW MTN SR NTS	2/13/2023	3.4500%	BOND	196
WELLS FARGO COML MTG TR	5/15/2048	3.5400%	ASSET BACKED SECURITIES	390
WELLS FARGO COML MTG TR	3/15/2050	2.7490%	ASSET BACKED SECURITIES	1,382
WELLS FARGO COML MTG TR	3/15/2044	3.3824%	ASSET BACKED SECURITIES	156
WELLS FARGO COML MTG TR	3/15/2047	3.1824%	ASSET BACKED SECURITIES	1,046
WELLS FARGO COML MTG TR	3/15/2045	3.0370%	ASSET BACKED SECURITIES	799
WELLS FARGO COML MTG TR	6/15/2046	3.0730%	ASSET BACKED SECURITIES	193
WELLS FARGO COML MTG TR	8/15/2047	3.6780%	ASSET BACKED SECURITIES	868
WESTERN GAS PARTNERS LP	6/1/2025	3.9500%	BOND	118
WESTPAC BANKING CORP	3/6/2020	2.1500%	BOND	64
WESTPAC BANKING CORP	11/23/2020	2.6000%	BOND	133
WESTPAC BANKING CORP	5/15/2023	3.6500%	BOND	186
WILLIAMS PARTNERS L P	3/15/2022	3.6000%	BOND	393
WILLIAMS PRTN MTN	11/15/2020	4.1250%	BOND	30
WILLIS NORTH AMERICA INC	5/15/2024	3.6000%	BOND	283
WISCONSIN ENERGY CORP	6/15/2020	2.4500%	BOND	158
WISCONSIN PWR & LT CO	10/15/2027	3.0500%	BOND	57
WSLT 2005-1 A5	1/26/2026	2.6199%	ASSET BACKED SECURITIES	34
WSLT 2005-1 A5	1/26/2026	2.6199%	ASSET BACKED SECURITIES	34
XEROX CORP	9/1/2020	2.7500%	BOND	442
YORK CLO 2 LTD / YORK CLO 2 LLC	1/22/2031	3.6190%	ASSET BACKED SECURITIES	494
ZAIS CLO 7 LTD	4/15/2030	3.7263%	ASSET BACKED SECURITIES	249
ZF NORTH AMER CAP INC	4/29/2022	4.5000%	BOND	156

Attachment B
(In thousands)

Identity of Issuer	Maturity Dates	Interest Rates	Description	Current Value
ZIMMER HOLDINGS INC	4/1/2022	3.1500%	BOND	978
ZIMMER HOLDINGS INC	4/1/2025	3.5500%	BOND	95
NET PAYABLES				(45,565)
TOTAL SYNTHETIC GUARANTEED INVESTMENT CONTRACTS, AT FAIR VALUE				1,056,386
ADJUSTMENT FROM FAIR VALUE TO CONTRACT VALUE				4,717
TOTAL SYNTHETIC GUARANTEED INVESTMENT CONTRACTS, AT CONTRACT VALUE				$1,061,103

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the persons who administer the Plan have duly caused this annual report to be signed on its behalf by the undersigned, hereunto duly authorized.

CBS 401(k) PLAN

Date: June 27, 2019	By:	/s/ Stephen D. Mirante
Stephen D. Mirante
Member of the Retirement Committee